    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 12, 1999


                                                      REGISTRATION NO. 333-82121
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                 AUTOCYTE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    3826                                   56-1995728
      (STATE OR OTHER JURISDICTION              (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
    OF INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NUMBER)

                              780 PLANTATION DRIVE
                        BURLINGTON, NORTH CAROLINA 27215
                                 (336) 222-9707
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                             JAMES B. POWELL, M.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 AUTOCYTE, INC.
                              780 PLANTATION DRIVE
                        BURLINGTON, NORTH CAROLINA 27215
                                 (336) 222-9707
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                             STEVEN N. FARBER, ESQ.
                            MARC A. RUBENSTEIN, ESQ.
                               PALMER & DODGE LLP
                               ONE BEACON STREET
                          BOSTON, MASSACHUSETTS 02108
                                 (617) 573-0100

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED AUGUST 12, 1999


--------------------------------------------------------------------------------

                                 AUTOCYTE, INC.

                              780 PLANTATION DRIVE
                              BURLINGTON, NC 27215
                                 (336) 222-9707

--------------------------------------------------------------------------------

                                 AUTOCYTE, INC.

                                1,400,000 SHARES
                                  COMMON STOCK


     This prospectus relates to 1,400,000 shares of common stock, $0.01 par value per share, of AutoCyte. We are registering these shares on behalf of the selling stockholder named on page 54 of this prospectus, to be offered and sold and distributed by it from time to time. We are not selling any of these shares and will not receive any proceeds from the sale of these shares. AutoCyte common stock trades on the Nasdaq National Market under the symbol "ACYT." On August 10, 1999, the last reported per share sale price of AutoCyte common stock was $4.125


     The selling stockholder may sell or distribute the shares of common stock at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. The selling stockholder will pay all brokerage fees and commissions in connection with the sale of the shares. We are paying expenses relating to the registration of the shares with the Securities and Exchange Commission.

                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF SHARES OF COMMON STOCK.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

            THE DATE OF THIS PROSPECTUS IS                  , 1999.

                               TABLE OF CONTENTS


Prospectus Summary..........................................    3
  AutoCyte..................................................    3
  Forward-Looking Statements................................    4
  The Offering..............................................    4
Summary Financial Data......................................    5
Risk Factors................................................    6
Price Range of Common Stock.................................   14
Use of Proceeds.............................................   14
Selected Consolidated Financial Data........................   15
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   16
Business....................................................   22
Management..................................................   41
  Summary Compensation Table................................   45
  Option Grants in Last Fiscal Year.........................   46
  Aggregated Option Exercises in Last Fiscal Year and Fiscal
     Year-End Option Values.................................   47
Stock Plans.................................................   47
Compensation Committee Interlocks, Insider Participation and
  Certain Transactions......................................   48
Principal and Selling Stockholders..........................   49
Description of Capital Stock................................   51
Plan of Distribution........................................   52
Legal Matters...............................................   53
Experts.....................................................   53
Where You Can Find More Information.........................   53

                               PROSPECTUS SUMMARY


     This summary is qualified by the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this prospectus. Where the context permits or requires, references to AutoCyte also include the cytology and pathology automation business as conducted by our predecessor, Roche Image Analysis Systems, Inc. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors discussed under "Risk Factors" and elsewhere in this prospectus.

                                    AUTOCYTE


     AutoCyte develops, manufactures and markets the only integrated automated sample preparation and image analysis system to support professionals in cervical cancer screening. Our integrated system is comprised of two separate products: the AutoCyte PREP System(TM) for sample preparation and the AutoCyte SCREEN System(TM) for image analysis. On June 17, 1999, we received regulatory approval from the FDA to market PREP as a replacement for the conventional Pap smear preparation. We are currently seeking regulatory approval of SCREEN for sale in the United States for cervical cancer screening. We began sales of PREP in the United States for non-gynecologic applications in 1993 and with recent FDA approval, have begun selling PREP in the United States for gynecologic applications, its principal application. In addition, our Pathology Workstation product line works with some of our other product offerings to provide tools for data storage and transmission of cellular and tissue images, and tools for diagnosis of disease from cytology and pathology specimens.


     PREP is a proprietary automated liquid-based sample preparation system that prepares slides with a homogeneous layer, or thin-layer, of cervical cells. We designed PREP to operate both as an independent sample preparation system and with SCREEN as part of an integrated diagnostic system. We believe PREP will improve laboratory productivity and reduce interpretation errors, as compared to conventional Pap smears, by producing cell samples that are:

     - clearer than conventional Pap smear samples;

     - more uniform than conventional Pap smear samples; and

     - easier to interpret than conventional Pap smear samples.

SCREEN is an automated image analysis system that combines our own imaging technology and classification software with off-the-shelf computer hardware to screen and classify slides prepared using PREP. We designed SCREEN to be an interactive support tool for the laboratory professional in the primary screening of cervical cells. SCREEN may also serve quality control and adjunctive testing purposes. By designing PREP and SCREEN to function together, we have developed a system which we believe will operate at a higher production level and with greater diagnostic sensitivity than the conventional Pap smear test and other cervical cancer screening systems.

     On May 18, 1999 we completed our acquisition of the intellectual property estate of Neuromedical Systems, Inc. for $4.0 million in cash and the issuance of 1.4 million shares of our common stock. Concurrent with the execution of an asset purchase agreement on March 25, 1999, NSI filed a voluntary Chapter 11 petition in the U.S. Bankruptcy Court for the District of Delaware. Our purchase of the intellectual property estate was completed when the bankruptcy court subsequently approved the transaction.

     On June 4, 1999, we signed an agreement to merge with NeoPath, Inc., a provider of products used to screen conventional Pap smears. If this transaction is completed, the stockholders of NeoPath would own approximately half of our outstanding common stock. See the overview under "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of this transaction. We are currently working with NeoPath on a supplemental study to obtain approval from the FDA to use NeoPath's AutoPap Primary Screening System to screen our PREP slides. We believe that merging with NeoPath will provide us with several strategic advantages. First, if the AutoPap PMA supplement is approved, we will at that point have an FDA approved combined system for cervical cytology sample preparation and computer-ized screening. Second, AutoPap is currently FDA-approved to screen conventional Pap smears. As a combined company, this will allow us to penetrate the clinical laboratory market prior to its conversion to thin-layer technology. Additionally, the combination of the two companies will provide cost savings through elimination of redundant costs.


                           FORWARD-LOOKING STATEMENTS



     This prospectus contains "forward-looking statements" as defined under securities laws. These statements can be identified by the use of terminology such as "believes," "expects," "anticipates," "plans," "may," "will," "projects," "continues," "estimates," "potential," "opportunity" and so on. These forward-looking statements may be found in the "Summary," "Risk Factors," "Business," and other sections of this prospectus. Our actual results or experience could differ significantly from the forward-looking statements. Factors that could cause or contribute to these differences include those discussed in "Risk Factors," as well as those discussed elsewhere in this prospectus. You should carefully consider that information before you make an investment decision.



     You should not place undue reliance on these statements, which speak only as of the date that they were made. These cautionary statements should be considered in connection with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to these forward-looking statements after completion of the offering to reflect later events or circumstances or to reflect the occurrence of unanticipated events.


                                  THE OFFERING


Issuer...............................................  AutoCyte, Inc.
Shares of common stock offered by the selling
  stockholder........................................  1,400,000
Common stock outstanding as of July 31, 1999.........  14,291,549
Use of Proceeds......................................  AutoCyte will not receive any proceeds from sales made hereunder
Listing..............................................  Nasdaq National Market
Trading Symbol.......................................  ACYT

                             SUMMARY FINANCIAL DATA




                                                        PRO FORMA
                                                        COMBINED
                                  PREDECESSOR(1)       PREDECESSOR
                                -------------------       AND                                      AUTOCYTE
                                    YEARS ENDED         AUTOCYTE            AUTOCYTE              SIX MONTHS
                                   DECEMBER 31,        YEAR ENDED    YEAR ENDED DECEMBER 31,    ENDED JUNE 30,
                                -------------------   DECEMBER 31,   -----------------------   -----------------
                                  1994       1995       1996(2)         1997         1998       1998      1999
                                --------   --------   ------------   ----------   ----------   -------   -------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net sales...................  $  3,396   $  3,396     $  1,876      $  2,668     $  4,770    $ 2,279   $ 2,349
  Gross profit (loss).........       796        982       (1,032)          715        1,787        798       538
  Research and development....     3,605      5,074        4,366         4,462        4,700      2,273     2,286
  Selling, general and
     administrative...........     8,479      7,895       12,491         6,532        7,458      3,842     3,628
  Nonrecurring expenses (3)...        --         --           --            --           --         --     3,481
  Operating loss..............   (11,288)   (11,987)     (17,889)      (10,279)     (10,370)    (5,317)   (8,857)
  Net loss....................  $(11,288)  $(11,987)    $(17,846)     $(10,985)    $ (9,090)   $(4,603)  $(8,507)
                                ========   ========     ========      ========     ========    =======   =======
  Net loss per share (basic
     and diluted)(4)..........                                        $  (1.59)    $  (0.72)   $ (0.36)  $ (0.65)
                                                                      ========     ========    =======   =======
  Weighted-average shares
     outstanding(4)...........                                           6,903       12,664     12,638    13,163
                                                                      ========     ========    =======   =======



                                                              JUNE 30, 1999
                                                              -------------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................     $11,817
  Working capital...........................................      13,227
  Total assets..............................................      32,387
  Total stockholders' equity................................      28,257


---------------
(1) Reflects the operations of the cytology and pathology automation business as conducted by Roche Image Analysis Systems.

(2) Reflects the operations of the cytology and pathology automation business as conducted by Roche Image Analysis Systems from January 1, 1996 through November 21, 1996 and our operations from November 22, 1996 through December 31, 1996.


(3) Nonrecurring expenses consists of in-process research and development acquired from Neuromedical Systems, Inc. and expenses associated with the NeoPath Merger.



(4) See Note 2 of Notes to our Financial Statements for information concerning the computation of net loss per share and shares used in computing net loss per share. Net loss per share is not disclosed for periods prior to November 22, 1996 since Roche Image Analysis Systems operated as a wholly owned subsidiary of Roche Holding Ltd. prior to the formation of AutoCyte.

                                  RISK FACTORS

WE ARE A YOUNG COMPANY THAT HAS NOT YET GENERATED ANY SIGNIFICANT REVENUE THROUGH THE SALE OF OUR PRODUCTS AND WE MAY NEVER GENERATE ANY SIGNIFICANT REVENUE FROM THE SALE OF OUR PRODUCTS.

     So far, we have generated only limited revenues from the sale of our products. Of our two principal products, only PREP has been approved by the FDA for sale in the United States for gynecologic purposes. Since we started operations in November 1996, we have financed our operations through the following sources:

     - the private placement and public sale of equity securities;

     - borrowing; and

     - limited sales of our products.


     We may not be able to successfully achieve all of the elements necessary for us to become a profitable company. To become a profitable company and sustain profitability, we must:


     - successfully market PREP in the United States;


     - develop new products;


     - manufacture our products profitably and at an acceptable level of quality; and

     - establish appropriate internal financial controls and other infrastructure necessary to support large-scale business operations.

If we fail or run into difficulties in any of these aspects of our business, it would harm our future ability to become a profitable company.

OUR ABILITY TO SUCCESSFULLY MARKET AND SELL OUR PRODUCTS DEPENDS ON RECEIVING AND MAINTAINING FDA APPROVAL OF OUR PRODUCTS AND WE HAVE YET TO OBTAIN FDA APPROVAL FOR ONE OF OUR TWO PRINCIPAL PRODUCTS.

     We must obtain FDA approval of our products before we can market and sell them for their principal intended use in the United States. Our two principal products are PREP and SCREEN. So far, only PREP has received FDA approval for its principal intended use. If we fail to obtain and maintain FDA approval for SCREEN, or any of our other products, our future product sales will be far less than we anticipate and may be insufficient to continue our operations.

     To obtain FDA approval for our products, we must submit a premarket approval application to the FDA. Several factors affect our ability to successfully obtain FDA approval for the sale of our products, including the following:

     - we have only limited experience with the FDA premarket approval application process;

     - the premarket approval application process can be expensive and time-consuming, frequently lasting three to five years or more;

     - we have and may continue to encounter unanticipated delays or significant unanticipated costs in our efforts to secure FDA approval;

     - ultimately, we have no assurance that the FDA will ever approve our products for their principal intended use; and

     - even if we receive approval on the premarket approval applications for our products, the FDA's approval may still not allow us to make some of the specific claims for which we sought FDA approval.

     In addition to the premarket approval application process, we may face further difficulties in connection with FDA approval of our products for the following reasons:

     - FDA regulations require submission and approval of a premarket approval application supplement for certain changes to a product if the changes affect the safety and effectiveness of the product;

     - even if we obtain FDA approval of our premarket approval applications, that approval may include significant limitations on the indicated uses for which we may market our products;

     - an approved product is still subject to continual review and regulation by the FDA and other regulatory agencies, so long as the product is being marketed. During this continual review process, any subsequent discovery of previously unknown problems with the product or a failure of the product to comply with any applicable regulatory requirements can result in, among other things:

        - fines;

        - the refusal of the FDA to approve further premarket approval applications;

        - suspension or withdrawal of our FDA approvals;

        - product recalls;

        - operating restrictions, including total or partial suspension of production, distribution, sales and marketing;

        - injunctions;

        - civil penalties; or

        - product seizures and criminal prosecution of our company, our officers or our employees.

OUR LONG-TERM SUCCESS DEPENDS ON MARKET ACCEPTANCE OF OUR PRINCIPAL PRODUCTS IN PLACE OF BOTH CONVENTIONAL PAP SMEARS AND COMPETITORS' PRODUCTS DESIGNED TO REPLACE CONVENTIONAL PAP SMEARS AND WE HAVE NO ASSURANCE THAT OUR PRODUCTS WILL BE SUCCESSFUL IN ACHIEVING THIS MARKET ACCEPTANCE.

     Our success and growth depends primarily on market acceptance by clinical laboratories, third party payors and health care providers of PREP and SCREEN for their primary intended use in cervical cancer screening. PREP and SCREEN may never be widely accepted by the market. Market acceptance of PREP and SCREEN will depend on:

     - our ability to convince the market that there are limitations in the conventional Pap smear process of sample collection, slide preparation and screening; and

     - our ability to convince the market that PREP and SCREEN are better than the conventional Pap smear process because they substantially overcome its shortcomings.

     We may not be able to convince the market that PREP and SCREEN are cost competitive compared to the conventional Pap smear process. In addition, clinical laboratories, third-party payors, and health care providers may not accept PREP and SCREEN as a replacement to the conventional Pap smear collection process. Even if PREP and SCREEN do gain market acceptance, their level of sales will still largely depend on the availability and level of reimbursement from third-party payors, such as private insurance plans, managed care organizations and Medicare and Medicaid.

     Beyond the uncertainty of general market acceptance, we also face competition from other companies who have recently introduced systems for screening conventional Pap smear slides. Like us, these competitors also claim that their products offer substantial improvements over the conventional Pap smear process. Widespread market acceptance of any of these competing products or any other alternative cervical cancer screening systems could harm our ability to successfully sell our products. If we are unable to sell our products, it would prevent us from becoming a profitable company.

THE CERVICAL CANCER DIAGNOSTIC MARKET HAS A NUMBER OF COMPANIES WITH PRODUCTS THAT ARE ALREADY FDA APPROVED AND MANY OF THESE COMPANIES POSSESS SIGNIFICANT COMPETITIVE ADVANTAGES OVER US.

     The diagnostic market for cervical cancer currently consists of both the conventional Pap smear procedure and new and developing technology. Some of these newly-developed technologies have already received FDA approval with product labeling that says they are significantly more effective than the conventional Pap smear for the detection of disease in certain patient populations. We may not be able to successfully compete against companies marketing products based on competing technologies.

     Within the diagnostic market for cervical cancer, we face direct competition from several publicly-traded and privately-held companies. Some of these companies, like us, manufacture thin-layer slide preparation or automated imaging systems. As a result, our products could be rendered obsolete or uneconomical because of:

     - technological advances by our current or future competitors;

     - the introduction and market acceptance of our competitors' products; or

     - the introduction and market acceptance of new detection methods.

     In addition, many of our existing and potential competitors have several competitive advantages over us because they:

     - possess greater financial, marketing, sales, distribution and technological resources;

     - have more experience in research and development, clinical trials, regulatory matters, customer support, manufacturing and marketing; and

     - have received third-party payor reimbursement for their products.

     Finally, we currently have limited experience in several areas that could limit our ability to compete, including:

     - manufacturing efficiency;

     - marketing and sales; and

     - customer service and support.


SINCE OUR INCEPTION, WE HAVE INCURRED SUBSTANTIAL LOSSES AND WE HAVE NEVER MADE, NOR MAY WE EVER IN THE FUTURE MAKE, ANY PROFIT FROM OPERATIONS.


     Since our inception, we have incurred substantial losses and have an accumulated deficit resulting primarily from the following operating expenses:

     - research and development activities;

     - clinical trials;

     - preparation and submission of premarket approval applications to the FDA for PREP and SCREEN; and

     - general administrative functions.

We expect that our marketing and sales expenses will increase significantly in the future which could contribute to financial losses.

     Ultimately, we may never be able to generate significant revenues from the sale of our products. Moreover, even if we did generate significant revenues from the sale of our products, we still cannot guarantee that we will be able to achieve or sustain profitability.

WE MAY NEED TO RAISE A LARGE AMOUNT OF CAPITAL IN THE FUTURE TO SUSTAIN OUR OPERATIONS AND THE FUNDING THAT WE MAY NEED MIGHT NOT BE AVAILABLE.

     We believe that we may need additional funding until we are able to sustain our operations from the sale of our products. We may not be able to obtain funding when we need it. The purpose of this additional funding would be to enable us to:

     - manufacture a sufficient quantity of PREP and SCREEN;

     - finance the placement of PREP and SCREEN instruments at customer sites;

     - build the sales and marketing force necessary for market penetration of PREP and SCREEN; and

     - pay for general administrative and support expenses.

     The size of our future capital requirements depends on several factors, including:

     - the progress and scope of clinical trials;

     - the timing and costs of filing future regulatory submissions;

     - the timing and costs required to receive both United States and foreign governmental approvals;

     - the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

     - the extent to which our products gain market acceptance;

     - the timing and costs of product introductions;

     - the extent of our ongoing research and development programs;

     - the costs of training laboratory personnel to become proficient with the use of our products; and

     - the costs of developing marketing and distribution capabilities and manufacturing sufficient quantities of PREP.

     We may choose to raise additional funding to meet our future capital requirements through a variety of financing methods, including:

     - lease arrangements;

     - debt or equity financings; or

     - strategic alliances.

If we were to choose to raise additional funding through the sale of equity or securities convertible into equity, the value of the existing stockholders' shares could be reduced.

     Ultimately, additional future financing may not be available to us on terms we find acceptable, or it may not be available at all. If we were unable to fund our future capital requirements, it would significantly harm our ability to become a profitable company.

OUR HEAVY RELIANCE ON THE DEVELOPMENT AND PROTECTION OF PROPRIETARY TECHNOLOGY MAKES US VULNERABLE TO THE INHERENT UNCERTAINTIES INVOLVED IN THE PROCESS OF PATENT APPROVAL AND THE PROTECTION OF PROPRIETARY TECHNOLOGY.

     To protect our proprietary technology, rights and know-how, we rely on a combination of:

     - patents;

     - trade secrets;

     - copyrights; and

     - confidentiality agreements.

     We currently hold numerous issued United States patents and corresponding foreign patent applications. We have additional United States patent applications pending that relate to various aspects of our products.

     Our reliance on patents poses the following risks for our company:

     - our pending patent applications may not ultimately issue as patents;

     - the claims allowed in any of our existing or future patents may not provide competitive advantages for our products; and

     - our existing or future patents may be successfully challenged or circumvented by competitors.

     In addition, the large role that patents play in our industry in general may pose the following risks for our company:

     - we cannot be sure that our products or technologies do not infringe patents of competitors that may be granted in the future pursuant to pending patent applications;

     - we cannot be sure that our products do not infringe any existing patents or proprietary rights of third parties; and

     - we cannot be sure that a court would rule that our products do not infringe any existing third-party patents or would invalidate any existing patents in our favor.

     If any claims of infringement made by existing patent holders were upheld, we could then be:

     - prevented from selling our products;

     - required to obtain licenses from the owners of the patents; or

     - required to redesign our product.

     In the event that a claim of patent infringement were upheld against us, we may not be able to obtain licenses from the owners of the patents or that we would be able to successfully redesign our products to avoid patent infringement. If we were unable to obtain the necessary licenses or successfully redesign our products, it could seriously harm our ability to become a profitable company.

THE SUCCESSFUL SALE OF OUR PRODUCTS DEPENDS ON WHETHER THIRD-PARTY PAYORS WILL ADEQUATELY REIMBURSE THEIR CUSTOMERS FOR THE USE OF OUR PRODUCTS AND THIRD-PARTY PAYORS MAY PROVIDE LITTLE IF ANY REIMBURSEMENT FOR THE USE OF OUR PRODUCTS.

     Our ability to successfully sell our products for cervical cancer screening in the United States and other countries depends on the availability of adequate reimbursement from third-party payors such as private insurance plans, managed care organizations and Medicare and Medicaid. There is generally significant uncertainty concerning whether third-party payors will be willing to provide any reimbursement for the use of medical devices that incorporate new technology such as our two principal products, PREP and SCREEN. In addition, even if third-party payors were willing to provide reimbursement for the use of PREP or SCREEN, we do not know if the level of reimbursement provided would be adequate.

     Convincing third-party payors to provide reimbursement is a costly and time consuming process for the following reasons:

     - reimbursement approval is required from each payor individually; and

     - obtaining this approval from the third-party payor requires us to provide scientific and clinical data to support the use of our products to each payor separately.

     Ultimately, whether a third-party payor is willing to provide reimbursement for the use of our products at a level that can allow our company to succeed depends on several unpredictable factors, including:

     - the level of demand for our products by physicians;

     - the payor's determination that our products are an improvement over the conventional Pap smear process; and

     - the payor's determination that our products are safe and effective, medically necessary, appropriate for specific patient populations, and cost effective.

     We may face particular difficulties convincing third-party payors that our products are cost effective because the up-front, direct costs of using our products will initially be greater than the cost of the conventional Pap smear. As a result, we will need to convince third-party payors that the use of our products will result in a net overall cost savings to the health care system because our products will allow earlier detection of cervical cancer and thus reduce the number of biopsies and colposcopies that need to be performed. We may not be able to successfully convince third-party payors that our products will prove cost effective in the long run.

WE NEED TO INCREASE OUR MARKETING AND SALES CAPABILITIES AND WE MAY NOT BE ABLE TO DO THIS SUCCESSFULLY.

     We currently have a limited marketing and sales force. To effectively market our products, we may need to substantially increase our direct sales force. Even if we increase the size of our direct sales force, our present or future sales force may not be able to successfully promote our products to clinical laboratories, health care providers or third-party payors. In addition, we must educate health care providers and third-party payors regarding the clinical benefits and cost-effectiveness of our products because of the limited market awareness that currently exists regarding our products. We may not be able to recruit and retain skilled marketing, sales, service or support personnel to help us achieve these goals. Even if we are able to recruit and retain skilled marketing, sales, service or support personnel, they may not be successful.

     Our marketing success in the United States and abroad will depend on whether we can:

     - obtain required regulatory approvals;

     - successfully demonstrate the cost-effectiveness and clinical-effectiveness of our products;

     - further develop our direct sales capabilities; and

     - establish arrangements with contract sales organizations, distributors and marketing partners.

     To become a successful and profitable company, we must successfully market our products. If we cannot successfully expand our marketing and sales capabilities in the United States and in international markets, it would harm our ability to become a profitable company.

WE CURRENTLY HAVE LIMITED INTERNATIONAL SALES CHANNELS IN PLACE AND WE MAY NEVER BE ABLE TO ESTABLISH SIGNIFICANT INTERNATIONAL SALES CAPABILITIES.

     We are currently selling our products to customers in Australia, Asia and Europe, and we intend to substantially expand our international sales in the future. We may never be able to successfully develop significant international sales capabilities.

     Even if we are able to establish significant international sales capabilities, we may not be successful in obtaining any of the reimbursement or regulatory approvals required in foreign countries. In addition, our international sales and operations could be limited or disrupted by any of the following:

     - the imposition of government controls;

     - export license requirements;

     - political instability;

     - trade restrictions;

     - changes in tariffs;

     - difficulties in staffing and managing international operations;

     - changes in applicable laws;

     - less favorable intellectual property laws;

     - longer payment cycles;

     - difficulties in collecting accounts receivable;

     - fluctuations in currency exchange rates and potential adverse tax consequences; and

     - the inability to obtain any necessary foreign regulatory approvals for our products in a timely manner.

     Ultimately, we may never be able to successfully sell our present or future products in any foreign market in volumes sufficient to justify our efforts. Even if in the future we are able to generate significant sales of our products in foreign markets, any fluctuations in currency exchange rates and increases in duty rates could seriously harm our profitability in foreign markets.

THERE ARE A LIMITED NUMBER OF CUSTOMERS FOR OUR PRODUCTS.

     Partly because of a recent trend toward consolidation of clinical laboratories, we expect that a significant portion of our product sales will be concentrated among a small number of large clinical laboratories. We will have to first make this small potential customer base aware of our products and then convince them to accept our products. To gain acceptance of our products within this small customer base, we will have to successfully demonstrate the benefits of PREP and SCREEN over the conventional Pap smear process and other alternative methods of sample collection, slide preparation and cervical cancer screening. In addition, to generate demand for our products among these clinical laboratories, we believe that we will have to successfully:

     - educate doctors and health care providers on, and convince them of, the clinical benefits and cost-effectiveness of our products; and

     - demonstrate to doctors and health care providers that adequate levels of third-party payor reimbursement will be available for our products.

     Our dependence on sales to large clinical laboratories may strengthen the purchasing leverage of these potential customers.

     Ultimately, we may not be able to successfully sell our products to large clinical laboratories. Even if we do successfully sell our products to large clinical laboratories, those sales may not generate enough revenue to make us a profitable company.

WE PLAN TO MANUFACTURE OUR PRODUCTS, BUT WE HAVE LIMITED MANUFACTURING EXPERIENCE AND CAPACITY.

     We intend to manufacture our products at our Burlington facility. Currently we have limited manufacturing experience and capabilities.

     We expect that we may have to substantially increase our manufacturing capabilities and acquire or rent additional manufacturing facilities. We may not be able to recruit and retain skilled manufacturing personnel to establish sufficient manufacturing capability and capacity. Even if we are able to establish sufficient manufacturing capability and capacity, we still may be unable to manufacture our products:

     - in a timely manner;

     - at a cost or in quantities necessary to make them commercially viable;

     - in conformance with Quality System requirements; or

     - in a manner which otherwise insures our products' quality.

     If we are unable to successfully increase our manufacturing capability and capacity, or to successfully contract with third parties to manufacture our products, it would harm our ability to become a profitable company.

WE DEPEND ON SINGLE AND LIMITED SOURCE SUPPLIERS FOR CERTAIN COMPONENTS IN PREP AND SCREEN.

     We currently obtain certain components of PREP and SCREEN on a single source basis from certain suppliers. If we were unable to successfully obtain sufficient quantities of components on a cost-competitive and timely basis from these single and limited source suppliers, we would not be able to manufacture our products in a cost effective or timely manner. If we cannot manufacture our products in a cost effective or timely manner, it would harm our ability to become a profitable company.

     If any of the components of PREP and SCREEN were no longer available in the marketplace, we could be forced to further develop our technology to incorporate alternate components. We also may try to establish relationships with additional suppliers or vendors for components for our products, so long as we are not prohibited from doing so by any existing contractual obligations. We may not be able to further develop our technology to incorporate new components or establish relationships with additional suppliers or vendors for the necessary components.

     The use of any new components or replacement components from alternative suppliers into our products may require us to submit premarket approval application supplements to the FDA. We would then need FDA approval on any premarket approval application supplements we have filed before we could market our products with new or replacement components.

     Ultimately, we may not be able to successfully develop, obtain, or incorporate replacement components into our products. Even if we were able to successfully incorporate new components into our products, the FDA may not approve these new components quickly, if at all.

                          PRICE RANGE OF COMMON STOCK


     The common stock trades on the Nasdaq National Market under the symbol "ACYT". The following table presents, for the periods indicated, the high and low closing sales prices per share for the common stock.



                                                               PRICE RANGE
                                                            -----------------
                                                             HIGH       LOW
                                                            -------    ------
SIX MONTHS ENDED JUNE 30, 1999
  First Quarter...........................................  $ 7.750    $3.375
  Second Quarter..........................................  $ 8.250    $5.188
  Third Quarter (through July 31, 1999)...................  $ 6.563    $4.375
YEAR ENDED DECEMBER 31, 1998
  First Quarter...........................................  $ 8.375    $4.000
  Second Quarter..........................................  $ 8.250    $4.500
  Third Quarter...........................................  $ 6.375    $2.875
  Fourth Quarter..........................................  $ 4.438    $2.250
YEAR ENDED DECEMBER 31, 1997
  Third Quarter...........................................  $10.125    $8.500
  Fourth Quarter..........................................  $13.125    $7.000



     As of July 31, 1999, there were approximately 120 holders of record of our common stock. On August 10, 1999, the last sale price reported on the Nasdaq National Market for the common stock was $4.125.


     We have never declared or paid any cash dividends on our capital stock. We currently anticipate that we will retain all future earnings, if any, to fund the development and growth of our business and do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

                                USE OF PROCEEDS

     The selling stockholders will receive all of the net proceeds from sales of the common stock sold pursuant to this prospectus.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected consolidated financial data presented below as of December 31, 1994 and 1995 and for the years ended December 31, 1994 and 1995 and for the period from January 1, 1996 to November 21, 1996 are derived from Financial Statements of our predecessor, the cytology and pathology automation business of Roche Image Analysis Systems, included elsewhere herein, which have been audited by Ernst & Young LLP, independent auditors. The selected financial data presented below as of December 31, 1996, 1997 and 1998 and for the period from November 22, 1996 through December 31, 1996 and the years ended December 31, 1997 and 1998 are derived from our Financial Statements, included elsewhere in this prospectus, which have been audited by Ernst & Young LLP, independent auditors. The selected financial data as of June 30, 1999 and for each of the six-month periods ended June 30, 1998 and 1999 have been derived from our unaudited Financial Statements. In the opinion of management, the unaudited financial statements include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements, related Notes and other financial information included herein.





                                                                     PRO FORMA
                                                                      COMBINED
                                                                    PREDECESSOR
                                                PREDECESSOR(1)          AND
                                              -------------------     AUTOCYTE          AUTOCYTE              AUTOCYTE
                                                  YEARS ENDED        YEAR ENDED        YEAR ENDED            SIX MONTHS
                                                 DECEMBER 31,       DECEMBER 31,      DECEMBER 31,         ENDED JUNE 30,
                                              -------------------   ------------   -------------------   ------------------
                                                1994       1995       1996(2)        1997       1998      1998       1999
                                              --------   --------   ------------   --------   --------   -------   --------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net sales.................................  $  3,396   $  3,396     $  1,876     $  2,668   $  4,770   $ 2,279   $  2,349
  Gross profit (loss).......................       796        982       (1,032)         715      1,787       798        538
  Research and development..................     3,605      5,074        4,366        4,462      4,700     2,273      2,286
  Selling, general and administrative.......     8,479      7,895       12,491        6,532      7,458     3,842      3,628
  Nonrecurring expenses (3).................        --         --           --           --         --        --      3,481
  Operating loss............................   (11,288)   (11,987)     (17,889)     (10,279)   (10,370)   (5,317)    (8,857)
  Net loss..................................  $(11,288)  $(11,987)    $(17,846)    $(10,985)  $ (9,090)  $(4,603)  $ (8,507)
                                              ========   ========     ========     ========   ========   =======   ========
  Net loss per share (basic and
    diluted)(4).............................                                       $  (1.59)  $  (0.72)  $ (0.36)  $  (0.65)
                                                                                   ========   ========   =======   ========
  Weighted-average shares outstanding(4)....                                          6,903     12,664    12,638     13,163
                                                                                   ========   ========   =======   ========



                                            PREDECESSOR(1)                      AUTOCYTE
                                          ------------------    -----------------------------------------
                                             DECEMBER 31,               DECEMBER 31,
                                          ------------------    -----------------------------    JUNE 30,
                                           1994       1995       1996       1997       1998        1999
                                          -------    -------    -------    -------    -------    --------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.............  $     8    $    10    $ 9,517    $28,655    $19,986    $11,817
  Working capital.......................    1,600      3,585     10,673     30,209     22,115     13,227
  Total assets..........................   10,544     10,714     16,683     37,021     30,026     32,387
  Redeemable convertible preferred
     stock..............................       --         --      9,882         --         --         --
  Total stockholders' equity............    8,966     10,002      5,235     35,027     26,847     28,257


---------------
(1) Reflects the operations of the cytology and pathology automation business as conducted by Roche Image Analysis Systems.
(2) Reflects the operations of the cytology and pathology automation business as conducted by Roche Image Analysis Systems from January 1, 1996 through November 21, 1996 and our operations from November 22, 1996 through December 31, 1996.

(3) Nonrecurring expenses consists of in-process research and development acquired from Neuromedical Systems, Inc. and expenses associated with the NeoPath Merger.


(4) See Note 2 of Notes to our Financial Statements for information concerning the computation of net loss per share and shares used in computing net loss per share. Net loss per share is not disclosed for periods prior to November 22, 1996 since Roche Image Analysis Systems operated as a wholly owned subsidiary of Roche Holding Ltd. prior to the formation of AutoCyte.

                 AUTOCYTE MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     The following discussion of the financial condition and results of operations of AutoCyte should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this joint proxy statement/prospectus. The financial results for the years ended December 31, 1994 and 1995 and for the period from January 1, 1996 through November 21, 1996 are for AutoCyte's business as conducted by its predecessor, the cytology and pathology automation business of Roche Image Analysis Systems. For purposes of this discussion, information for the year ended December 31, 1996 combines financial results of AutoCyte's predecessor and AutoCyte.


BACKGROUND

     AutoCyte was formed in October 1996 to acquire the cytology and pathology automation business then owned by Roche Image Analysis Systems, a wholly-owned subsidiary of Roche Holding Ltd. Roche had previously operated such business as part of Roche Biomedical Reference Laboratories, Inc., a predecessor company to Laboratory Corporation of America, Inc., one of the largest clinical laboratory chains in the United States and formerly a wholly-owned subsidiary of Roche.

     On June 17, 1999 AutoCyte received FDA approval to market PREP for cervical cancer screening. AutoCyte cannot market SCREEN in the United States for use in screening thin-layer slides for cervical cancer until it receives PMA approval from the FDA. AutoCyte expects to generate a substantial majority of its future revenues from PREP and SCREEN. AutoCyte's long-term revenues and future success are partially dependent upon its ability to obtain regulatory approval for, and market and commercialize SCREEN for, cervical cancer screening in the United States and abroad.

     AutoCyte generates PREP revenue from both system sales and rentals. For system sales, customers purchase the PREP instrument and make separate purchases of related reagents and other disposables. For system rentals, AutoCyte places the PREP instrument at the customer's site and charges the customer for reagents and disposables at a price that includes a rental charge for the equipment. The term of the PREP rental program is typically three years. For SCREEN customers in the United States, AutoCyte intends to place instruments without charge at customer locations and to charge customers on a per test, or fee-per-use, basis. In foreign markets, AutoCyte plans to either sell or license SCREEN. An important element of AutoCyte's business strategy is to obtain third-party financing to support rentals of PREP and fee-per-use placements of SCREEN. Financing for rentals of PREP is currently in place. AutoCyte cannot guarantee that it will be able to obtain sufficient financing or, if so, on favorable terms. AutoCyte's failure to obtain sufficient financing could have a material adverse effect on its business, financial condition and results of operations.

     AutoCyte's future revenues and the results of its operations may change significantly from quarter to quarter and will depend on many factors, including:

     - the timing of FDA approval for SCREEN;

     - the extent to which AutoCyte's products gain market acceptance;

     - the timing and volume of sales and rental orders;

     - regulatory and reimbursement matters;

     - introduction of alternative technologies by competitors;

     - pricing of competitive products; and

     - the cost and effect of promotional discounts and marketing programs AutoCyte adopts.

     Having received FDA approval to market PREP for gynecologic uses, AutoCyte expects its marketing and sales expenditures to increase significantly. AutoCyte also anticipates that research and development expenses, both in the areas of product enhancement and new product development, and manufacturing expenses will also increase as product commercialization increases. AutoCyte additionally expects to incur compensation expense of $1.4 million as its deferred compensation balance is amortized.

     On March 25, 1999, AutoCyte entered into a purchase and sale agreement to acquire the intellectual property estate of Neuromedical Systems, Inc., a developer of interactive, neural net technology for the computer screening of conventional Pap smears. Under the terms of the agreement, AutoCyte agreed to acquire the entire patent estate (including the right to pursue any claims relating to the patent estate), trademarks, regulatory applications, clinical data and all other intellectual and intangible property rights relating to the business of Neuromedical Systems, which, concurrent with the execution of the agreement, filed a voluntary Chapter 11 petition in the U.S. Bankruptcy Court for the District of Delaware. The bankruptcy court approved this agreement and the transaction was closed on May 17, 1999. AutoCyte acquired these Neuromedical Systems assets for $4.0 million in cash and the issuance of 1.4 million shares of AutoCyte common stock valued at $9.5 million, representing a total purchase price of $13.5 million, net of transaction costs.



     Based upon the results of a valuation of the acquired property, approximately $2.9 million of the total purchase price represents the acquisition of in process research and development project, and accordingly was expensed in the second quarter of 1999. The remaining purchase price was assigned to patents and core technology acquired from Neuromedical Systems and was capitalized and will be amortized over the estimated remaining useful life of those assets of approximately 14 years.


     On April 24, 1999, AutoCyte entered into a purchase and sale agreement with NeoPath, Inc. The agreement between AutoCyte and NeoPath provides that, subject to certain conditions, NeoPath will acquire an undivided interest in the intellectual property acquired by AutoCyte from Neuromedical Systems. The agreement further provides for termination of pending patent infringement litigation between NeoPath and Neuromedical Systems over the patents included in the intellectual property acquired by AutoCyte from Neuromedical Systems. The agreement requires NeoPath to pay AutoCyte $2.2 million in cash and issue AutoCyte 1,230,000 shares of NeoPath common stock at the later of the transaction closing date or September 1, 1999. AutoCyte does not anticipate that this transaction will ever be concluded if the merger with NeoPath, which is described in the next paragraph, is completed. This transaction is only expected to be completed if the merger agreement with NeoPath is terminated. If the closing date for this transaction occurs at a time that the NeoPath merger is still pending, AutoCyte expects to extend the closing date with NeoPath's consent.


     On June 4, 1999, AutoCyte entered into an agreement to merge with NeoPath in a transaction expected to be accounted for as a pooling of interests. Under the terms of the agreement, each outstanding share of NeoPath common stock will be exchanged for 0.7903 shares of AutoCyte common stock. Based on a total of approximately 17,440,000 shares of NeoPath common stock outstanding on June 30, 1999, AutoCyte would issue approximately 13,783,000 shares of AutoCyte common stock. The closing of this transaction is dependent on the satisfaction of certain conditions, including approval by the stockholders of both AutoCyte and NeoPath. This transaction is expected to be completed in the second half of 1999. If this transaction is completed, AutoCyte expects that it will incur substantial expenses integrating the two businesses and that certain operating expenses will increase and remain higher for the combined companies than their current levels. This may cause AutoCyte to need to raise additional capital sooner than it might otherwise.


RESULTS OF OPERATIONS

  SIX MONTHS ENDED JUNE 30, 1999 AND 1998


     Net sales for the six months ended June 30, 1999 were $2.3 million, approximately the same as with the corresponding period of 1998. AutoCyte's gross margin during the six months ended June 30, 1999 was 23%, a decrease from 35% in the corresponding period of 1998. This decrease was due primarily to a change in product mix, as a greater percentage of revenues in the first half of 1999 were from the lower margin non-gynecologic applications of PREP. With the recent FDA approval of PREP for gynecologic applications, we expect that our margins will improve as sales volume increases and the product mix moves to a greater concentration of the higher margin gynecologic applications of PREP.



     Operating expenses increased 54% from $6.1 million in first half of 1998 to $9.4 million in the first half of 1999. This increase was due primarily to $3.5 million of non-recurring expenses incurred in the second quarter of 1999, consisting of $2.9 million of in-process research and development acquired from Neuromedical

Systems, Inc. and $600,000 of expenses associated with the pending merger with NeoPath. This increase was partially offset by a reduction in professional fees and consultant expenses. Sales and marketing expenses are expected to increase significantly as sales and marketing efforts for PREP increase in the United States. Net loss increased 85% from $4.6 million in the first half of 1998 to $8.5 million in the first half of 1999, due primarily to the non-recurring expenses incurred in 1999. Net loss per share was $0.65, an increase from a net loss per share of $0.36 in the corresponding period of 1998.


     Interest income decreased by 43% from $722,000 in the first half of 1998 to $412,000 in the first half of 1999, due primarily to the lower average cash balance during 1999.

  YEARS ENDED DECEMBER 31, 1998 AND 1997

     NET SALES AND GROSS PROFIT. Net sales increased by 79% from $2.7 million in 1997 to $4.8 million in 1998. The increase was due to higher sales of PREP units and related consumables and an increase in Pathology Workstation related sales. Included in Pathology Workstation revenues in 1998 was $540,000 of non-recurring revenue recognized pursuant to a world-wide distribution agreement for ImageTiter(R), AutoCyte's product that enables the quantitative assessment of anti-nuclear antibodies in a patient's blood specimen. AutoCyte's gross profit during 1998 was $1.8 million, or 37% of sales, an increase from $715,000, or 27% of sales, in 1997. This increase was due to the increased sales of PREP consumables, as well as improved margins on Pathology Workstation products that primarily resulted from the high margin on the ImageTiter(R) distribution agreement revenue.

     TOTAL OPERATING EXPENSES. Operating expenses increased by 11% from $11.0 million in 1997 to $12.2 million in 1998. Research and development costs for 1998 were $4.7 million, an increase of $238,000 from $4.5 million in 1997, due primarily to increased regulatory expenses associated with the PREP and SCREEN products. Selling, general and administrative costs for 1998 were $7.5 million, an increase of $925,000 from $6.5 million in 1997, due primarily to higher costs as AutoCyte increased its staffing levels and other expenditures to support product commercialization.

     INTEREST INCOME AND INTEREST EXPENSE, INCLUDING CREDIT AGREEMENT COMMITMENT FEE. Interest income for 1998 was $1.3 million, an increase of 68% from $773,000 in 1997, primarily attributable to the short-term investment of proceeds from AutoCyte's initial public offering in September 1997. Interest expense for 1998 was $21,000, a decrease from $1.5 million in 1997. The significant interest expense in 1997 was due to the one-time, non-cash expense resulting from the issuance of warrants as a commitment fee for a credit agreement between AutoCyte and some of its principal stockholders.

  YEARS ENDED DECEMBER 31, 1997 (AUTOCYTE) AND DECEMBER 31, 1996 (PRO FORMA COMBINED)

     NET SALES AND GROSS PROFIT. Net sales increased by 42% from $1.9 million in 1996 to $2.7 million in 1997. The increase was primarily attributable to a $1.1 million increase in PREP revenue from $65,000 in 1996 to $1.2 million in 1997 as AutoCyte increased the number of PREP placements in the United States and international markets. This increase was partially offset by a $512,000 decrease in sales of Pathology Workstation products from $1.8 million in 1996 to $1.3 million in 1997. This decrease was a result of management's decision to focus on development and sales of PREP and SCREEN products. Additionally, SCREEN revenues increased to $220,000 in 1997 from $0 in 1996, resulting from foreign placements. Gross profit increased by $1.7 million from a loss of $1.0 million in 1996 to gross profit of $715,000. The loss in 1996 was due primarily to the write-off by AutoCyte's predecessor of $1.4 million of obsolete inventory in the fourth quarter of 1996 as a result of management's decision to focus on development and sales of PREP and SCREEN products.

     TOTAL OPERATING EXPENSES. Operating expenses decreased by 35% from $16.9 million in 1996 to $11.0 million in 1997. Research and development costs remained relatively flat, increasing from $4.4 million in 1996 to $4.5 million in 1997. Selling, general and administrative costs decreased by 48% from $12.5 million in 1996 to $6.5 million in 1997 due primarily to the write-down of property and equipment by AutoCyte's predecessor of $3.9 million in the fourth quarter of 1996, and other acquisition-related one-time charges in the fourth quarter of 1996 of $1.5 million.

     During 1997 AutoCyte granted options under the Amended and Restated 1996 Equity Incentive Plan to acquire 304,962 shares of common stock at an exercise price of $0.2033 per share. AutoCyte also sold to certain members of management 48,819 shares of Series A Preferred Stock at a price of $2.048 per share. AutoCyte recorded $1.7 million of deferred compensation expense and $432,000 of compensation expense with respect to these transactions. AutoCyte also recorded $705,000 of amortization of deferred compensation expense during 1997.

     INTEREST INCOME AND INTEREST EXPENSE, INCLUDING CREDIT AGREEMENT COMMITMENT FEE. On June 27, 1997 AutoCyte issued warrants to acquire 207,291 shares of common stock at an exercise price of $2.033 per share as a commitment fee for a credit agreement among AutoCyte and some of its principal stockholders. AutoCyte recorded $1.5 million of commitment fee expense with respect to this transaction, all of which was expensed in June 1997. This increase in interest expense was partially offset by an increase in interest income of $730,000 which was primarily attributable to the investment of the proceeds from AutoCyte's initial public offering.

INCOME TAXES

     AutoCyte has not generated any taxable income to date and, therefore, has not paid any federal income taxes since its inception. Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, valuation allowances in amounts equal to the net deferred tax assets have been established in each period to reflect these uncertainties.


     At June 30, 1999, AutoCyte had net operating losses, for tax purposes, of approximately $27.6 million that may be carried forward to offset future taxable income. This amount expires in 2011 through 2014. Utilization of net operating losses and any tax credit carryforwards are subject to complex treatment under the Internal Revenue Code of 1986, as amended. Pursuant to Section 382 of the Code, the change in ownership resulting from AutoCyte's initial public offering in September 1997 and any other future sale of stock may limit utilization of future losses in any one year.


YEAR 2000 READINESS

     AutoCyte has established a task force comprised of experienced personnel from all functional areas to determine the impact the Year 2000 problem will have on its operations. The task force's activities are designed to ensure that there is no adverse effect on AutoCyte's core business operations and that transactions with customers and suppliers are fully supported before, during and after January 1, 2000. The status of AutoCyte's Year 2000 readiness is reported on a regular basis to executive management and the board of directors. AutoCyte anticipates achieving complete Year 2000 readiness, including the development of a contingency plan, if necessary, by September 30, 1999. The task force is focusing its efforts on four key areas: products, information technology systems, facilities, including non-information technology systems, and vendors and service providers.

     All shipments of PREP units made subsequent to September 1, 1998 are Year 2000 compliant, and AutoCyte is upgrading non-compliant units in the field in conjunction with routine preventative maintenance visits. Most of AutoCyte's Pathology Workstation products are currently Year 2000 compliant, and AutoCyte is determining an appropriate course of action to deal with non-compliant products. AutoCyte expects to complete its assessment of SCREEN by September 1999. AutoCyte has conducted a review of its internal information technology systems and facilities and believes that all of its internal information technology systems and facilities are Year 2000 compliant. AutoCyte also has initiated correspondence with significant suppliers, large customers and financial institutions to ensure that those parties have appropriate plans to remedy Year 2000 issues where their systems could effect AutoCyte's operations. While AutoCyte believes its planning efforts are adequate to address its Year 2000 concerns, there can be no guarantee that systems of other entities on which AutoCyte relies, including financial institutions, customers, service providers, public utilities and governments, will be converted on a timely basis and will not have a material effect on AutoCyte's operations. AutoCyte is dependent on certain sole-source suppliers. Failure on the part of those suppliers to become Year 2000 compliant could affect AutoCyte's ability to obtain product from those suppliers and could adversely affect operations and financial results. To-date, AutoCyte has not incurred material costs in addressing the Year 2000, and the remaining costs of the Year 2000 initiatives are not expected to be material to AutoCyte's results of operation or financial position.

RECENTLY ISSUED ACCOUNTING STANDARDS

     Effective January 1, 1998, AutoCyte adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." Standard No. 130 establishes standards for reporting and display of comprehensive income and its components in financial statements. The application of the new rules did not have an impact on AutoCyte's financial statements since it has no items of other comprehensive income in any period presented.

     Effective January 1, 1998, AutoCyte adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." Standard No. 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial statements to shareholders. Standard No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The application of the new rules did not have an impact on AutoCyte's financial statements as it operates in only one business segment.

     In June 1999, the FASB approved the Exposure Draft to defer for one year the effective date of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is now effective for years beginning after June 15, 2000. Standard No. 133 establishes a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. AutoCyte will adopt Standard No. 133 in 2001, which may result in additional disclosures. The application of the new rules is not expected to have a significant impact on AutoCyte's financial position or results from operations.

LIQUIDITY AND CAPITAL RESOURCES

     Since AutoCyte's formation on October 24, 1996, its expenses have significantly exceeded its revenues, resulting in an accumulated deficit of $29.5 million as of June 30, 1999. AutoCyte has funded its operations primarily through the private placement and public sale of equity securities, resulting in net proceeds of $38.0 million, debt facilities and limited product sales. As of June 30, 1999, AutoCyte had cash and cash equivalents of $11.8 million.

     On May 17, 1999 AutoCyte completed its acquisition of the intellectual property estate of Neuromedical Systems, Inc. for $4.0 million in cash and the issuance of 1.4 million shares of AutoCyte common stock. Concurrent with the execution of an asset purchase agreement on March 25, 1999, NSI filed a voluntary Chapter 11 petition in the U.S. Bankruptcy Court for the District of Delaware. AutoCyte's purchase of the intellectual property estate was completed when the bankruptcy court subsequently approved the transaction.

     Cash used in AutoCyte's operations was $8.0 million in 1998, $8.1 million during 1997, $10.0 million on a pro forma combined basis during 1996 and $3.8 million and $4.5 million during the six months ended June 30, 1999 and 1998 respectively. Negative operating cash flow was caused primarily by operating losses. AutoCyte's capital expenditures were $1.6 million in 1998, $1.0 million during 1997, $377,000 on a pro forma combined basis during 1996, and $373,000 and $816,000 during the six months ended June 30, 1999 and 1998 respectively. A significant portion of the capital expenditures were attributable to the purchase of PREP units for rental and demonstration purposes. AutoCyte has no material commitments for capital expenditures.


     On June 4, 1999, AutoCyte entered into an agreement to merge with NeoPath in a transaction expected to be accounted for as a pooling of interests. Under the terms of the agreement, each outstanding share of NeoPath common stock will be exchanged for 0.7903 shares of AutoCyte common stock. Based on a total of approximately 17,440,000 shares of NeoPath common stock outstanding on June 30, 1999, AutoCyte would issue approximately 13,783,000 shares of AutoCyte common stock. The closing of this transaction is dependent on the satisfaction of certain conditions, including approval by the stockholders of both AutoCyte and NeoPath. This transaction is expected to be completed in the second half of 1999.

     AutoCyte believes that its existing cash and existing or anticipated additional debt and lease financing for internal use assets, rental placements of PREP and fee-per-use placements of SCREEN (if and when FDA approval for SCREEN is received), will be sufficient to enable it to meet its future cash obligations through mid 2000. AutoCyte's future liquidity and capital requirements will depend upon numerous factors, including:

     - the availability of financing for AutoCyte's anticipated equipment lease and rental programs;

     - the level of placements of rental PREP systems and fee-per-use SCREEN systems;

     - the resources required to further develop AutoCyte's marketing and sales capabilities domestically and internationally; and

     - the resources required to expand manufacturing capacity and the extent to which AutoCyte's products generate market acceptance and demand.


     - the timing and success of the merger with NeoPath.



     In particular AutoCyte anticipates that marketing and sales expenditures for the PREP market launch for gynecologic uses in the United States and expenditures related to manufacturing and other administrative costs will increase significantly. AutoCyte cannot guarantee that it will not require additional financing or will not in the future seek to raise additional funds through bank facilities, debt or equity offerings or other sources of capital. Additional funding may not be available when AutoCyte needs it or on terms AutoCyte finds acceptable. AutoCyte's failure to obtain funding, would have a material adverse effect on its business, financial condition and results of operations. Additionally, if the transaction with NeoPath is completed, AutoCyte expects that it will incur substantial expenses integrating the two businesses and that certain operating expenses will increase and remain higher for the combined companies than their current levels. This may cause AutoCyte to need to raise additional capital sooner than it might otherwise.


QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK


     AutoCyte's financial results and cash flows are subject to fluctuation due to changes in interest rates primarily from its investment of available cash balances in highly rated institutions. AutoCyte's current policies do not allow it to use interest rate derivative instruments to manage exposure to interest rate changes. AutoCyte does not expect its operating results or cash flows to be affected to any significant degree by a sudden change in market interest rates.

                                    BUSINESS

     The discussion included in this section as well as elsewhere in this prospectus may contain forward-looking statements based on current expectations of our management. Such statements are subject to risks and uncertainties that could cause actual results to differ from those projected. See "Risk Factors" beginning on page 4 of this prospectus. Readers are cautioned not to place undue reliance on the forward looking statements, which speak only as the date of this prospectus. We have no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

OVERVIEW


     AutoCyte develops, manufactures and markets the only integrated automated sample preparation and image analysis system to support cytology professionals in cervical cancer screening. Our integrated system is comprised of two separate products: the AutoCyte PREP System(TM) for sample preparation and the AutoCyte SCREEN System(TM) for image analysis. On June 17, 1999, we received regulatory approval from the FDA to market PREP for cervical cancer screening. We are currently seeking regulatory approval of SCREEN for sale in the United States for cervical cancer screening. We began sales of PREP in the United States for non-gynecologic applications in 1993 and with recent FDA approval, have begun selling PREP in the United States for gynecologic applications, its principal application. In addition, our Pathology Workstation product line works with some of our other product offerings to provide tools for data handling of cytology and pathology images, and tools for diagnosis of disease from cytology and histology specimens.


     PREP is a proprietary automated liquid-based sample preparation system that prepares slides with a thin-layer of cervical cells. We designed PREP to operate both as an independent sample preparation system and with SCREEN as part of an integrated diagnostic system. We believe PREP will improve laboratory productivity and reduce interpretation errors, as compared to conventional Pap smears, by producing cell samples that are:

     - clearer than conventional Pap smear samples;


     - more uniform than conventional Pap smear samples; and


     - easier to interpret than conventional Pap smear samples

     SCREEN is an automated image analysis system that combines our own imaging technology and classification software with off-the-shelf computer hardware to screen and classify slides prepared using PREP. We designed SCREEN to be an interactive support tool for the laboratory professional in the primary screening of cervical cells. SCREEN may also serve quality control and adjunctive testing purposes. By designing PREP and SCREEN to function together, we have developed a system which we believe will operate at a higher production and level and with greater diagnostic sensitivity than the conventional Pap smear test and other cervical cancer screening systems.


     On June 4, 1999, we signed an agreement to merge with NeoPath, Inc., a provider of products used to screen conventional PAP Smears. If this transaction is completed, the stockholders of NeoPath would own approximately half of our outstanding common stock. We are currently working with NeoPath on a supplemental study to obtain approval from the FDA to use NeoPath's AutoPap Primary Screening System to screen our PREP slides. We believe that merging with NeoPath will provide us with several strategic advantages. First, if the NeoPath supplement is approved it will immediately give us an FDA-approved combined system for thin-layer cervical cytology sample preparation and computer screening. Second, AutoPap is currently FDA-approved to screen conventional Pap smears. As a combined company this will allow us to penetrate the clinical laboratory market prior to its conversion to thin-layer technology. Additionally, the combination of the two companies will eliminate redundant costs and provide for additional cost savings due to economies of scale. See the overview under "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of this transaction.

THE CONVENTIONAL PAP SMEAR PROCESS

     Cervical cancer is the second most common form of cancer among women throughout the world with approximately 247,000 deaths attributable to the disease in 1996. Recent studies have also indicated that cervical cancer is linked to the presence of certain strains of Human Papillomavirus. The conventional Pap smear is currently the most widely used screening test for cervical cancer. It is estimated that clinical laboratories in the United States perform over 50 million conventional Pap smears annually. Using the conventional Pap smear process, a clinician begins with the collection of cervical cells during a gynecologic examination. To obtain a cervical cell sample, the clinician uses a sampling device to scrape cells from the surface of the cervix. The clinician then manually smears the sample onto a microscope slide. A cytotechnologist, the analyst responsible for reviewing samples at a laboratory, then reviews the slide using a microscope to determine whether the sample is adequate for evaluation and to assess the presence of abnormal cells.

     After determining whether the sample is adequate for evaluation, the cytotechnologist manually screens each usable slide using a microscope to differentiate diseased or abnormal cells from normal cells based on size, shape and structural details of the cells and their nuclei. Typically, each conventional Pap smear slide is then classified according to the Bethesda System for Reporting Cervical/Vaginal Cytological Diagnoses, a five point classification system that assigns a rating for cervical cytology slides ranging from negative to carcinoma.

LIMITATIONS OF THE CONVENTIONAL PAP SMEAR PROCESS

     Errors made by clinicians while collecting samples and preparing slides cause many inaccurate test results, including false negative and false positive diagnoses. Studies suggest that approximately 60% of all false negative diagnoses are the result of inadequacies in sample collection and slide preparation; approximately 40% are attributable to detection and interpretation errors.

     A recent study published in the American Journal of Clinical Pathology reported that, with a conventional Pap smear, as much as 80% of the sample taken from a patient is not transferred to the slide and remains on the discarded collection device. In addition to the problem of cell transfer, the conventional Pap smear slide preparation process produces inconsistent and non-uniform slides with extreme variability in quality, often making examination difficult. Furthermore, batch staining, a procedure used in the conventional Pap smear process, may result in cross-contamination among slide samples. We estimate that annual costs to the United States health care system of repeat testing due to unsatisfactory slides and slides that are satisfactory but cannot be fully evaluated due to certain characteristics of the sample are $50 million and $750 million, respectively.

     Each slide sample typically contains 50,000 to 300,000 cervical cells, and the process of manually screening and interpreting a conventional Pap smear requires intense visual examination of the slide sample through a microscope. Because it is difficult to properly evaluate and categorize subtle changes in the size and/or shape of cells and their nuclei, there are often errors during the review process.

     When using the conventional Pap smear process, a physician cannot perform additional testing using the original patient sample. If additional testing is required, the patient must return to the physician's office to provide a second sample. We believe that the ability to access the remaining cellular material from the original patient sample would lower the costs associated with inconclusive Pap smear tests.

     In 1988, Congress adopted the Clinical Laboratory Improvement Act of 1988, which requires cytology laboratories to:

     - rescreen 10% of the slides that are initially classified as negative;

     - limit the number of slides screened by a cytotechnologist per day to 100; and

     - perform proficiency testing and quality control by testing cytotechnologists in order to assure a minimum level of competence and expertise.

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

     Certain states have also adopted regulations further limiting the number of slides that may be manually examined per day by a cytotechnologist. Because of these regulations, it has become significantly more expensive for laboratories to perform conventional Pap smear screening.

THE AUTOCYTE SOLUTION

     We are the first company to develop a system for preparing and screening cervical cell samples for cancer that addresses the limitations of the conventional Pap smear process.


  The AutoCyte PREP System(TM)


     PREP consists of our own line of preservative fluid and reagents, plastic disposables and automated equipment for preparing a thin-layer of cervical cells on the microscope slide. A cervical cell sample is prepared using PREP as follows:

     - STEP 1: A clinician takes a patient's cervical sample using a conventional collection device.

     - STEP 2: The clinician then places the collection device in a vial containing our own CytoRich preservative fluid, thereby retaining virtually all of the cells from the collection device.

     - STEP 3: The laboratory thoroughly mixes the sample, generating a randomized cell suspension, which is then layered onto our own liquid density reagent in a plastic centrifuge tube using our patented disaggregation syringe device. We are developing PREPMATE (described below), a more automated device for performing this process.

     - STEP 4: A lab technician then conducts batch centrifugation on the cell suspension to remove excess blood, inflammatory cells and other debris from the sample.

     - STEP 5: The lab technician places the tube containing the separated diagnostic cells onto the automated PREP pipetting station.

     - STEP 6: PREP then distributes the cells in a thin-layer on a microscope slide and discretely stains the slide for subsequent analysis.

     A PREP slide typically contains between approximately 50,000 and 160,000 diagnostic cells which are distributed uniformly over a 13-mm diameter circle. PREP is currently capable of preparing and discretely staining 48 thin-layer slides in approximately one hour.

     AutoCyte also is currently developing a new automated front-end processor called PREPMATE that will reduce the number of manual preparation steps required for the PREP system. PREPMATE reduces the time and labor required to prepare samples for processing on the PREP instrument.

     We believe that PREP will offer the following advantages over the conventional Pap smear process:

     - Because the entire patient sample is contained in the preservative fluid, the subsample on the thin-layer preparation is more representative of the entire patient specimen. Using the conventional Pap smear process, as much as 80% of the cervical sample can be inadvertently discarded after smearing the sample onto the slide.

     - PREP virtually eliminates air-drying, generates a more complete fixation and provides a more standardized preparation process in a controlled, laboratory environment by eliminating variations in preparation techniques and the fixative spraying step from the sample collection process.

     - Unlike conventional Pap smear slides that are often manually stained in a batch process using common reservoirs of staining reagents, PREP staining reagents are directly applied to individual slides by a computer-controlled robotic pipetting station, which we believe should reduce the risk of cross-contamination among cell samples.

     - Because our proprietary CytoRich preservative system enables the patient sample to be preserved for several months, it permits, if necessary, preparation of several slides from a single sample.

     We believe these advantages should result in, among other things, improved diagnostic sensitivity and reduction in unsatisfactory and inadequate samples.

     We believe that PREP will offer the following advantages over other liquid-based sample preparation systems:

     - We believe that our cell enrichment process more effectively controls the incidence of mucus, inflammatory cells and other debris that may reduce the performance of membrane filtration systems.

     - PREP has the capacity to produce 48 thin-layer slide preparations in approximately one hour, providing a higher throughput than other available automated slide preparation systems.

     - We believe that the smaller cell circle on a PREP slide, which has approximately an equal number of diagnostic cells as slides prepared using other thin-layer sample preparation systems, coupled with a lower incidence of infectious agents and inflammatory cells and other debris, should result in faster, more efficient screening by cytology professionals.

     - The PREP centrifugation and robotic liquid handling techniques are similar to procedures already in use in clinical laboratories.

     - Unlike other thin-layer sample preparation systems that rely on batch staining using common reservoirs of staining reagents, PREP staining reagents are applied directly to individual slides. Discrete staining offers several benefits, including a reduced risk of cross-contamination among cell samples, less degradation of the staining solution, less staining time and lower costs.

  The AutoCyte SCREEN System(TM)

     SCREEN is an automated image analysis system which combines our own imaging technology and classification software with off-the-shelf computer hardware to screen thin-layer slides prepared using the PREP system.

     SCREEN is designed to:

     - function as an interactive support tool for the cytology professional in the primary screening of cervical cells;

     - serve quality control and adjunctive testing purposes;

     - use a series of proprietary algorithms to independently classify cells and present the cytotechnologist with 120 images of the most diagnostic cells on the sample slide;

     - evaluate all areas of the PREP thin-layer slide and

     - present high-resolution, color images of diagnostic cells in the sample.

     When using SCREEN, a cytotechnologist is able to undertake an independent analysis of these selected cells to interpret each slide. Once the cytotechnologist inputs his or her determination into the computer, SCREEN displays its interpretation for comparison. Unless SCREEN and the cytotechnologist agree that the slide is normal, the slide is referred to a senior cytotechnologist or pathologist for reevaluation. Combining expert human review with unbiased computer interpretation is a fundamental component of our patented SCREEN process.

     We believe that our integrated system combining PREP and SCREEN will offer the following advantages over the conventional Pap smear process:

     - SCREEN reduces the need for traditional manual screening, bringing human-assisted automated detection of abnormality to cytology practice and thereby reducing cytotechnologist fatigue.

     - SCREEN is designed to allow the cytotechnologist to review the thin-layer slide in less than one-half the time now required for manual screenings of conventional Pap smear slides.

     - SCREEN allows cytotechnologists to control and display high resolution cell images and to enlarge and enhance images of cells and abnormalities for easier examination. This process enables cytotechnologists to concentrate on the most significant cells and clusters, thereby reducing the complexity and tedious nature of manual review which we believe will enable cytotechnologists to reach accurate cell classification decisions more quickly and efficiently.

     - The Clinical Laboratory Improvement Act of 1988 allows thin-layer slides which result in cell dispersion on one-half or less of the total available slide area to be screened at levels higher than the current 100 slide-per-day limit applicable to conventional Pap smear slides.


     We believe that, by designing PREP and SCREEN to work together, we have created a system which will operate with higher throughput and with greater diagnostic sensitivity than other available systems or combinations of approaches, thus giving it an advantage over other screening systems recently developed to enhance or replace conventional Pap smear testing.



AUTOCYTE PRODUCT SYSTEMS


  AutoCyte PREP System(TM)

     PREP consists of the CytoRich line of proprietary preservatives and reagents, a variety of proprietary plastic disposable components, and the customized PREP instrument. The CytoRich reagents include the preservative fluid, density reagent and multiple stains. The plastic disposables include the preservative vial, a patented disaggregating syringe (not needed when using PREPMATE), a slide settling column and pipette tip. The PREP instrument is our own, computer-controlled robotic pipetting station that has been specifically engineered for preparing and discretely staining PREP thin-layer slides. The user can program the instrument to apply a variety of different stains. We also provide a centrifuge as part of the system. We hold a number of patents covering certain components of PREP and the PREP thin-layer slide preparation process.

     PREPMATE is a system to provide laboratories with additional automation supporting PREP. PREPMATE is designed to function as a robotic mixer of the cell suspension in the preservative vial and to transfer the cell suspension to centrifuge tubes. By eliminating manual steps, PREPMATE is designed to enhance the throughput of PREP.

  AutoCyte SCREEN System(TM)

     The SCREEN system currently consists of a fully automated microscope; a high capacity slide handler; an ultra high resolution digital color camera; a high performance UNIX-based multi-processor and high resolution monitor.

     The SCREEN system uses our own cell population histogram analysis software. Up to 400 PREP slides may be placed onto the fully automated SCREEN instrument for unattended slide handling, identification and screening, and a built-in mechanical counter allows us to monitor the number of slides screened.

     SCREEN currently has the capacity to process, in unattended operation, 160 slides per 24-hour period.

  AutoCyte Pathology Workstation

     The Pathology Workstation is a flexible computerized microscope which supports PC-based applications, such as:

     - image telecommunications;

     - archiving;

     - image and patient data management and

     - other supplemental testing designed to complement and support the SCREEN system.

     PathologyWorkstation applications currently available from AutoCyte include:


     - the AutoCyte Image Management System, an intelligent user interface which organizes images and data using electronic folders;

     - AutoCyte QUIC (DNA & Immuno), cellular and histological measurement systems;

     - AutoCyte LINK which provides the ability to interactively capture and transfer diagnostic quality images during an online telepathology consultation; and

     - AutoCyte ImageTiter(R) which enables the quantitative assessment of anti-nuclear antibodies in a patient's blood specimen.

     - SlideWizard(TM) is being developed as a support system for manual microscopic review. Cytology professionals can use this system to electronically mark cells of interest and communicate these images and data to colleagues. SlideWizard will assist with cell relocation during manual or automated screening, and is designed to be networked with SCREEN and other AutoCyte products.

NON-GYNECOLOGIC PRODUCT APPLICATIONS

     Our predecessor, Roche Image Analysis Systems, began limited sales of PREP for non-gynecologic cytology applications in 1993. Non-gynecologic applications relate to cytology preparation from a wide variety of specimen types, including:

     - urine;

     - sputum;

     - plural fluid;

     - spinal fluid;

     - peritoneal fluid; and

     - other body cavity fluids.

     Cell preparations from bronchial, gastrointestinal and endometrial brushings and washings as well as fine needle aspiration of specific organs are also addressed among these applications. These non-gynecologic applications of the PREP system do not require FDA clearance. We have developed our own preservatives that are created specifically for these non-gynecologic cytology preparations.

REGULATORY STATUS

Prep

     On June 17, 1999, we received regulatory approval from the FDA to market PREP as a replacement for the conventional Pap smear.

  Status of SCREEN PMA

     In October 1996, we began blinded clinical trials for SCREEN and submitted a PMA for SCREEN to the FDA on July 6, 1998. The SCREEN PMA was accepted for substantive review by the FDA on August 31, 1998. On November 24, 1998, the FDA notified us that the SCREEN PMA would not be considered further until the PREP PMA was approved. The FDA also raised other issues. On February 18, 1999, our representatives met with the FDA to address specific questions regarding SCREEN performance and the SCREEN clinical trial. On May 7, 1999 we filed a formal amendment to the SCREEN PMA documenting our responses to FDA questions. FDA regulations provide that the FDA will review a PMA or a PMA amendment within 180 days from the date of submission. While the FDA review of the SCREEN PMA amendment may be shorter than 180 days, we cannot guarantee that the FDA will complete its review in 180 days or less or that the FDA will approve the SCREEN PMA within that period or at all.

     In December 1998, our Burlington, North Carolina manufacturing facility was inspected by the FDA for compliance with the FDA's Quality System requirements relating to the SCREEN product. In April 1999 we were notified in writing that the facility had no outstanding deficiencies and that it had passed the inspection.

  Supplemental Study with NeoPath

     In March 1999, we announced an agreement with NeoPath, Inc. to pursue a clinical study to obtain supplemental approval from the FDA to use NeoPath's AutoPap(R) Primary Screening System to screen slides prepared using PREP. We cannot guarantee that we will complete this clinical study or that we will submit any PMA supplement to the FDA. Additionally, if we do submit a PMA supplement to the FDA, the FDA may not accept it for substantive review. In addition, if it is accepted, it may not be approved by the FDA in a timely manner, or at all.

  Pathology Workstation

     We have received FDA clearance of a premarket notification covering ImageTiter, an application for the Pathology Workstation which we are currently selling. We believe that we may need to obtain premarket notification clearance to market in the United States certain additional Pathology Workstation applications currently being developed.

MARKETING AND SALES


     Our predecessor, Roche Image Analysis Systems, began limited commercial sales of PREP for non-gynecologic cytology uses in 1993. The first commercial use of both PREP and SCREEN for cervical cancer screening has begun in laboratories in Australia, Hong Kong and Japan. Sales were expanded to Europe, with a concentration in Switzerland and France. The FDA approved PREP for cervical cancer screening in the U.S. on June 17, 1999 and AutoCyte is now selling and marketing PREP in the U.S. for gynecologic applications, its primary application. We generate PREP revenue from both system sales and rentals, as well as from the sale of reagents and consumables.



     For SCREEN customers in the United States, we intend to place instruments without charge at customer locations and to charge customers on a per test, or fee-per-use, basis. In foreign markets, we plan to either sell or license SCREEN. As an important element of our business strategy, we have obtained third-party financing to support rentals of PREP and will seek third-party financing to support fee-per-use placements of SCREEN. We may never be able to obtain SCREEN financing and, if we do, it may not be on favorable terms.



     We sell Pathology Workstation products through distributors and original equipment manufacturer vendors who integrate certain of the workstation software into their own products. We have entered into an international distribution agreement with Carl Zeiss Jena Gmbh, to distribute the Pathology Workstation in the US and Europe. We have also entered into an agreement with Dynamic HealthCare, Inc. to supply the AutoCyte Image Management System as a component of its CoPath(R) client/server solution for anatomic pathology laboratories. We have also entered into an exclusive distribution agreement with Medical and Biological Laboratories Co. to distribute ImageTiter in support of their autoimmune diagnostic reagent offering to laboratories worldwide. Medical and Biological Laboratories Co. will also distribute Pathology Workstation products in Japan, Korea and Taiwan.


  Marketing Strategy

     We have recently commenced marketing PREP in the United States for cervical cancer screening, and we expect to commence marketing SCREEN in the United States for cervical cancer screening when and if FDA approval for cervical cancer screening is obtained. We designed PREP to be sold as either a stand-alone system or as an integrated system with SCREEN. We intend to achieve market acceptance of PREP alone and then to target PREP customers for use of SCREEN with the goal of achieving market acceptance for the integrated PREP and SCREEN system for cervical cancer screening. We will address the needs of the constituencies in the cervical cancer screening market in the manner described below.

     Large clinical laboratories. Conventional Pap smear testing has become a concentrated market in the United States. We believe that two major clinical laboratories account for approximately 40% of the conventional Pap smear Market. Other large testing laboratories account for another 20% of the market, concentrating approximately 60% of cervical cancer test volume among a relatively small number of large laboratories. We believe that we can market PREP successfully to this concentrated market segment. We also believe that pressures associated with rising health care costs, rising litigation costs and the limited supply of qualified cytotechnologists will make it easier for us to market PREP and SCREEN to large laboratories. Because such a high volume of testing is performed by a small number of large laboratories, we believe that a relatively small number of employees will be able to effectively market our systems to these customers.

     Medium and small clinical laboratories. We also intend to devote a substantial portion of our marketing resources to targeting medium and small clinical laboratories. Hospital consolidation, and particularly the consolidation of laboratories of the larger hospitals, is creating a new medium sized customer for our products.

     Third-party payors. Customers will not accept our products unless we ensure that the use of our products is supported by third-party payors. We will promote the clinical and economic benefits of our PREP and SCREEN systems to national managed care providers, major private insurers and other third-party payors. When compared to a conventional Pap smear test, our cervical cancer screening system will initially cost more per test. Because the up-front, direct costs of using our products will be greater than the cost of the conventional Pap smear, we will need to convince third-party payors that the overall cost savings to the health care system will more than offset the cost of our products. At least two of our competitors have received third-party reimbursement for products that are similar to PREP and SCREEN. See "Third-Party Reimbursement."

     Health care providers. We intend to promote the clinical and economic benefits of PREP and SCREEN directly to gynecologists and primary care physicians by marketing with reference laboratory sales organizations. As part of our sales and marketing program we will educate the medical community on the advantages of our integrated cervical cancer screening system.

  Marketing and Sales Organization


     As of July 31, 1999, we had 25 employees worldwide to market, sell and provide after-sale support of our products. We anticipate that our worldwide base of employees to market, sell and provide after-sale support of our products will grow to 30 to 35 persons by the end of 1999.


     In the United States, we plan to do the following:

     - Market our cervical cancer screening system through a direct sales force.

     - Hire a small highly-specialized sales organization which will market to managed care and other third-party payor organizations to achieve appropriate reimbursement levels and to create demand for the products.

     - Emphasize co-marketing agreements with sales organizations of major reference laboratories to market our products directly to health care providers.

     - Support the needs of third-party payors, laboratories and individual physicians through development of reimbursement hotlines and cost-effectiveness software models.

     In international markets we market and sell our products primarily through distributors. To support these efforts, we employ three people, consisting of sales professionals, supporting product managers and after-sales support personnel located in Europe and Australia. We anticipate that these distributor organizations will ultimately assume responsibility for all sales and after sales support activities as well as a portion of our marketing activities.

     We will offer the following after-sale support services directly to customers in the United States:

     - customer training

     - product installation

     - telephone technical support; and

     - repair service

     Personnel providing these services will be located both at our headquarters and in select major metropolitan areas. Internationally, we plan to provide these services through distributor organizations.

MANUFACTURING

  Quality Systems

     We are in the process of certifying our quality systems according to ISO 9001 standards. On June 24, 1999 we completed a favorable registration audit and expect full certification within the next four months.

  AutoCyte PREP System

     We currently assemble, test and package components of the PREP system at our manufacturing facility in Burlington, North Carolina. We also manufacture our CytoRich line of reagents and stains for PREP at the Burlington facility. We believe that our existing manufacturing and assembly processes are adequate to meet the near-term, full-scale production requirements for PREP for cervical cancer screening.

     We purchase certain of the PREP instrument components from a single original equipment manufacturer supplier in Europe. We purchase the consumable items used with PREP, including glass slides, centrifuge tubes, pipette tips, settling chambers and other disposable components, from a variety of third-party vendors, some of which are sole-source suppliers.

     In 1998, we agreed to new multi-year exclusive contracts with two suppliers of manufactured plastic components incorporated into our products. The first contract covers a specially engineered component that is required for the PREPMATE system. The contract started in March 1998 and will end in March 2001. Pricing is fixed, but may be adjusted if raw material costs change. In addition, we have the ability to renegotiate pricing, or obtain the product elsewhere, if we can identify another third-party supplier that is willing to supply the product on more competitive terms.

     The second contract covers three plastic components used with PREP. The contract started in June 1998 and will end in June 2002. Pricing is fixed, but may be adjusted if raw material costs change. We are only obligated to use this supplier exclusively for the components if this supplier's prices are competitive with prices offered by other suppliers on similar terms, and if this supplier meets our quality and production requirements.


     In June 1999 we signed an exclusive supply agreement with the manufacturer of the automated pipetting and staining component of PREP. This agreement ends December 31, 1999, but contains renewal provisions. We expect to renew the contract.



     We believe that each of these suppliers has sufficient capacity to meet our present and future supply requirements.


     We may seek to establish other relationships with additional suppliers or vendors for components of our products. We cannot guarantee, however, that we will be successful in doing so. Additionally, if we add new components to our products or use components supplied by an alternative supplier, the FDA may require us to submit PMA supplements and obtain further regulatory approvals before marketing the products with the new or replacement components.

  AutoCyte SCREEN System

     We also intend to assemble, test, and package SCREEN at our Burlington facility. The SCREEN system is composed of:

     - a sophisticated automated microscope;

     - a robotic slide handler;

     - a digital color camera;

     - a computer and

     - other related components.

     We are also developing a next generation SCREEN system called SCREEN II that utilizes fewer custom parts than the current system.

     We rely upon certain sole-source vendors for a variety of SCREEN components. We intend to minimize this reliance in the future by establishing relationships with additional suppliers. The FDA may require us to submit PMA supplements to the FDA if we incorporate alternative components from new suppliers into SCREEN. We cannot guarantee that the FDA will approve these supplements.

     We are taking steps to ensure we will have adequate manufacturing capacity in place for SCREEN by the time the FDA approves SCREEN for marketing, if it approves it at all. We cannot, however, guarantee that we will ever have adequate manufacturing capacity to produce SCREEN.

  Pathology WorkStation Products


     We currently integrate and assemble the Pathology Workstation products at our Burlington facility and believe we have sufficient capacity to meet anticipated customer demand for this product. Our Pathology Workstation products consist primarily of off-the-shelf components and our own software. The components are supplied by a variety of vendors, some of which are sole-source suppliers. We have been integrating and selling Workstation products since 1993.


  Manufacturing Standards

     Our manufacturing process is subject to extensive regulation by the FDA, including the FDA's Quality System Regulations, also known as Good Manufacturing Practice. Our Burlington, North Carolina manufacturing facility was inspected by the FDA in October 1997 for compliance with Quality System Regulations requirements relating to PREP. We were notified by the FDA in December 1997 that the facility had no outstanding deficiencies and that it had passed the inspection. The facility was inspected again by the FDA in December 1998 for compliance with Quality System Regulations requirements relating to SCREEN. In April 1999, we were notified in writing by the FDA that the facility had no outstanding deficiencies and that it had passed the inspection. If at any point we fail to meet the FDA's Quality System Regulations requirements, it is unlikely that we could achieve or maintain the levels of production necessary for commercial sales of our products, resulting in potential loss of customers and sales.


     In addition to Quality System Regulations manufacturing requirements, we may be required to meet certain requirements relating to ISO 9001 certification and other European regulatory requirements. We must obtain a European CE certification to successfully sell PREP and SCREEN in Europe. The original equipment manufacturer of the PREP instrument components has ISO 9001 certification and has obtained CE certification for the main PREP component. We expect to achieve CE compliance for the entire PREP system by the end of 1999. We designed the SCREEN system to meet the requirements of CE certification. All SCREEN units shipped to Europe after January 1, 1999 comply with CE requirements and are appropriately labeled. We are in the process of certifying our quality systems according to ISO 9001 standards. On June 24, 1999 we completed a favorable registration audit and expect full certification within the next four months.

     Our failure to either attain or maintain compliance with the applicable manufacturing requirements of regulatory agencies would have a material adverse effect on our business, financial condition and results of operations.

RESEARCH AND DEVELOPMENT

     Our research and development programs are currently focused on:

     - continued enhancement of the PREP instrument, related reagents and disposables;

     - PREPMATE for further automation of the PREP slide preparation and handling process;

     - continued development of SCREEN II; and

     - development of additional Pathology Workstation applications to address the needs of the broader pathology automation market.

     We designed PREPMATE, an automated front-end processor for PREP, to reduce the number of manual pre-preparation steps required for the PREP system and to further enhance the throughput of the PREP system.

     We designed SCREEN II to replace SCREEN, to increase throughput, incorporate more off-the-shelf components and facilitate slide handling. SCREEN II will rely on an enhanced classification technology and will be designed to have increased information management and storage capabilities. We are developing SCREEN II to include networking and sophisticated database capabilities.

     We are continuing to develop additional applications to run on our Pathology Workstation platform. These applications include quantitative image analysis, tumor grading and slide management.

     We cannot guarantee that any product enhancement or development project we undertake will be successfully completed, receive regulatory approvals or be successfully commercialized. Our failure to complete, receive approval for or commercialize any such enhancement or project could prevent us from successfully competing in our targeted markets and could have a material adverse effect on our business, financial condition and results of operations.


     As of July 31, 1999, we had 34 employees engaged in research and development. The following table shows the approximate amounts we have spent on research and development for the previous four years:



                                                          APPROXIMATE
                                                         EXPENDITURE ON
                                                           RESEARCH &
FOR THE YEAR ENDED DECEMBER 31                            DEVELOPMENT
------------------------------                           --------------
1994 (predecessor).....................................   $3.6 million
1995 (predecessor).....................................   $5.1 million
1996 (proforma -- combined)............................   $4.4 million
1997 (AutoCyte)........................................   $4.5 million
1998 (AutoCyte)........................................   $4.7 million



           FOR THE SIX MONTHS ENDED JUNE 30
           --------------------------------
1998...................................................   $2.3 million
1999...................................................   $2.3 million


THIRD-PARTY REIMBURSEMENT

     In order to successfully commercialize PREP and SCREEN for cervical cancer screening in the United States and other countries, reimbursement from third-party payors such as private insurers and managed care organizations must be available. We intend to focus on obtaining coverage and reimbursement from major national and regional managed care organizations and insurance carriers throughout the United States. We expect to emphasize the improved disease detection and cost savings benefits (from both early disease detection and less repeat testing) in seeking to obtain reimbursement for PREP and SCREEN for cervical cancer screening.

     Current Procedural Terminology codes, which are used in the submission of claims to insurers for reimbursement for medical service, are assigned, maintained and revised by the CPT Editorial board administered by the American Medical Association. In January 1998 the CPT Editorial board established two separate Current Procedural Terminology codes (88142 and 88143) for liquid-based cervical cytology interpretations by a cytotechnologist and, if necessary, a pathologist, respectively. The United States Health Care Financing Administration has targeted September 1999 as a deadline for establishing a national limit on the amount of reimbursement for these procedures. We cannot guarantee that the national limit for monetary reimbursement will be high enough to support use of PREP on a routine basis. If the national limit is insufficient to support the routine use of PREP, our business, financial condition and results of operations could be materially adversely effected.

     We have very limited experience in obtaining reimbursement for our products in the United States or other countries. In addition, third-party payors are routinely limiting reimbursement and coverage for medical devices and in many instances are exerting significant pressure on medical suppliers to lower their prices. Lack of, or inadequate, reimbursement by government and other third-party payors for our products would have a material adverse effect on our business, financial condition and results of operations. Further, outside of the United States, health care reimbursement systems vary from country to country, and we cannot guarantee that third-party reimbursement will be made available at an adequate level, if at all, for PREP or SCREEN under any other reimbursement system.

     In February 1998, the Medical Advisory Panel of the Blue Cross and Blue Shield Association's Technology Evaluation Center completed a cost-effectiveness study pertaining to some of our competitors. The Medical Advisory Panel concluded that systems being marketed by our competitors offer only modest improvements in diagnostic accuracy at a high cost. While our products were not included in the study, we cannot guarantee that the report will not have an adverse effect on market acceptance of our products. Further, in July 1998, the American College of Obstetricians and Gynecologists released a report stating that, while the new technologies improve sensitivity of the Pap test, their routine use cannot be recommended based on costs and a lack of sufficient data demonstrating a reduction in incidence of late-stage disease or an improvement in cervical cancer survival rate. Again, AutoCyte was not one of the companies whose products were evaluated in this report. However, we cannot guarantee that this information will not negatively affect acceptance of PREP and SCREEN in the marketplace. We cannot guarantee that third-party payors will provide coverage, that reimbursement levels will be adequate or that health care providers or clinical laboratories will use PREP and SCREEN for cervical cancer screening in lieu of the conventional Pap smear.

     Recent health care cost containment initiatives in the United States that have focused on reduction in reimbursement levels may effect us negatively. However, emphasis on preventive measures to reduce the overall costs to the health care system could lead to more frequent testing for cervical cancer and use of PREP and SCREEN if approved by the FDA. We are unable to predict the outcome or the effect on our business of the current health care reform debate.

PATENTS, COPYRIGHTS, LICENSES AND PROPRIETARY RIGHTS

     We rely on a combination of patents, trade secrets, copyrights and confidentiality agreements to protect our proprietary technology, rights and know-how. We currently hold numerous issued United States patents as well as corresponding foreign patents and patent applications, and have additional United States patent applications that have been allowed but not issued, relating to various aspects of our slide preparation and computerized image analysis technologies. These patents cover system components, such as the disaggregation syringe, as well as the PREP process and the interactivity of the cytotechnologist with the SCREEN system. We have also filed one patent application which is pending in the United States and numerous patent applications which are pending abroad.

     We cannot guarantee that the claims allowed in any of our existing or future patents will not be successfully challenged or circumvented by competitors. Under current law, patent applications in the United

States are maintained in secrecy until patents are issued and patent applications in foreign countries are maintained in secrecy for a period after filing. The right to a patent in the United States belongs to the first to invent, not the first to file a patent application. We cannot be sure that our products or technologies do not infringe patents that may be granted in the future pursuant to pending patent applications or that our products do not infringe any patents or proprietary rights of third parties. We are aware that several of our competitors hold several patents relating to automated slide preparation and screening. We cannot guarantee that a court would rule that our products do not infringe such third-party patents or would invalidate such third-party patents.

     We could incur substantial legal fees in defending against a patent infringement claim or in asserting claims of invalidity against third parties. In the event that any claims of third-party patents are upheld as valid and enforceable, the owners of such patents could prevent us from selling our products or could require us to obtain licenses from them. Alternatively, we would have to redesign our products to avoid infringement. We cannot guarantee that such licenses would be available or, if available, would be on terms acceptable to us or that we would be successful in any attempt to redesign our products or processes to avoid infringement. Our failure to obtain these licenses or to redesign our products would have a material adverse effect on our business, financial condition and results of operations.

     We have entered into confidentiality agreements with all of our employees and several of our consultants and third-party vendors. We cannot guarantee that the obligations of our employees and employees of other companies with whom we have entered into confidentiality agreements to maintain the confidentiality of trade secrets and proprietary information will effectively prevent disclosure of our confidential information. We also cannot guarantee that these agreements will provide meaningful protection for our confidential information if there is unauthorized use or disclosure, or that our trade secrets or proprietary information will not be independently developed by our competitors. We also hold unregistered rights to copyrights on documentation and operating software we developed for PREP and SCREEN. We cannot guarantee that any copyrights we own will not be challenged or circumvented by our competitors. Litigation may be necessary to defend against claims of infringement, to enforce our patents and copyrights, or to protect trade secrets. Litigation of this nature could result in substantial cost to, and diversion of effort by, us. Furthermore, we cannot guarantee that we would prevail in any infringement litigation. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

COMPETITION

     The cervical cancer screening market is comprised of the conventional Pap smear and certain technologies which have been introduced in recent years or are currently under development to provide improvements over the conventional Pap smear process. Our competitors in the development and commercialization of alternative cervical cancer screening technologies include both publicly traded and privately held companies. The alternative technologies of which we are aware have focused on:

     - improvements in slide sample preparation;

     - the development of automated, computerized screening systems and

     - adjunctive testing technologies.

     To date, we know of no competitor which has developed an integrated sample preparation and image analysis system, such as PREP and SCREEN. Nevertheless, some competitors' products have already received FDA approval and are being marketed in the United States. In addition, some of our competitors have substantially greater financial, marketing, sales, distribution and technical resources than we do. Certain competitors also have more experience in research and development, clinical trials, regulatory matters, customer support, manufacturing and marketing. In addition, some of these companies have received third-party reimbursement for their products. We believe that our products will compete on the basis of a number of factors, including:

     - slide specimen adequacy;

     - screening sensitivity;

     - ease of use;

     - efficiency;

     - cost to customers and

     - performance claims.

     While we believe that our products will have competitive advantages based on some of these factors, we cannot guarantee that various competitors' products will not have competitive advantages based on other factors that, when coupled with the earlier market entry of some products, will adversely effect the market acceptance of PREP and SCREEN. Moreover, we cannot guarantee that we will be able to compete successfully against current or future competitors or that competition, including the development and commercialization of new products and technologies, will not have a material adverse effect on our business, financial condition and results of operations. Our products could be rendered obsolete or uneconomical by technological advances of our current or potential competitors, the introduction and market acceptance of competing products or by other approaches.

     Our primary competitor in thin-layer slide preparation is Cytyc Corporation. Cytyc's system, the ThinPrep(R) 2000 Processor(TM), is based on a membrane-filtration separation system rather than the centrifugation approach used in the AutoCyte PREP process. It is also used for non-gynecologic applications. The FDA has allowed Cytyc to conclude in the discussion section of the package insert for ThinPrep 2000 that the sample preparation is "...significantly more effective than the conventional Pap smear for the detection of Low Grade Squamous Intraepithelial and more severe lesions in a variety of patient populations." The FDA has also allowed Cytyc to conclude in the package insert that specimen quality "...is significantly improved over that of conventional Pap smear preparation in a variety of patient populations."


     In June 1997, Cytyc entered into a multi-year agreement with Quest, at the time, one of the three large national chain laboratories. We believe that this agreement is scheduled to expire at the end of 1999. In February 1999, Quest announced that it was acquiring the clinical laboratory operations of SmithKline Beecham, another of the large national chain laboratories. The acquisition is subject to review by various regulatory authorities and is targeted for completion in the third quarter of 1999. In addition, in October of 1996, Cytyc announced a non-exclusive co-marketing agreement with Digene Corporation, which has developed a product that detects the presence or absence of human papillomavirus in precancerous cervical lesions. In September 1997, the FDA approved PMA supplements submitted by Cytyc and Digene enabling testing for human papillomavirus directly from Cytyc's ThinPrep process cell suspension. We are currently working with Digene on a PMA supplement for use of PREP's cell suspension with Digene's human papillomavirus test in the United States. In Europe, PREP cell suspension is already in routine use with Digene's human papillomavirus test. Cytyc has also announced that it is developing a higher throughput version of its ThinPrep 2000 system (the ThinPrep 3000) that is expected to complete clinical trials by the end of 1999. In January 1999, Cytyc announced that it was expanding its direct sales force by 75 people to sell directly to hospitals, laboratories and doctors. Finally, in July 1999, Cytyc announced that it was collaborating with Battelle's Medical Products Group to accelerate development of a computer imaging system to aid in cervical cancer screening. Cytyc's success with implementation of any of the foregoing arrangements or marketing initiatives may make it more difficult for us to promote PREP in markets in which we compete with Cytyc.



     In automated screening we currently face direct competition primarily from one company, NeoPath, which markets imaging systems for both primary screening of conventional Pap smears, and to reexamine or rescreen conventional Pap smears previously diagnosed as negative. NeoPath's primary AutoPap Screening System was approved for primary screening in May 1998. The NeoPath primary screening system protocol excludes high-risk patient samples, and of the remaining samples, approximately 25% are designated, based on system analysis, for no further review. The remaining 75% of non-high-risk patients' samples undergo full cytotechnologist review.

     NeoPath's system could not be used with PREP without FDA approval, and, therefore, if this system is installed at or used by hospitals and reference laboratories, those hospitals and laboratories may not purchase our products, which would result in a material adverse effect on our business, financial condition and results of operations.

     In March 1999, we announced an agreement with NeoPath, Inc. to pursue a clinical study to obtain supplemental approval from the FDA to use NeoPath's AutoPap Primary Screening System to screen slides prepared using PREP. See "Supplemental Study with NeoPath", above, for a further discussion of this agreement.


     On June 4, 1999 we entered into an Agreement and Plan of Merger with NeoPath pursuant to which NeoPath will become our wholly-owned subsidiary. See "Management Discussion and Analysis" for a further discussion of this proposed transaction.



     Morphometrix is also developing an automated, computerized system for screening thin-layer slides.


GOVERNMENT REGULATION

     The manufacture and sale of medical diagnostic devices are subject to extensive governmental regulation in the United States and in other countries. PREP and SCREEN are regulated for cervical cytology applications in the United States as medical devices by the FDA under the Federal Food, Drug, and Cosmetic Act and require premarket approval by the FDA prior to commercial distribution. In addition, certain modifications to medical devices, their manufacture or their labeling also are subject to FDA review and approval before marketing. Pursuant to the Federal Food, Drug, and Cosmetic Act, the FDA regulates the following with regard to medical devices in the United States:

     - preclinical and clinical testing;

     - manufacturing;

     - labeling;

     - distribution;

     - sales;

     - marketing;

     - advertising; and

     - promotion.

     Failure to comply with applicable requirements, including good clinical practice requirements, can result in:

     - the refusal of the government to grant premarket approval for devices;

     - suspension or withdrawal of clearances or approvals;

     - total or partial suspension of production, distribution, sales and marketing;

     - fines;

     - injunctions;

     - civil penalties;

     - recall or seizure of products; and

     - criminal prosecution of a company and its officers and employees.

     Medical devices are classified into one of three classes, Class I, II or III, on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls (e.g., labeling and adherence to FDA-mandated quality system (including Quality System) requirements and, in some cases, premarket notification). Class II devices are subject to general controls including, in most cases, premarket notification, and to special controls (e.g., performance standards, patient registries and FDA guidelines). Generally, Class III devices are those that must receive premarket approval by the FDA to ensure their safety and effectiveness (e.g., life-sustaining, life-supporting and implantable devices) and also include most "new medical devices," devices that were not on the market before May 28, 1976, and for which the FDA has not made a finding of "substantial equivalence" based on a premarket notification. Class III devices usually require clinical testing and FDA approval prior to marketing and distribution. Our PREP and SCREEN products, when intended for gynecologic use, are regulated as Class III medical devices.

     If human clinical trials of a device are required and the device presents a "significant risk," the sponsor of the trial (usually the manufacturer or distributor of the device) is required to file an investigational new device application prior to commencing human clinical trials. The investigational new device application must be supported by data, typically including the results of animal and laboratory testing. If the investigational new device application is approved by the FDA (or the FDA does not notify the sponsor 30 days after receipt of the application that the trials may not begin) and one or more appropriate institutional review boards approves the study protocol, clinical trials may begin at a specified number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a "nonsignificant risk" to the patient, such as our PREP and SCREEN products when intended for gynecologic use in a "split-sample" study, or is an investigational new exempt in-vitro diagnostic device, a sponsor may begin the clinical trial after obtaining approval for the study from one or more appropriate institutional review boards. Sponsors of clinical trials are permitted to sell devices distributed in the course of the study provided the price charged does not exceed recovery of the cost of manufacture, research, development and handling. Generally, for an investigational new device study, a supplement must be submitted to, and approved by, the FDA (or the FDA does not notify the sponsor 30 days after receipt of the supplement that the change may not be implemented) before a sponsor or an investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects. The FDA has the authority to re-evaluate, alter, suspend or terminate clinical testing based on its assessment of data collected throughout the trials or for non-compliance with regulatory requirements.

     Generally, before a new Class II medical device can be introduced into the market, the manufacturer must obtain FDA clearance of a premarket notification or approval of a premarket approval application, unless the device is exempt from the requirement of such clearance. A premarket notification clearance will be granted if the submitted information establishes that the device is "substantially equivalent" to a legally marketed predicate device (Class I or II medical device (for a Class I or II device that is not exempt from the requirement of premarket notification clearance) or to a legally marketed Class III device that does not itself require an approved PMA prior to marketing). A premarket notification must contain information to support a claim of substantial equivalence, which may include laboratory test results or the results of clinical studies of the device in humans. Such studies can take years to complete, analyze, and prepare for submission to the FDA. Commercial domestic distribution of a device for which a premarket notification is required may begin only after the FDA issues an order finding the device to be "substantially equivalent" to a predicate device. An FDA review of a premarket notification is generally expected to take from three to six months from the date the premarket notification is accepted for review by the agency, but it may take far longer, and premarket notification clearance may never be obtained.

     An FDA order may declare that the device is "substantially equivalent" to another legally marketed device and allow the proposed device to be marketed in the United States. The FDA, however, may determine that the proposed device is not "substantially equivalent" or require further information, including clinical data, to make a determination of substantial equivalence. Such determinations or requests for additional information could prevent or delay market introduction of the product that is the subject of the premarket notification premarket notification.

     Generally, a PMA for a new Class III device must be filed with and approved by the FDA before marketing of the device may begin. A PMA must be supported by valid scientific evidence that typically includes extensive data, including data from preclinical testing and human clinical trials to demonstrate the safety and effectiveness of the device. The FDA ordinarily requires the performance of independent, statistically significant human clinical trials that demonstrate the safety and effectiveness of the device in order to obtain FDA approval of the PMA. The PMA must also contain the results of all relevant bench tests, laboratory and animal studies, a complete description of the device and its components, and a detailed description of the methods, facilities and controls used to manufacture the device. In addition, the submission must include the proposed labeling and promotional labeling.

     Upon receipt of the PMA, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA so determines, the FDA will accept the PMA for filing and begin an in-depth review of it. An FDA review of a PMA typically is expected to take approximately one year from the date the PMA application is accepted for filing, but may take significantly longer if the FDA requests additional information and any major amendments to the PMA are filed. The review time is often significantly extended by requests from the FDA for more information or clarification of information already provided in the submission. During the review period, an advisory committee, including clinicians, may be convened to review and evaluate the application and provide recommendations to the FDA as to whether the PMA should be approved. The FDA is not bound by the recommendation of the advisory committee. The FDA will usually inspect the applicant's manufacturing facility to ensure compliance with Quality System requirements prior to approval of a PMA. The FDA also may conduct bioresearch monitoring inspections of the clinical trial sites and the PMA applicant to ensure data integrity, and that the studies were conducted in compliance with the applicable FDA regulations.

     If the FDA's evaluations of the clinical study sites' compliance with the agency's Good Clinical Practice requirements and the Quality System compliance of the manufacturing facilities are acceptable, the FDA will issue either an approval letter (order) or an "approvable letter" containing a number of conditions that must be met in order to secure approval of a PMA. If the FDA's evaluation of the PMA, the clinical study sites or the manufacturing facilities are not favorable, the FDA will deny approval of the PMA or issue a "not approvable letter." The FDA may also determine that additional preclinical testing or human clinical trials are necessary, in which case approval of the PMA could be delayed for several years while additional testing or trials are conducted and submitted in an amendment to the PMA. The IDE/PMA process is expensive, uncertain and lengthy (typically taking five to seven years or more to complete), and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing. There can be no assurance that we will be able to obtain necessary regulatory approvals for any proposed future products in a timely manner or at all. Delays in receipt of approvals, failure to receive approvals, the loss of previously received approvals, or failure to comply with existing or future regulatory requirements, would have a material adverse effect on our business, financial condition and results of operations.

     The FDA's regulations require agency approval of a PMA supplement for certain changes if they affect the safety and effectiveness of the device, including, but not limited to, new indications for use; certain labeling changes; certain types of manufacturing changes; and changes in performance or design specifications. Any such change will require FDA approval of a PMA supplement before implementing the change.

     PREP and SCREEN and any other products manufactured or distributed by us pursuant to an approved PMA application and supplements (or to premarket notification clearances) will be subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experience with the use of the device. Device manufacturers are required to register their establishments and list their devices with the FDA. The FDC Act requires that medical devices be manufactured in accordance with the FDA's Quality System regulation. Product labeling and promotional activities are also subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. Products may only be promoted by us and any of our distributors for their approved indications. No assurance can be given that modifications to the labeling which may be required by the FDA in the future will not adversely affect our ability to market or sell PREP, SCREEN or other of our products.

     We also are subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that we will not be required to incur significant costs to comply with such laws and regulations in the future, or that such laws or regulations will not have a material adverse effect upon our business, financial condition and results of operations.

     Sales of medical devices outside of the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ. No assurance can be given that such foreign regulatory approvals will be granted on a timely basis, or at all. We have been advised by various parties, including consultants we engaged and foreign distributors, that no regulatory approvals for a device analogous to FDA approval of a PMA are currently required by any country where we currently sells PREP or SCREEN. Such approval requirements may be imposed in the future. Export sales of investigational devices that are subject to PMA or IDE application requirements and have not received FDA marketing approval generally may be subject to FDA export permit requirements depending upon, among other things, the purpose of the export (investigational or commercial), the country to which the device is intended for export, and on whether the device has valid marketing authorization in a country listed in the FDA Export Reform and Enhancement Act of 1996, e.g., any member country of the European Union and certain other countries including but not limited to Australia, Canada, Israel, Japan, New Zealand, and South Africa. In order to obtain such a permit, when one is required, we must provide the FDA with documentation from the medical device regulatory authority of the country in which the purchaser is located, stating that the device may be marketed in the country. In addition, the FDA must find the exportation of the device is not contrary to the public health and safety of the country in order for us to obtain the permit. We received an FDA permit to export PREP and SCREEN to all foreign countries in which we are currently selling these products and where such a permit was required. There can be no assurance that we will meet the FDA's export requirements or receive additional FDA export approval when such approval is necessary, or that countries to which the devices are to be exported will approve the devices for import. Our failure to meet the FDA's export requirements or obtain FDA export approval when required to do so, or to obtain approval for import, could have a material adverse effect on our business, financial condition and results of operations.

     The laboratories that would purchase our PREP and SCREEN products are subject to extensive regulation under CLIA, which requires laboratories to meet specified standards in the areas of personnel qualifications, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. We believe that our PREP and SCREEN products operate in a manner that will allow laboratories using the products to comply with the requirements of the Clinical Laboratory Improvement Amendments. However, we cannot guarantee that interpretations of current Clinical Laboratory Improvement Amendments regulations or future changes in Clinical Laboratory Improvement Amendments regulations would not make compliance by the laboratory difficult or impossible and therefore have an adverse effect on sales of our products.

PRODUCT LIABILITY

     Commercial use of any of our products may expose us to product liability claims. We currently carry $12,000,000, limited to $11,000,000 per occurrence, in general liability (including product liability) insurance coverage. We believe that this amount is adequate to meet our present needs. The medical device industry has experienced increasing difficulty in obtaining and maintaining reasonable product liability coverage, and substantial increases in insurance premium costs in many cases have rendered coverage economically impractical. To date, we have not experienced difficulty obtaining an amount of insurance coverage commensurate with our level of sales. As our sales expand, however, there can be no assurance that our existing product liability insurance will be adequate or that additional product liability insurance will be available to us at a reasonable cost, or that any product liability claim would not have a material adverse effect on our business, financial condition and results of operations.

EMPLOYEES


     As of July 31, 1999 we employed 83 persons on a full-time basis. We believe that our relations with our employees are good. None of our employees are a party to a collective bargaining agreement.


FACILITIES

     We currently lease a total of 43,000 square feet of space devoted to manufacturing, warehousing, administrative, research and development and engineering functions, at 780 Plantation Drive, Burlington, North Carolina under a seven-year lease expiring in July 2005. The lease is renewable for five additional one-year terms.

     We also currently lease a 5,000 square foot education facility at 1111 Huffman Mill Road in Burlington, North Carolina under a three-year lease expiring in June 2001. The education facility lease is renewable for one additional three-year term, and also contains an option to expand the leased space by 4,500 square feet.

LEGAL PROCEEDINGS

     We are not a party to any legal proceedings.

                                   MANAGEMENT

     The following table provides information about our directors and executive officers:


NAME AND ADDRESS                       AGE                           POSITION
----------------                       ---                           --------
James B. Powell, M.D.................  60     President, Chief Executive Officer and Director
Ernest A. Knesel.....................  53...  Executive Vice President
Thomas Gahm..........................  42     Vice President of Computer Science
James W. Geyer.......................  54     Vice President of Laboratory Science
William O. Green.....................  41     Chief Financial Officer, Vice President of Finance and
                                                Treasurer
Eric W. Linsley......................  37     Vice President of Operations and Business Development
James M. Clinton.....................  49     Vice President of Regulatory Affairs and Quality
                                              Assurance
Richard A. Charpie, Ph.D.............  47     Chairman of the board of directors
Robert E. Curry, Ph.D................  52     Director
Thomas P. Mac Mahon..................  52     Director
Susan E. Whitehead...................  45     Director


JAMES B. POWELL, M.D.

     James B. Powell, M.D. has served as a director of AutoCyte since November 1996 and as our President and Chief Executive Officer since January 1997. Prior to joining AutoCyte, Dr. Powell served as the President and Chief Executive Officer of Laboratory Corporation of America Holdings from May 1995 until January 1997. From June 1982 until May 1995, Dr. Powell served as President of Biomedical Reference Laboratories/Roche Biomedical Laboratories, Inc., the predecessor to both LabCorp and Roche Image Analysis Systems, the predecessor of AutoCyte and which he co-founded. He continues to serve on the board of LabCorp, a publicly traded company. Dr. Powell received a B.A. from Virginia Military Institute and an M.D. from Duke University, and is board certified in anatomical and clinical pathology.

ERNEST A. KNESEL

     Ernest A. Knesel has served as Executive Vice President of AutoCyte since November 1996 and served as our interim President from November 1996 until January 1997. Previously, Mr. Knesel was a founder of Roche Image Analysis Systems and served as its President from May 1989 until joining AutoCyte. Mr. Knesel also was a co-founder of Biomedical Reference Laboratories/Roche Biomedical Laboratories, Inc., for which he served as Senior Vice President and was responsible for Scientific Affairs from June 1969 until 1993. Mr. Knesel received a B.S. in medical technology and an M.S. in biochemistry from Fairleigh Dickinson University.

THOMAS GAHM, PH.D.

     Thomas Gahm, Ph.D. has served as Vice President of Computer Science of AutoCyte since November 1996. Previously, he served Roche Image Analysis Systems and Biomedical Reference Laboratories/ Roche Biomedical Laboratories in the same capacity since August 1993. From 1983 to 1993, Dr. Gahm was a Scientific Advisor and Project Coordinator of Kontron Electronics, Image Analysis Division, where he focused on the commercial development of microscopic image analysis. Dr. Gahm received an engineering degree from the University of Stuttgart (Institute of Physical Electronics) and a Ph.D. from the Medical and Technical University of Hannover, Germany.

JAMES W. GEYER, PH.D.

     James W. Geyer, Ph.D. has served as Vice President of Laboratory Science of AutoCyte since November 1996. From 1991 until November 1996, Dr. Geyer served Roche Image Analysis Systems in the same capacity. He also served as Vice President of Product Development for Biomedical Reference Laboratories/Roche Biomedical Laboratories, Inc. from 1991 until 1994. In September 1986, Dr. Geyer founded Genetic Design Inc., a genetic testing laboratory, and served as its Vice President of Scientific Affairs until it was acquired by Genzyme Corporation in 1991. From 1975 until 1986, Dr. Geyer served as Vice President of Research and Development at Biomedical Reference Laboratories/Roche Biomedical Laboratories. Dr. Geyer received a Ph.D. in immunology and microbiology and an M.S. in biochemistry, both from Wayne State University School of Medicine.

WILLIAM O. GREEN

     William O. Green joined AutoCyte as Controller in January 1997 and became Chief Financial Officer and Vice President of Finance in April 1997. Prior to joining AutoCyte, Mr. Green served from 1994 to 1996 as Vice President and Chief Financial Officer of CORPEX Technologies, Inc., a specialty chemical company. Prior to joining CORPEX, Mr. Green held various positions at Mann Industries, Inc., a privately held manufacturer of technical man-made fibers and yarns from 1989 to 1993, serving most recently as Chief Operating Officer from 1992 to 1993. On September 16, 1993 Mann filed for receivership and subsequently was liquidated. From 1981 to 1989, Mr. Green worked as a certified public accountant at Arthur Andersen & Co. He received a B.S. in business administration from the University of North Carolina, Chapel Hill.

ERIC W. LINSLEY

     Eric W. Linsley has served as Vice President of Operations and Business Development of AutoCyte since May 1997. Prior to joining AutoCyte, Mr. Linsley was a partner with Ampersand Ventures, a venture capital firm, from 1991 to May 1997, and, in connection with such position, served as interim management in operating and financial roles for various industrial products and health care companies. From 1989 to 1991, Mr. Linsley was a management consultant with Bain & Co. In 1988, he served in the same capacity with McKinsey & Co. He also has worked as a certified public accountant with Arthur Andersen LLP from 1984 to 1987. He received a B.A. from Trinity College, an M.S. in accounting from New York University and an M.B.A. from the Wharton School at the University of Pennsylvania.


JAMES M. CLINTON


     James M. Clinton was promoted to Vice President of Regulatory Affairs and Quality Assurance in February 1999 after serving as the department director since joining AutoCyte in September 1998. Prior to joining AutoCyte, Mr. Clinton worked as an independent consultant following nineteen years in the medical device and pharmaceutical industries. From 1996 to 1997, Mr. Clinton served as Director of Regulatory Affairs and Quality Assurance for Cardiovascular Diagnostics, Inc.; from 1981 to 1995, for Bayer Corporation as a microbiologist, supervisor and manager of medical device and pharmaceutical quality assurance laboratories; and from 1978 to 1981 as a microbiologist and supervisor for Boeringer Mannheim Corporation. Mr. Clinton holds a B.A in biology from the University of Massachusetts and an M.S. in microbiology from Indiana University.

RICHARD A. CHARPIE, PH.D.

     Richard A. Charpie, Ph.D. is Chairman of the board of directors. Dr. Charpie is the Managing General Partner of Ampersand Ventures and all of its affiliated partnerships. He founded Ampersand in 1988 as a spin-off from PaineWebber Incorporated. Dr. Charpie is currently a director of V.I. Technologies, Inc. and of several privately held companies. Dr. Charpie holds a M.S. in physics and a Ph.D. in applied economics and finance, both from the Massachusetts Institute of Technology.

ROBERT E. CURRY, PH.D.

     Robert E. Curry, Ph.D. is a director of AutoCyte. Dr. Curry is Vice President of DLJ Capital Corporation, a wholly owned subsidiary of Donaldson, Lufkin & Jenrette, Inc. He joined the Sprout Group, a submanager of various venture capital funds within the Donaldson, Lufkin & Jenrette organization, as a general partner in May 1991. Prior to joining Sprout, Dr. Curry served in various capacities with Merrill Lynch R&D Management and Merrill Lynch Venture Capital from 1984, including as President of both organizations from January 1990 to May 1991. Previously, Dr. Curry was a Vice President of Becton Dickinson from May 1980 to July 1984, and General Manager of Bio-Rad Laboratory Inc.'s Diagnostics Systems Division from August 1976 to May 1980. He currently is a director of Adeza Biomedical, Inc., Instrumentation Metrics, Inc., Mycotech, Inc., Urosurge, Inc., Prometheus Laboratories, Inc. and Photon Technology International, Inc. Dr. Curry received a B.S. from the University of Illinois, and a M.S. and Ph.D. in chemistry from Purdue University.


THOMAS P. MAC MAHON

     Thomas P. Mac Mahon is a director of AutoCyte. Mr. Mac Mahon succeeded Dr. Powell as President and Chief Executive Officer of LabCorp in January 1997 and also serves as Chairman of the board of LabCorp. Mr. Mac Mahon served as Senior Vice President of Hoffmann-La Roche Inc. from 1993 to January 1997 and President of Roche Diagnostics Group and a Director and member of the Executive Committee of Hoffmann-La Roche Inc. from 1988 to January 1997. A graduate of St. Peter's College, Mr. Mac Mahon received a M.B.A. in marketing from Fairleigh Dickinson University.

SUSAN E. WHITEHEAD

     Susan E. Whitehead is a director of AutoCyte. Ms. Whitehead is Chair of the Whitehead Institute for Biomedical Research, a trustee of the Massachusetts Institute of Technology, a trustee of the Horizons Initiative, a Boston-based group focused on the needs of homeless children and Chair of the Planned Parenthood League of Massachusetts. From 1989 to 1995, Ms. Whitehead was an attorney in private practice in Boston, Massachusetts. From 1982 until 1987, she served as a prosecutor in New York City. Ms. Whitehead received a J.D. from Cardozo School of Law, and a B.S. from Cornell University.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     Our Restated Certificate of Incorporation provides for a classified board of directors consisting of three classes, with each class being as nearly equal in number as possible. The term of one class expires and their successors are elected for a term of three years at each annual meeting of our stockholders. We have designated the following classes of directors:

                  NAME           TERM EXPIRES
                  ----           ------------
CLASS I    James B. Powell           2001
CLASS II   Richard A. Charpie        2002
           Robert E. Curry           2002
CLASS III  Thomas P. Mac Mahon       2000
           Susan E. Whitehead        2000

     The class I, class II and class III directors will serve until the annual meeting of stockholders to be held in 2001, 2002 and 2000, respectively, and until their respective successors are duly elected and qualified, or until their earlier resignation or removal. The Restated Certificate provides that directors may be removed only for cause by a majority of stockholders. See "Description of Capital Stock -- Anti-Takeover Measures."

     Each officer serves at the discretion of the board of directors. There are no family relationships among any of the directors or executive officers.

BOARD COMMITTEES

     We have standing audit and compensation committees of the board. We do not have a nominating committee.

     The audit committee consisted of Dr. Charpie, Dr. Curry and Ms. Whitehead from January 1, 1998 until April 8, 1998. Mr. Mac Mahon replaced Ms. Whitehead on the audit committee effective as of April 9, 1998. The audit committee assists the board in the discharge of its duties and responsibilities by providing the board with an independent review of our financial health and of the reliability of our financial contracts and financial reporting systems. The audit committee reviews:

     - the general scope of our annual audit;

     - the fee charged by our independent accountants; and

     - other matters relating to internal control systems.

     The compensation committee currently consists of Dr. Charpie, Dr. Curry and Mr. Mac Mahon. The compensation committee determines the compensation paid to all our executive officers, including the Chief Executive Officer. The compensation committee's duties include the administration of our Amended and Restated 1996 Equity Incentive Plan.

DIRECTOR COMPENSATION

     Directors currently receive no compensation for their service on the board except pursuant to the 1997 Director Stock Option Plan, which was adopted by the board and our stockholders in June 1997. All of the directors who are not employees of AutoCyte are currently eligible to participate in the Director Plan. Upon adoption, there were 100,000 shares of common stock reserved for issuance under the Director Plan. Upon the election or reelection of an eligible director, that director automatically will be granted an option to purchase 10,000 shares of common stock. Options become exercisable with respect to 2,000 shares on each anniversary of the date of grant for a period of five years, provided that the optionee is still an AutoCyte director at the opening of business on such date. Each option has a term of ten years. The exercise price for each option is equal to the last sale price for the common stock on the business day immediately preceding the date of grant, as reported on the Nasdaq National Market. The exercise price may be paid in cash, shares of common stock or a combination of both. During 1999, options to purchase 10,000 shares of commons stock were granted to both Dr. Charpie and Dr. Curry upon their reelection to the board.

EXECUTIVE COMPENSATION


     The following table presents certain compensation information for the Chief Executive Officer and the named executive officers, the four other most highly compensated executive officers whose total salary for the year ended December 31, 1998 exceeded $100,000:


                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                                        ------------
                                                 ANNUAL COMPENSATION     SECURITIES
                                                 -------------------     UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                      YEAR     SALARY(1)      OPTIONS(#)     COMPENSATION
---------------------------                      -----    ----------    ------------    ------------
James B. Powell, M.D...........................  1998      $171,976         4,125         $ 5,000(2)
  President and Chief Executive Officer(4)       1997      $145,279            --         $ 2,542(2)
Ernest A. Knesel...............................  1998      $190,304        17,379         $ 5,000(2)
  Executive Vice President(5)                    1997      $184,032            --         $ 4,750(2)
                                                 1996      $193,931       245,941         $22,771(3)
Thomas Gahm, Ph.D..............................  1998      $175,976        17,165         $ 5,000(2)
  Vice President of Computer Science             1997      $164,287            --         $ 4,750(2)
                                                 1996      $159,509       135,268         $ 6,775(3)
Eric W. Linsley................................  1998      $148,195        16,471         $ 4,369(2)
  Vice President of Operations and               1997      $ 88,266       135,268         $96,235(8)
  Business Development(6)
Steven C. McPhail..............................  1998      $158,556        16,719         $ 3,083(2)
  Vice President of Sales and Marketing(7)       1997      $ 94,343        98,376         $96,798(9)

---------------
(1) The amounts shown for 1996 represent amounts paid by Roche Image Analysis Systems, for services performed from January 1, 1996 to November 21, 1996, and amounts we paid for services performed from November 22, 1996 to December 31, 1996.

(2) Represents our contributions to our 401(k) plan on behalf of the named executive officers.

(3) Represents payments made by Roche Image Analysis Systems in connection with the formation of AutoCyte for accrued vacation time with Roche Image Analysis Systems.

(4) Dr. Powell joined AutoCyte as President and Chief Executive Officer in January 1997.

(5) Mr. Knesel served as interim President from November 22, 1996 until January 1997. During that period, no executive officer held the title of Chief Executive Officer.

(6) Mr. Linsley joined AutoCyte as Vice President of Operations and Business Development in May 1997.


(7) Mr. McPhail served as Vice President of Sales and Marketing from May 1997 to July 1999.


(8) Represents payments of $95,251 we made for relocation expenses and related income tax gross-up payments and contributions of $984 we made to our 401(k) plan on behalf of the named executive officer.

(9) Represents payments of $96,564 we made for relocation expenses and related income tax gross-up payments and contributions of $234 we made to our 401(k) plan on behalf of the named executive officer.

     The following table presents certain information regarding options we granted during the fiscal year ended December 31, 1998 to the named executive officers.


                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                            ----------------------------------------------------------       VALUE AT ASSUMED
                            NUMBER OF     PERCENT OF                                      ANNUAL RATES OF STOCK
                            SECURITIES   TOTAL OPTIONS                                    PRICE APPRECIATION FOR
                            UNDERLYING    GRANTED TO      EXERCISE                             OPTION TERM
                             OPTIONS     EMPLOYEES IN      OR BASE       EXPIRATION       ----------------------
NAME                         GRANTED      FISCAL YEAR    PRICE/SHARE        DATE            5%(1)       10%(1)
----                        ----------   -------------   -----------   ---------------    ---------    ---------
James B. Powell, M.D. ....     5,500(2)      1.18%         $4.188         2/5/2008         $14,486      $36,710
Ernest A. Knesel..........    14,000(3)      3.01%         $4.188         2/5/2008         $36,873      $93,444
                               4,506(4)      0.97%         $4.188         2/5/2008         $11,868      $30,076
Thomas Gahm, Ph.D. .......    14,000(3)      3.01%         $4.188         2/5/2008         $36,873      $93,444
                               4,220(5)      0.91%         $4.188         2/5/2008         $11,115      $28,167
Eric W. Linsley...........    14,000(3)      3.01%         $4.188         2/5/2008         $36,873      $93,444
                               3,375(6)      0.78%         $4.188         2/5/2008         $ 8,889      $22,527
Steven C. McPhail.........    14,000(3)      3.01%         $4.188         2/5/2008         $36,873      $93,444
                               3,625(7)      0.73%         $4.188         2/5/2008         $ 9,548      $24,195

---------------
(1) The dollar amounts shown in these columns are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying common stock. No gain to the optionee is possible without an increase in price of the underlying common stock, which will benefit all stockholders proportionately.

(2) These options became exercisable with respect to 4,125 shares on December 31, 1998 upon our achieving certain performance-based criteria. These options terminated with respect to the remaining 1,375 shares on December 31, 1998.

(3) These options were granted on February 6, 1998 and become exercisable as to 1/48th of the shares on the first day of each month following the date of grant.

(4) These options became exercisable with respect to 3,379 shares on December 31, 1998 upon our achieving certain performance-based criteria. These options terminated with respect to the remaining 1,127 shares on December 31, 1998.

(5) These options became exercisable with respect to 3,165 shares on December 31, 1998 upon our achieving certain performance-based criteria. These options terminated with respect to the remaining 1,055 shares on December 31, 1998.

(6) These options became exercisable with respect to 2,471 shares on December 31, 1998 upon our achieving certain performance-based criteria. These options terminated with respect to the remaining 904 shares on December 31, 1998.

(7) These options became exercisable with respect to 2,719 shares on December 31, 1998 upon our achieving certain performance-based criteria. These options terminated with respect to the remaining 906 shares on December 31, 1998.

     The following table presents certain information concerning exercisable and unexercisable stock options held by the named executive officers as of December 31, 1998.


              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                  SHARES                    OPTIONS AT FISCAL YEAR-END     AT FISCAL YEAR-END(2)
                                ACQUIRED ON      VALUE      --------------------------   -------------------------
             NAME                EXERCISE     REALIZED(1)   EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
             ----               -----------   -----------   --------------------------   -------------------------
James B. Powell, M.D..........         --      $     --           4,125 /      --           $     -- / $     --
Ernest A. Knesel..............    114,732      $494,632          11,533 / 134,055           $ 20,869 / $489,941
Thomas Gahm, Ph.D.............     37,453      $153,754           34,262 / 78,718           $112,279 / $269,467
Eric W. Linsley...............     28,471      $125,313           30,459 / 92,809           $101,051 / $325,609
Steven C. McPhail.............      2,000      $ 14,718           40,575 / 70,520           $139,208 / $236,805

---------------
(1) Based on the difference between the last sale price of AutoCyte common stock on the date of exercise, as reported on the Nasdaq National Market, and the exercise price.

(2) Based on the difference between the last sale price of AutoCyte common stock on December 31, 1998 as reported on the Nasdaq National Market of $4.1875, and the option exercise price.

STOCK PLANS

  Amended and Restated 1996 Equity Incentive Plan

     The Amended and Restated 1996 Equity Incentive Plan was adopted by the board of directors in 1996 and was approved by our stockholders in June 1997. The equity plan was subsequently amended in February 1999 to increase the number of shares issuable under the equity plan. We may currently grant options and award shares under the equity plan for a total of 2,986,325 shares of common stock. The equity plan is designed to provide us flexibility in awarding equity incentives by providing for multiple types of incentives that may be awarded. The purpose of the Equity plan is to attract and retain our key personnel and to enable them to participate in our long-term growth.

     The equity plan provides for the grant of stock options (incentive and nonstatutory), stock appreciation rights, performance shares, restricted stock or stock units for the purchase of an aggregate of 2,986,325 shares of common stock, subject to adjustment for stock-splits and similar capital changes. We can grant awards under the equity plan to officers, employees, directors and other individuals as determined by the committee of the board of directors which administers the equity plan, each of whose members is a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

     The equity plan provides for the grant of stock options (incentive and nonstatutory), stock appreciation rights and restricted stock to employees, directors and consultants of AutoCyte and our affiliates. As of June 30, 1999, 80 employees were eligible to participate in the equity plan. The compensation committee has delegated to James B. Powell the power to grant certain awards under the equity plan to persons who are not subject to the reporting requirements of Section 16 of the Exchange Act or whose income is not subject to
Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

     The compensation committee grants a wards at its discretion, determines the recipients of awards and establishes the terms and conditions upon which awards will be granted, including the:

     - exercise price;

     - the form of payment of the exercise price;

     - the number of shares subject to options or other equity rights; and

     - the time at which such options become exercisable.

     However, the exercise price of any incentive stock option granted under the equity plan may not be less than the fair market value of the common stock on the date of grant.


     The closing price of AutoCyte's common stock on August 10, 1999, as reported by the Nasdaq National Market, was $4.125 per share.



     The amount of awards to be received under the equity plan by each of the executive officers named in the Summary Compensation Table, our current executive officers as a group, all current directors who are also consultants to AutoCyte and all employees, including all our current officers who are not executive officers, as a group, is not determinable and is in the discretion of the compensation committee. Details on options granted during the last fiscal year under the equity plan to certain executive officers are presented in the tables and text under the heading "Executive Compensation." In general, as of July 31, 1999, options to purchase an aggregate of 1,846,749 shares of common stock have been granted and not cancelled unexercised under the equity plan, of which options to purchase 411,640 shares have been exercised and options to purchase 1,435,190 shares were outstanding. In addition, a total of 590,260 shares of restricted stock have been granted, leaving 549,316 shares available for future grants of awards as of July 31, 1999. Of the aggregate number of options granted, options to purchase an aggregate of 917,145 shares of common stock have been granted to all current executive officers as a group, options to purchase an aggregate of 692,079 shares of common stock have been granted to all named executive officers as a group, 298,314 of which have been exercised, and options to purchase an aggregate of 1,288,727 shares of common stock have been granted to all our other employees and consultants, 113,326 of which had been exercised as of July 31, 1999.


COMPENSATION COMMITTEE INTERLOCKS, INSIDER PARTICIPATION AND CERTAIN
TRANSACTIONS

     During fiscal year 1998, the compensation committee consisted of Dr. Charpie, Dr. Curry and Mr. Mac Mahon. None of the members of the compensation committee is an officer of ours.

     Dr. Charpie is a general partner of (i) ASMC-III MCLP LLP, which is the general partner of the general partner of both Ampersand Specialty Materials and Chemicals III Limited Partnership and Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership, and (ii) Ampersand Lab Partners MCLP LLP, which is the general partner of both Laboratory Partners I Limited Partnership and Laboratory Partners Companion Fund Limited Partnership, which, together, are a principal stockholder of ours.

     Dr. Curry is divisional Vice President of DLJ Capital Corporation, the managing general partner of Sprout Capital VII, L.P. and Sprout CEO Fund, L.P., and acts as attorney-in-fact with respect to DLJ Capital's direct and indirect investments in AutoCyte. Together, these entities are a principal stockholder of ours.

     Mr. Mac Mahon succeeded Dr. Powell as President and Chief Executive Officer of LabCorp, a publicly held company of which Dr. Powell currently is a director. Mr. Mac Mahon also serves as LabCorp's Chairman of the board.

  LabCorp Arrangements

     We have entered into certain ongoing arrangements with LabCorp for selling our products to LabCorp. In 1998, LabCorp purchased approximately $635,000 worth of products from us. We currently expect that LabCorp's purchases of our products in 1999 will exceed 5% of our consolidated gross revenue for 1999.

     We have continuing arrangements with LabCorp (i) for leasing a portion of LabCorp's facility in Elon College, North Carolina and (ii) for providing cytology services in support of our clinical trials. In 1998, we paid LabCorp approximately $62,000 and $5,500, respectively, under these arrangements.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table and footnotes set forth certain information regarding the beneficial ownership of our common stock as of June 30, 1999 by (i) the selling stockholder named in the table, (ii) each person we know to own beneficially 5% or more of our common stock, (iii) each named executive officer,
(iv) each of our directors and (v) all our directors and executive officers as a group:


                                                                                        SHARES OF
                                             NUMBER OF SHARES                          COMMON STOCK
                                             OF COMMON STOCK                        BENEFICIALLY OWNED
                                               BENEFICIALLY                         AFTER OFFERING(1)
                                               OWNED PRIOR      NUMBER OF SHARES   --------------------
             BENEFICIAL OWNER                  TO OFFERING       BEING OFFERED      SHARES      PERCENT
             ----------------                ----------------   ----------------   ---------    -------
Selling Stockholder
Neuromedical Systems, Inc.,
  as debtor and debtor in possession(2)....     1,400,000          1,400,000              --       --
  10 Mountainview Road, Suite C-100
  Upper Saddle River, NJ 07458
Others
Roche Image Analysis Systems, Inc. ........     3,049,680                 --       3,049,680     21.4%
  1080 U.S. Highway 202
  Somerville, NJ 08876-3771
Sprout Capital VII, L.P. and certain
  related entities(3)......................     2,170,098                 --       2,170,098     15.2%
  3000 Sand Hill Road
  Bldg 3, Suite 170
  Menlo Park, CA 94025-7114
Ampersand Specialty Materials and Chemicals
  III Limited Partnership and certain
  related entities(4)......................     2,156,411                 --       2,156,411     15.1%
  55 William Street
  Suite 240
  Wellesley, MA 02481
Allemanni, LLC.............................     1,991,763                 --       1,991,763     13.9%
  1573 York Place
  Burlington, NC 27215
James B. Powell, M.D.(5)...................     2,149,638                 --       2,149,638     15.0%
Richard Charpie, Ph.D.(6)..................     2,156,411                 --       2,156,411     15.1%
Robert E. Curry, Ph.D.(7)..................     2,170,098                 --       2,170,098     15.2%
Thomas P. Mac Mahon........................        48,819                 --          48,819        *
Susan E. Whitehead(8)......................        12,918                 --          12,918        *
Ernest A. Knesel(9)........................       268,500                 --         268,500      1.9%
Thomas Gahm, Ph.D.(10).....................       123,001                 --         123,001        *
Eric W. Linsley(11)........................       109,521                 --         109,521        *
Steven C. McPhail(12)......................        70,587                 --          70,587        *
All current executive officers and
  directors as a group (12 persons)(13)....     7,271,726                 --       7,249,135     50.9%

---------------
  *  Indicates less than 1%.


 (1) The persons and entities named in the table have sole voting and investment power with respect to the shares beneficially owned by them, except as noted below. Share numbers include shares of Common Stock issuable pursuant to outstanding options that may be exercised within the 60-day period following June 30, 1999.


 (2) As discussed in the "Plan of Distribution" the selling stockholder acquired the shares in exchange for certain assets purchased by us from the selling stockholder out of the bankruptcy proceedings.

 (3) Consists of the following shares: 1,887,760 shares held by Sprout Capital VII, L.P.; 217,009 shares held by DLJ First ESC, L.L.C.; 43,401 shares held by DLJ Capital Corporation; and 21,928 shares held by the Sprout CEO Fund, L.P. DLJ Capital is the managing general partner of Sprout and Sprout CEO and has voting and investment control over the shares held by those two entities. DLJ LBO Plans Management Corporation is the manager of DLJ First and has voting and investment control over the shares held by DLJ First. DLJ Capital and DLJ LBO both are wholly owned subsidiaries of Donaldson, Lufkin & Jenrette, Inc. Does not include 29,500 shares beneficially owned by Alliance Capital Management L.P. Both Alliance and DLJ, Inc. are majority-owned subsidiaries of The Equitable Companies Incorporated. In a
     Schedule 13G filed on February 16, 1999, The Equitable reported that Alliance and DLJ, Inc. operate independent of The Equitable and The Equitable has no power to vote or dispose of the shares owned by Alliance or DLJ, Inc. or any of the DLJ, Inc. subsidiaries.

 (4) Consists of the following shares: 1,724,126 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership; 28,183 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership; 282,841 shares held by Laboratory Partners I Limited Partnership; and 121,261 shares held by Laboratory Partners Companion Fund Limited Partnership. ASMC-III MCLP LLP is the general partner of ASMC-III Management Company Limited Partnership, which itself is the general partner of both ASMC-III and ASMC-III C.F. and has voting and investment control over the shares held by those two entities. Ampersand Lab Partners MCLP LLP is the general partner of Ampersand Lab Partners Management Company Limited Partnership which itself is the general partner of both Lab Partners I and Lab Partners C.F. and has voting and investment control over the shares held by those two entities.


 (5) Includes 1,991,763 shares held by record by Allemanni, LLC. Dr. Powell is the manager of Allemanni and has voting and investment control over the shares held by that entity. Dr. Powell disclaims beneficial ownership of such shares except to the extent of his pecuniary interest. Also includes 7,875 shares that may be acquired within 60 days of June 30, 1999 upon the exercise of options.


 (6) Consists solely of shares as described in note (4). Dr. Charpie is a general partner of ASMC-III MCLP LLP and Ampersand Lab Partners MCLP LLP and thus may be considered the beneficial owner of the shares described in note (4). Dr. Charpie disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.

 (7) Consists solely of shares as described in note (3). Dr. Curry is divisional Vice President of DLJ Capital and acts as attorney-in-fact with respect to its investment in AutoCyte and thus may be considered the beneficial owner of the shares described in note (3). Dr. Curry disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.


 (8) Includes 4,918 shares that may be acquired within 60 days of June 30, 1999 upon the exercise of options.



 (9) Includes 97,638 shares held by LE'BET, LLC. Mr. Knesel is the general manager of LE'BET and has voting and investment control over the shares held by that entity. Mr. Knesel disclaims beneficial ownership of such shares. Also includes 51,316 shares that may be acquired within 60 days of June 30, 1999 upon the exercise of options.



(10) Includes 24,088 shares that may be acquired within 60 days of June 30, 1999 upon the exercise of options.



(11) Includes 20,286 shares that may be acquired within 60 days of June 30, 1999 upon the exercise of options.



(12) Includes 18,839 shares that may be acquired within 60 days of June 30, 1999 upon the exercise of options.



(13) See notes (3) through (12) above. Includes 223,601 shares that may be acquired within 60 days of June 30, 1999 upon the exercise of options.

                          DESCRIPTION OF CAPITAL STOCK


     Our authorized capital stock currently consists of 20,650,000 shares of common stock, $0.01 par value per share and 1,000,000 shares of preferred stock. As of July 31, 1999, there were 14,291,549 shares of common stock outstanding.


     The following summary of certain provisions of the common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, (i) the provisions of our Restated Certificate of Incorporation and Amended and Restated By-laws (each as filed and effective, respectively, on or before the closing of this offering and included as exhibits to the registration statement) and (ii) the provisions of applicable law.

COMMON STOCK

     Holders of common stock are entitled to one vote per share on matters to be voted upon by the stockholders. There are no cumulative voting rights. Holders of common stock are entitled to receive dividends if, as and when declared by the board of directors. We will pay dividends out of funds legally available for the payment of dividends. See "Dividend Policy." Upon our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in our assets available for distribution to our stockholders, subject to the preferential rights of any then outstanding shares of preferred stock. No shares of preferred stock are currently outstanding. The common stock outstanding upon the effective date of the registration statement, and the shares offered by this prospectus, upon issuance and sale, will be fully paid and nonassessable.

PREFERRED STOCK

     Our board of directors have the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. We believe that the power to issue preferred stock will provide flexibility in connection with possible corporate transactions. The issuance of preferred stock could adversely affect the voting power of the holders of common stock and restrict their rights to receive payment upon liquidation and could have the effect of delaying, deferring or preventing a change in our control. See "Description of Capital Stock -- Anti-Takeover Provisions." We have no present plans to issue any shares of preferred stock.

ANTI-TAKEOVER MEASURES


     In addition to the board of directors' ability to issue shares of preferred stock, the Restated Certificate and the By-laws contain several other provisions that are commonly considered to discourage unsolicited takeover bids. The Restated Certificate includes a provision classifying the board of directors into three classes with staggered three-year terms. The Restated Certificate also includes a provision prohibiting stockholder action by written consent except as otherwise provided by law. Under the Restated Certificate and By-laws, the board of directors may enlarge the size of the board and fill any vacancies on the board. The Restated Certificate requires the approval of the holders of at least 66 2/3% of our outstanding capital stock prior to (i) the merger of AutoCyte into another entity, (ii) the sale or disposition of all or substantially all of AutoCyte's assets, (iii) the issuance or transfer by AutoCyte of its securities having a market value in excess of $500,000 and (iv) engaging in any other business combination transaction unless, in each case, such transaction has been approved by a majority of the board of directors. Further, provisions of the By-laws and the Restated Certificate provide that the stockholders may amend the By-laws or certain provisions of the Restated Certificate only with the affirmative vote of 66 2/3% of our capital stock. The By-laws provide that nominations for directors may not be made by stockholders at any annual or special meeting unless the stockholder intending to make a nomination notifies us of its intention a specified period in advance and furnishes certain information. The By-laws also provide that special meetings of our stockholders may be called only by the

President or the board of directors and require advance notice of business to be brought by a stockholder before the annual meeting.

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law, a law regulating corporate takeovers. In certain circumstances, the Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging in a "business combination" (which includes a merger or sale of more than ten percent of the corporation's assets) with an "interested stockholder" (a stockholder who owns 15% or more of the corporation's outstanding voting stock) for three years following the date on which such stockholder became an "interested stockholder" subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans). A Delaware corporation subject to the Anti-Takeover Law may "opt out" of the Anti-Takeover Law with an express provision either in its certificate of incorporation or by-laws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares; such an amendment is effective following expiration of twelve months from adoption. We have not "opted out" of the Anti-Takeover Law.

     The provisions of the Restated Certificate and By-laws and Delaware law described above could have the effect of discouraging others from attempting hostile takeovers of AutoCyte and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Common Stock that might result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

TRANSFER AGENT

     The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company. Its telephone number is (212) 936-5100.

                              PLAN OF DISTRIBUTION

     The selling stockholder is a debtor in proceedings for reorganization under Chapter 11 of the United States Bankruptcy Code and received the shares covered by this prospectus in exchange for certain assets purchased by us from the selling stockholder as the result of a sale process conducted in the bankruptcy proceedings. The selling stockholder holds the shares as assets of the debtor and debtor in possession in the Chapter 11 proceedings for the benefit of its creditors and may sell or distribute the shares only as authorized in the Chapter 11 proceedings. Subject thereto, the selling stockholder (and donees, pledgees, transferees or other successors in interest receiving shares from the selling stockholder after the date of this prospectus) may offer the shares of common stock covered by this prospectus from time to time in privately negotiated transactions, including transactions with its creditors and shareholders, or in open market transactions, including transactions in the over-the-counter market, on any exchange where the common stock is then listed, with broker-dealers or third-parties other than in the over-the-counter market or on an exchange (including in block sales), in connection with short sales, in connection with writing call options or in other hedging arrangements, or in transactions involving a combination of such methods.

     The selling stockholder may sell its shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     The selling stockholder may use dealers, agents or underwriters to sell its shares. Underwriters may use dealers to sell such shares. If this happens, the dealers, agents or underwriters may receive compensation in the form of discounts or commissions from the selling stockholder, purchasers of shares or both (which compensation to a particular broker might be in excess of customary compensation).

     The selling stockholder and any dealers, agents or underwriters that participate with the selling stockholder in the distribution of the shares may be deemed to be "underwriters" as such term is defined in the Securities Act of 1933, as amended. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of such shares of common stock offered by this prospectus, may be deemed to be underwriting commissions or discounts under the Securities Act.

     As of the date of this prospectus, the selling stockholder has not advised us that it has made, or the court has approved, any arrangements as to the distribution of the shares covered by this prospectus in the form of a plan of reorganization or otherwise except for the transfer of a certain number of shares to Houlihan, Lockey, Howard & Zuckin for services rendered to the selling stockholder. To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution.

     To comply with the securities laws of certain jurisdictions, the shares offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

     Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of the shares of common stock covered by this prospectus may be limited in its ability to engage in market activities with respect to such shares. The selling stockholder, for example, will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, which provisions may limit the timing of purchases and sales of any shares of common stock by the selling stockholder. The foregoing may affect the marketability of the shares offered by this prospectus.

     We will pay certain expenses of the offering and issuance of the shares covered by this prospectus, including the printing, legal and accounting expenses we incur and the registration and filing fees imposed by the SEC or the Nasdaq National Market. We also have agreed to indemnify the selling stockholders against certain civil liabilities, including liabilities under the Securities Act. We will not pay brokerage commissions or taxes associated with sales by the selling stockholders or any legal, accounting and other expenses of the selling stockholder.

     We have agreed with the selling stockholder, subject to certain conditions, to keep the registration statement of which this prospectus constitutes a part effective until the selling stockholder may sell all of the shares without registration pursuant to Rule 144(k) under the Securities act or, if earlier, such time as all of the shares have been disposed of pursuant to and in accordance with the registration statement.

                                 LEGAL MATTERS

     Palmer & Dodge LLP, Boston, Massachusetts, counsel to AutoCyte, is giving AutoCyte an opinion on the validity of the shares covered by this prospectus.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of December 31, 1998 and 1997 and for the years ended December 31, 1998 and 1997 and for the period from November 22, 1996 (inception) to December 31, 1996 and of the Cytology and Pathology Automation Business of Roche Image Analysis Systems as of December 31, 1995 and November 21, 1996 and for the years ended December 31, 1994 and 1995 and for the period from January 1, 1996 to November 21, 1996 as set forth in their report. We have included our financial statements in the Prospectus and elsewhere in the Registration Statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's Website at "http://www.sec.gov."

     You may request a copy of these filings, at no cost, by writing or telephoning us using the following contact information:
              AutoCyte, Inc.
              780 Plantation Drive
              Burlington, NC 27215
              (800) 426-2176

     You should rely only on the information provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                         INDEX TO FINANCIAL STATEMENTS



                                                              PAGE
                                                              ----
                          AUTOCYTE, INC.
Report of Independent Auditors..............................   F-2
Consolidated Balance Sheets as of December 31, 1998 and 1997
  and June 30, 1999.........................................   F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1998 and 1997, for the Period from November
  22, 1996 (inception) through December 31, 1996, and for
  the Six Months Ended June 30, 1999 and 1998...............   F-4
Consolidated Statements of Redeemable Convertible Preferred
  Stock and Stockholders' Equity for the Years Ended
  December 31, 1998 and 1997, for the Period from November
  22, 1996 (inception) through December 31, 1996 and for the
  Six Months Ended June 30, 1999............................   F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1998 and 1997, for the Period from November
  22, 1996 (inception) through December 31, 1996, and for
  the Six Months Ended June 30, 1999 and 1998...............   F-6
Notes to Consolidated Financial Statements..................   F-7

CYTOLOGY AND PATHOLOGY AUTOMATION BUSINESS OF ROCHE IMAGE ANALYSIS
                           SYSTEMS, INC.
Report of Independent Auditors..............................  F-19
Balance Sheets as of December 31, 1995 and November 21,
  1996......................................................  F-20
Statements of Operations for the Years Ended December 31,
  1994 and 1995 and for the Period from January 1, 1996 to
  November 21, 1996.........................................  F-21
Statements of Cash Flows for the Years Ended December 31,
  1994 and 1995 and for the Period from January 1, 1996 to
  November 21, 1996.........................................  F-22
Notes to Financial Statements...............................  F-23

  UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS OF
                  AUTOCYTE, INC. AND NEOPATH, INC.
Introduction to Unaudited Pro Forma Combined Condensed
  Financial Statements......................................  F-27
Unaudited Pro Forma Combined Condensed Balance Sheet as of
  June 30, 1999.............................................  F-28
Unaudited Pro Forma Combined Condensed Statement of
  Operations for the Six Months Ended June 30, 1999.........  F-29
Unaudited Pro Forma Combined Condensed Statement of
  Operations for the Six Months Ended June 30, 1998.........  F-29
Unaudited Pro Forma Combined Condensed Statement of
  Operations for the Year Ended December 31,
  1998......................................................  F-30
Unaudited Pro Forma Combined Condensed Statement of
  Operations for the Year Ended December 31,
  1997......................................................  F-30
Unaudited Pro Forma Combined Condensed Statement of
  Operations for the Year Ended December 31,
  1996......................................................  F-31

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors
AutoCyte, Inc.

     We have audited the accompanying consolidated balance sheets of AutoCyte, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity and cash flows for the years ended December 31, 1998 and 1997 and for the period from November 22, 1996 (inception) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AutoCyte, Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for the years ended December 31, 1998 and 1997 and for the period from November 22, 1996 (inception) through December 31, 1996 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Raleigh, North Carolina
February 5, 1999

                                 AUTOCYTE, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                             DECEMBER 31,
                                                      --------------------------     JUNE 30,
                                                         1998           1997           1999
                                                      -----------    -----------    -----------
                                                                                    (UNAUDITED)
                                            ASSETS
Current assets:
  Cash and cash equivalents.........................  $19,986,107    $28,655,082    $11,817,123
  Accounts receivable...............................      919,211        906,154        980,642
  Inventory.........................................    3,240,869      2,191,995      3,229,746
  Other current assets..............................      353,878        400,510        409,011
                                                      -----------    -----------    -----------
Total current assets................................   24,500,065     32,153,741     16,436,522
Property and equipment..............................    2,762,995      2,018,142      2,601,629
Intangible assets...................................    2,763,075      2,849,113     13,348,886
                                                      -----------    -----------    -----------
Total assets........................................  $30,026,135    $37,020,996    $32,387,037
                                                      ===========    ===========    ===========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................  $ 1,028,788    $ 1,129,016    $ 1,853,503
  Accrued expenses..................................      534,197        685,998        655,517
  Deferred revenue..................................      630,185        130,000        415,693
  Current portion of long-term debt.................      191,795             --        284,557
                                                      -----------    -----------    -----------
Total current liabilities...........................    2,384,965      1,945,014      3,209,270
Long term debt, less current portion................      689,782             --        833,300
Other long-term liabilities.........................      104,514         48,768         87,240
Stockholders' equity:
Common stock, $0.01 par value; 20,650,000 shares
  authorized; 12,729,925, 12,505,412 and 14,286,392
  shares issued and outstanding at December 31, 1998
  and 1997 and June 30, 1999, respectively..........      127,299        125,054        142,864
Additional paid-in capital..........................   49,598,025     49,553,302     59,068,268
Deferred compensation...............................   (1,880,516)    (2,743,280)    (1,449,134)
Accumulated deficit.................................  (20,997,934)   (11,907,862)   (29,504,771)
                                                      -----------    -----------    -----------
Total stockholders' equity..........................   26,846,874     35,027,214     28,257,227
                                                      -----------    -----------    -----------
Total liabilities and stockholders' equity..........  $30,026,135    $37,020,996    $32,387,037
                                                      ===========    ===========    ===========

                            See accompanying notes.

                                 AUTOCYTE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               PERIOD FROM
                                                               NOVEMBER 22,
                                                                   1996
                                         YEAR ENDED            (INCEPTION)        SIX MONTHS ENDED
                                        DECEMBER 31,             THROUGH              JUNE 30,
                                 ---------------------------   DECEMBER 31,   -------------------------
                                     1998           1997           1996          1999          1998
                                 ------------   ------------   ------------   -----------   -----------
                                                                                     (UNAUDITED)
Sales..........................  $  4,769,686   $  2,667,837    $ 129,189     $ 2,349,410   $ 2,279,518
Cost of sales..................     2,982,198      1,952,691      112,022       1,811,473     1,481,306
                                 ------------   ------------    ---------     -----------   -----------
Gross profit...................     1,787,488        715,146       17,167         537,937       798,212
Operating expenses:
Research and development.......     4,700,003      4,461,881      457,918       2,285,589     2,273,333
Selling, general and
  administrative...............     7,457,968      6,532,551      524,669       3,628,373     3,841,632
Nonrecurring expenses..........            --             --           --       3,481,235            --
                                 ------------   ------------    ---------     -----------   -----------
                                   12,157,971     10,994,432      982,587       9,395,197     6,114,965
                                 ------------   ------------    ---------     -----------   -----------
Operating loss.................   (10,370,483)   (10,279,286)    (965,420)     (8,857,260)   (5,316,753)
Interest income................     1,301,078        772,563       42,431         412,096       721,672
Interest expense, including
  credit agreement commitment
  fee..........................       (20,667)    (1,478,150)          --         (61,673)       (7,831)
                                 ------------   ------------    ---------     -----------   -----------
Net loss.......................  $ (9,090,072)  $(10,984,873)   $(922,989)    $(8,506,837)  $(4,602,912)
                                 ============   ============    =========     ===========   ===========
Net loss per common share
  (basic and diluted)..........  $      (0.72)  $      (1.59)   $   (0.22)    $     (0.65)  $     (0.36)
                                 ============   ============    =========     ===========   ===========
Weighted-average common shares
  outstanding..................    12,664,223      6,903,290    4,279,389      13,163,406    12,637,903
                                 ============   ============    =========     ===========   ===========

                            See accompanying notes.

                                 AUTOCYTE, INC.

       CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                            AND STOCKHOLDERS' EQUITY


                                     REDEEMABLE                 ADDITIONAL                                      TOTAL
                                     CONVERTIBLE      COMMON      PAID-IN       DEFERRED     ACCUMULATED    STOCKHOLDERS'
                                   PREFERRED STOCK    STOCK       CAPITAL     COMPENSATION     DEFICIT         EQUITY
                                   ---------------   --------   -----------   ------------   ------------   -------------
Balance at Inception.............    $        --     $     --   $        --   $        --    $         --   $         --
  Net assets acquired in exchange
    for common stock.............             --       36,891     5,963,109            --              --      6,000,000
  Issuance of common stock.......             --        5,903       114,097            --              --        120,000
  Issuance of redeemable
    convertible preferred
    stock........................      9,882,000           --            --            --              --             --
  Deferred compensation related
    to issuance of restricted
    stock and grant of stock
    options......................             --           --     1,821,750    (1,821,750)             --             --
  Amortization of deferred
    compensation.................             --           --            --        37,807              --         37,807
  Net loss.......................             --           --            --            --        (922,989)      (922,989)
                                     -----------     --------   -----------   -----------    ------------   ------------
Balance at December 31, 1996.....      9,882,000       42,794     7,898,956    (1,783,943)       (922,989)     5,234,818
  Issuance of redeemable
    convertible preferred stock
    and stock options............        100,000           --       432,000            --              --        432,000
  Issuance of warrants...........             --           --     1,475,002            --              --      1,475,002
  Exercise of warrants...........             --        1,936       282,121            --              --        284,057
  Issuance of common stock.......             --       31,250    27,862,411            --              --     27,893,661
  Conversion of preferred
    stock........................     (9,982,000)      48,819     9,933,181            --              --      9,982,000
  Exercise of stock options......             --          255         4,937            --              --          5,192
  Deferred compensation related
    to grant of stock options....             --           --     1,664,694    (1,664,694)             --             --
  Amortization of deferred
    compensation.................             --           --            --       705,357              --        705,357
  Net loss.......................             --           --            --            --     (10,984,873)   (10,984,873)
                                     -----------     --------   -----------   -----------    ------------   ------------
Balance at December 31, 1997.....             --      125,054    49,553,302    (2,743,280)    (11,907,862)    35,027,214
  Exercise of stock options......             --        2,245        44,723            --              --         46,968
  Amortization of deferred
    compensation.................             --           --            --       862,764              --        862,764
  Net loss.......................             --           --            --            --      (9,090,072)    (9,090,072)
                                     -----------     --------   -----------   -----------    ------------   ------------
Balance at December 31, 1998.....             --      127,299    49,598,025    (1,880,516)    (20,997,934)    26,846,874
  Exercise of stock options......             --        1,565        34,243            --              --         35,808
  Common stock issued in exchange
    for intangible assets........             --       14,000     9,436,000            --              --      9,450,000
  Amortization of deferred
    compensation.................             --           --            --       431,382              --        431,382
  Net loss.......................             --           --            --            --      (8,506,837)    (8,506,837)
                                     -----------     --------   -----------   -----------    ------------   ------------
Balance at June 30, 1999
  (unaudited)....................    $        --     $142,864   $59,068,268   $(1,449,134)   $(29,504,771)  $ 28,257,227
                                     ===========     ========   ===========   ===========    ============   ============


                            See accompanying notes.

                                 AUTOCYTE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   PERIOD FROM
                                                                                   NOVEMBER 22,
                                                                                       1996
                                                            YEAR ENDED             (INCEPTION)          SIX MONTHS ENDED
                                                           DECEMBER 31,              THROUGH                JUNE 30,
                                                    --------------------------     DECEMBER 31,     -------------------------
                                                       1998           1997             1996            1999          1998
                                                    -----------   ------------   ----------------   -----------   -----------
                                                                                                           (UNAUDITED)
OPERATING ACTIVITIES
Net loss..........................................  $(9,090,072)  $(10,984,873)    $  (922,989)     $(8,506,837)  $(4,602,912)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation..................................      857,333        477,686          39,797          534,513       372,105
    Amortization of intangible assets.............      150,000        150,000          15,625          170,800        75,000
    Amortization of deferred compensation.........      862,764        705,357          37,807          431,382       431,382
    Purchased in-process research and
      development.................................           --             --              --        2,922,000            --
    Issuance of preferred stock and stock options
      for services rendered.......................           --        432,000              --               --            --
    Issuance of warrants as consideration for
      credit agreement commitment fee.............           --      1,475,002              --               --            --
    Changes in operating assets and liabilities:
      Accounts receivable.........................      (13,057)      (145,037)        (48,792)         (61,431)     (553,416)
      Inventory...................................   (1,048,874)      (280,589)       (128,674)          11,123      (636,355)
      Other current assets........................       46,632       (351,302)             65          (55,133)       89,706
      Accounts payable............................     (100,228)        56,090         225,511          824,715       371,248
      Accrued expenses............................     (151,801)       192,430         334,785          121,320       (56,885)
      Deferred revenue............................      500,185        130,000              --         (214,492)           --
                                                    -----------   ------------     -----------      -----------   -----------
Net cash used in operating activities.............   (7,987,118)    (8,143,236)       (446,865)      (3,822,040)   (4,510,127)
INVESTING ACTIVITIES
Purchases of property and equipment...............   (1,602,186)    (1,035,896)        (47,889)        (373,147)     (816,179)
Additions to intangible assets....................      (63,962)       (14,738)             --       (4,228,611)      (42,737)
Net cash acquired in acquisition of business......           --             --          10,028               --            --
                                                    -----------   ------------     -----------      -----------   -----------
Net cash used in investing activities.............   (1,666,148)    (1,050,634)        (37,861)      (4,601,758)     (858,916)
FINANCING ACTIVITIES
Net proceeds from issuance of common stock........           --     27,893,661         120,000               --            --
Net proceeds from issuance of redeemable
  convertible preferred stock.....................           --        100,000       9,882,000               --            --
Proceeds from exercise of warrants................           --        284,057              --               --            --
Proceeds from exercise of stock options...........       46,968          5,192              --           35,808        35,227
Increase (decrease) in other long-term
  liabilities.....................................       55,746         48,768              --          (17,274)       (4,037)
Proceeds from long-term debt......................      905,019             --              --          388,505            --
Payments on long-term debt........................      (23,442)            --              --         (152,225)           --
                                                    -----------   ------------     -----------      -----------   -----------
Net cash provided by financing activities.........      984,291     28,331,678      10,002,000          254,814        31,190
                                                    -----------   ------------     -----------      -----------   -----------
Net increase (decrease) in cash and cash
  equivalents.....................................   (8,668,975)    19,137,808       9,517,274       (8,168,984)   (5,337,853)
Cash and cash equivalents at beginning of
  period..........................................   28,655,082      9,517,274              --       19,986,107    28,655,082
                                                    -----------   ------------     -----------      -----------   -----------
Cash and cash equivalents at end of period........  $19,986,107   $ 28,655,082     $ 9,517,274      $11,817,123   $23,317,229
                                                    ===========   ============     ===========      ===========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest............................  $    20,667   $      3,148     $        --      $    61,673   $     7,831
                                                    ===========   ============     ===========      ===========   ===========

                            See accompanying notes.

                                 AUTOCYTE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY

     AutoCyte, Inc. ("AutoCyte" or the "Company"), a Delaware Corporation, was formed on October 24, 1996 to acquire the cytology and pathology automation business (the "Business") then owned by Roche Image Analysis Systems, Inc. ("RIAS"), a wholly-owned subsidiary of Roche Holding Ltd. ("Roche"). The Company develops, manufactures and markets the only integrated automated sample preparation and image analysis system to support cytology professionals in cervical cancer screening. The Company's integrated system is comprised of the AutoCyte PREP System(TM) for sample preparation and the AutoCyte SCREEN System(TM) for image analysis. The Company's Pathology Workstation product line further integrates AutoCyte's product offerings into tools for data handling of cytology and pathology images, and tools for determining prognosis of disease from cytology and pathology specimens.

     On November 22, 1996, the Company entered into a Contribution Agreement (the "Agreement") with Roche and RIAS whereby the Company acquired the net assets and liabilities of the cytology and pathology automation business of RIAS in exchange for 3,689,129 shares of Common Stock valued at $6.0 million. The transaction was accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations".

     On September 5, 1997, the Company completed an initial public offering of 3,100,000 shares of $0.01 par value Common Stock (the "Offering"). The Offering price was $10 per common share resulting in gross offering proceeds of $31,000,000. Proceeds to the Company, net of underwriters' discount and offering expenses were $27,661,161. Simultaneously with the Offering, the redeemable convertible preferred stock of the Company was automatically converted into 4,881,936 shares of Common Stock. On October 10, 1997, the underwriters exercised a portion of their over-allotment option and purchased an additional 25,000 shares of Common Stock at $10 per share resulting in additional net proceeds of $232,500.

     Revenues from sales of products have not generated sufficient cash to support the Company's operations. Both the Company and its predecessor have incurred substantial losses. The Company has funded its operations primarily through the private sale of equity securities and its September 1997 initial public offering. The Company continues to be subject to certain risks and uncertainties common to early stage medical device companies including the uncertainty of availability of additional financing, extensive government regulation, uncertainty of market acceptance of its products, limited manufacturing, marketing and sales experience and uncertainty of future profitability.

2. SIGNIFICANT ACCOUNTING POLICIES

  UNAUDITED INTERIM FINANCIAL INFORMATION

     The statements of operations and cash flows for the six month periods ended June 30, 1999 and 1998 and the balance sheet as of June 30, 1999 are unaudited and reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows. All information related to the six month periods ended June 30, 1999 and 1998 is unaudited.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of AutoCyte, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

                                 AUTOCYTE, INC.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  CONCENTRATION OF CREDIT RISK

     The Company's principal financial instruments subject to potential concentration of credit risk are cash, cash equivalents and unsecured accounts receivable. The Company invests its funds in highly rated institutions, and limits its investment in any individual debtor to $5 million. The Company provides an allowance for doubtful accounts equal to the estimated losses to be incurred in the collection of accounts receivable, which have historically been minimal and within management's expectations.

  REVENUE RECOGNITION

     Revenue is recognized from product sales and rentals. Product sales revenue is recognized when products are shipped, at which time sales are final, and product rental revenue is recognized as earned.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  INVENTORY

     Inventory is stated at the lower of cost or net realizable value. Cost is determined using the average cost method. Net realizable value of inventory is reviewed in detail on an on-going basis, with consideration given to deterioration, obsolescence and other factors.

  PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives (three to five years) of the individual assets. Depreciation expense amounted to $857,333 during 1998, $477,686 during 1997, $39,797 during the period from November 22, 1996 (inception) through December 31, 1996 and $534,513 and $372,105 during the six months ended June 30, 1999 and 1998, respectively.

     Included in property and equipment is demonstration equipment, which consists of units being used for demonstration purposes by salespeople; being evaluated by clinics, laboratories, hospitals, doctors offices or universities; or being used in clinical trials. A listing of all demonstration equipment is reviewed quarterly by the Company, and, based on various factors, including whether or not the Company continues to market the products being demonstrated, asset impairment reserves are established as necessary.

  INTANGIBLE ASSETS

     Intangible assets consists of patents and core technology acquired from Neuromedical Systems, Inc. and goodwill. Such assets are amortized using the straight-line method over estimated lives ranging from 14 to 20 years.

     The Company periodically reviews the value of its intangible assets to determine if an impairment has occurred. In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", if this review indicates that intangible assets will not be recoverable, as determined based on an analysis of undiscounted cash flows over

                                 AUTOCYTE, INC.

the remaining amortization period, the Company would reduce the carrying value of its intangible assets accordingly.

  RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are charged to operations as incurred.

  DEFERRED REVENUE

     Deferred revenue at June 30, 1999 and December 31, 1998 relates primarily to a worldwide exclusive international distributor agreement for the Company's ImageTiter(R) product. Pursuant to the terms of this agreement, the Company received $1,000,000 as a non-refundable upfront payment for the worldwide exclusive distribution rights for ImageTiter, services to be performed, and as a prepayment for future product shipments. Revenue related to the worldwide exclusive distribution rights will be recognized ratably over the estimated life of the agreement. Revenue related to services was recognized in 1998 as the services were completed. Revenue for product shipments is recognized at the time of shipment.

     Deferred revenue at December 31, 1997 related to customer payments for PREP units sold in 1997 that contained right of return provisions. During 1998 these right of return provisions lapsed and the revenue was recognized.

  INCOME TAXES

     The Company accounts for income taxes using the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities.

  NET LOSS PER COMMON SHARE

     The Company's calculation of earnings (loss) per share reflects the completion of its initial public offering and the simultaneous conversion of its convertible preferred stock into common stock in September 1997. As the Company incurred losses during all periods presented, the effect of options, warrants and convertible preferred stock is anti-dilutive and accordingly, there is no difference between basic and diluted loss per share.

  STOCK BASED COMPENSATION

     The Company accounts for stock options issued to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, no compensation expense is recognized for stock or stock options issued with an exercise price equivalent to the fair value of the Company's Common Stock. For stock options granted at exercise prices below the deemed fair value, the Company records deferred compensation expense for the difference between the exercise price of the shares and the deemed fair value. Any resulting deferred compensation expense is amortized ratably over the vesting period of the individual options.

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). For companies that continue to account for stock based compensation arrangements under APB 25, SFAS 123 requires disclosure of the pro forma effect on net income
(loss) and earnings (loss) per share as if the fair value based method prescribed by SFAS 123 had been applied. The Company has adopted the pro forma disclosure requirements of SFAS 123.

                                 AUTOCYTE, INC.

  ADVERTISING EXPENSE

     The cost of advertising is expensed as incurred. Advertising and marketing expense, including trade show expense, amounted to $279,531 during 1998, $157,095 during 1997, $3,900 during the period from November 22, 1996 (inception) through December 31, 1996 and $24,720 and $151,953 during the six months ended June 30, 1999 and 1998, respectively.

  RECLASSIFICATION

     Certain amounts in the prior year financial statements have been reclassified to conform to current classifications. These reclassifications had no impact on net loss or stockholders' equity amounts previously reported.

  RECENTLY ISSUED ACCOUNTING STANDARDS

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in financial statements. The application of the new rules did not have an impact on the Company's financial statements since it has no items of other comprehensive income in any period presented.

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial statements to shareholders. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The application of the new rules did not have an impact on the Company's financial statements as the Company operates in only one segment.

     In June 1999, the FASB approved the Exposure Draft to defer for one year the effective date of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which is now effective for years beginning after June 15, 2000. SFAS 133 establishes a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The Company will adopt SFAS 133 in 2001, which may result in additional disclosures. The application of the new rules is not expected to have a significant impact on the Company's financial position or results from operations.

                                 AUTOCYTE, INC.

3. BUSINESS SEGMENTS

     The Company operates in a single business segment and is engaged in the development and sale of cytology and pathology automation systems for use in clinical laboratory applications. Revenues from significant customers, those representing 10% or more of total revenues for the respective periods, are summarized as follows:

                                                             PERIOD FROM         SIX MONTHS
                                          YEAR ENDED      NOVEMBER 22, 1996        ENDED
                                         DECEMBER 31,    (INCEPTION) THROUGH      JUNE 30,
                                         ------------       DECEMBER 31,        ------------
                                         1998    1997           1996            1999    1998
                                         ----    ----    -------------------    ----    ----
Customer 1.............................   30%     --             --              --      22%
Customer 2.............................   13%     --             --              --      11%
Customer 3.............................   --      17%            --              --      --
Customer 4.............................   --      --             70%             --      --
Customer 5.............................   --      --             --              11%     --
Customer 6.............................   --      --             --              21%     --
Customer 7.............................   --      --             --              10%     --

     Sales by geographic region were as follows:

                                                                            SIX MONTHS
                                                            YEAR ENDED        ENDED
                                                           DECEMBER 31,      JUNE 30,
                                                           ------------    ------------
                                                           1998    1997    1999    1998
                                                           ----    ----    ----    ----
United States............................................   37%     59%     35%     41%
Europe...................................................   28%     19%     47%     32%
Asia and Australia.......................................   35%     18%     18%     27%
Other International Sales................................   --       4%     --      --

     There were no international sales during the period from November 22, 1996 (inception) through December 31, 1996.

4. ALLOWANCE FOR DOUBTFUL ACCOUNTS

     A summary of the allowance for doubtful accounts activity is as follows:

                                                                    SIX MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,              JUNE 30,
                                ------------------------------    --------------------
                                  1998       1997       1996        1999        1998
                                --------    -------    -------    --------    --------
Beginning balance.............  $ 85,000    $17,500    $ 7,500    $184,875    $ 85,000
Amounts charged to expense....   102,000     67,500     10,000          --     102,000
Amounts written off...........    (2,125)        --         --          --          --
                                --------    -------    -------    --------    --------
Ending balance................  $184,875    $85,000    $17,500    $184,875    $187,000
                                ========    =======    =======    ========    ========

                                 AUTOCYTE, INC.

5. INVENTORY

     Inventory consists of the following:

                                                       DECEMBER 31,
                                                 ------------------------     JUNE 30,
                                                    1998          1997          1999
                                                 ----------    ----------    ----------
Raw materials..................................  $1,685,495    $1,878,632    $2,120,533
Finished goods.................................   1,555,374       313,363     1,109,213
                                                 ----------    ----------    ----------
                                                 $3,240,869    $2,191,995    $3,229,746
                                                 ==========    ==========    ==========

6. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                     DECEMBER 31,
                                               -------------------------     JUNE 30,
                                                  1998           1997          1999
                                               -----------    ----------    -----------
Demonstration equipment......................  $ 1,291,105    $1,236,161    $ 1,392,417
Rental units.................................    1,172,575       320,607      1,295,144
Machinery and equipment......................      761,536       457,228        825,724
Furniture, fixtures and improvements.........      160,829        87,859        160,829
Computer equipment and software..............      503,045       424,278        541,096
                                               -----------    ----------    -----------
                                                 3,889,090     2,526,133      4,215,210
Less accumulated depreciation................   (1,126,095)     (507,991)    (1,613,581)
                                               -----------    ----------    -----------
                                               $ 2,762,995    $2,018,142    $ 2,601,629
                                               ===========    ==========    ===========

7. INTANGIBLE ASSETS

     Intangible assets consists of the following:


                                                      DECEMBER 31,
                                                ------------------------     JUNE 30,
                                                   1998          1997          1999
                                                ----------    ----------    -----------
Goodwill......................................  $3,000,000    $3,000,000    $ 3,000,000
Patents.......................................      78,700        14,738      9,495,971
Core technology...............................          --            --      1,339,340
                                                ----------    ----------    -----------
                                                 3,078,700     3,014,738     13,835,311
Less accumulated amortization.................    (315,625)     (165,625)      (486,425)
                                                ----------    ----------    -----------
                                                $2,763,075    $2,849,113    $13,348,886
                                                ==========    ==========    ===========


8. ACCRUED EXPENSES

     Accrued expenses consists of the following:

                                                         DECEMBER 31,
                                                     --------------------    JUNE 30,
                                                       1998        1997        1999
                                                     --------    --------    --------
Accrued payroll and related benefits...............  $161,461    $213,443    $314,909
Accrued warranty costs.............................   202,664     196,709     202,664
Other accrued expenses.............................   170,072     275,846     137,944
                                                     --------    --------    --------
                                                     $534,197    $685,998    $655,517
                                                     ========    ========    ========

                                 AUTOCYTE, INC.

9. CREDIT AGREEMENT

     On June 27, 1997, the Company entered into a credit agreement with certain of its institutional stockholders and the Company's Chief Executive Officer. The agreement provided the Company with access to a credit line of up to $8,000,000 at an interest rate of prime plus 1%. As consideration for this agreement, the Company issued warrants to purchase 207,291 shares of its Common Stock at an exercise price of $2.033 per share. The warrants were immediately exercisable, with an expiration date ten years from the date of issuance. The Company estimated the expense associated with the warrant issuance to be approximately $1,475,000, all of which was expensed at the time of issuance as a credit agreement commitment fee. No borrowings were made under this credit arrangement, which expired upon the completion of the Offering in September 1997. On October 24, 1997, all of the outstanding warrants were exercised.

10. DEBT

     During 1998, the Company entered into an agreement with an equipment financing company to provide the Company with a $5,000,000 line of credit to finance certain of the Company's equipment purchases. At December 31, 1998, the Company had outstanding borrowings of $881,577 under the agreement with a loan term of 48 months. The loan is secured by a security interest in the financed equipment. Interest is calculated based on the four-year Treasury Bill Weekly Average rate (4.447% at December 31, 1998) + 6.121%.

     At December 31, 1998, maturities of the outstanding debt are as follows:

1999......................................................  $191,795
2000......................................................   213,075
2001......................................................   236,715
2002......................................................   239,992
                                                            --------
                                                            $881,577
                                                            ========

     The fair value of the Company's long term debt, which approximates its carrying value, is estimated using discounted cash flow analysis based on the Company's current incremental borrowing rates for similar type borrowing arrangements.

11. LEASES

     The Company leases its office and manufacturing facilities and certain office equipment under operating leases expiring at various times through July 2005.

     At December 31, 1998, future minimum lease payments under these leases are as follows:

1999.....................................................  $  394,026
2000.....................................................     394,183
2001.....................................................     361,183
2002.....................................................     326,863
2003.....................................................     326,863
Thereafter...............................................     519,008
                                                           ----------
                                                           $2,322,126
                                                           ==========

     Rent expense amounted to $378,004 during 1998, $281,424 during 1997, $25,245 during the period from November 22, 1996 (inception) to December 31, 1996 and $212,905 and $149,106 during the six months ended June 30, 1999 and 1998, respectively.

     Future minimum lease payments under these leases as of June 30, 1999 are $2,125,192.

                                 AUTOCYTE, INC.

12. INCOME TAXES

     The Company has cumulative net operating loss carryforwards available to offset future taxable income of approximately $27,557,000 which expire in 2011 - 2014. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Components of deferred taxes are as follows:

                                                   DECEMBER 31,
                                            ---------------------------      JUNE 30,
                                                1998           1997            1999
                                            ------------    -----------    ------------
Deferred tax assets:
  Inventory...............................  $    735,000    $ 1,174,000    $   $662,000
  Property and equipment..................     1,517,000      2,161,000       1,367,000
  Intangible assets.......................       672,000        737,000       1,769,000
  Net operating loss carry forward........     8,728,000      4,429,000      10,747,000
  Other...................................       176,000        189,000         169,000
                                            ------------    -----------    ------------
Total deferred tax asset..................    11,828,000      8,690,000      14,714,000
Valuation allowance for deferred tax
  asset...................................   (11,828,000)    (8,690,000)    (14,714,000)
                                            ------------    -----------    ------------
Net deferred taxes........................  $         --    $        --    $         --
                                            ============    ===========    ============

13. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY

  REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The 9,925,000 shares of Series A Convertible Preferred Stock automatically converted into 4,881,936 shares of Common Stock upon completion of the Offering in September 1997.

     Pursuant to the Company's amended and restated Certificate of Incorporation, the Board of Directors has the authority, without further vote or action by the stockholders, to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater that the rights of Common Stock. At December 31, 1998 and June 30, 1999 there were no shares of Preferred Stock outstanding.

  EQUITY INCENTIVE PLANS

     At inception, the Company adopted the Amended and Restated 1996 Equity Incentive Plan under which incentive and non-statutory stock options, stock appreciation rights and restricted stock may be granted to employees or consultants of the Company. Generally, options and restricted stock grants vest ratably over a 48-month term. Stock options expire ten years from the date of grant.

     During 1997, the Board of Directors approved the adoption of the 1997 Director Stock Option Plan and reserved 100,000 shares of common stock for issuance under the plan. Under the terms of this plan, directors who are not employees of the Company are entitled to receive options to acquire shares of common stock. During 1999, 20,000 options were granted pursuant to this plan. Options vest 20% per year on the anniversary date of the grant for a period of five years, provided that the optionee is still an AutoCyte director on that date.

                                 AUTOCYTE, INC.

     A summary of activity under the plans is as follows:

                                                          OPTIONS OUTSTANDING
                                            -----------------------------------------------
                                            NUMBER OF    EXERCISE PRICE    WEIGHTED-AVERAGE
                                             SHARES          RANGE          EXERCISE PRICE
                                            ---------    --------------    ----------------
Outstanding at December 31, 1996..........    689,836    $         0.20         $0.20
  Options granted.........................    349,962     0.20 -  10.50          1.47
  Options exercised.......................    (25,535)             0.20          0.20
  Options canceled/expired................     (8,353)             0.20          0.20
                                            ---------    --------------         -----
Outstanding at December 31, 1997..........  1,005,910     0.20 -  10.50          0.64
  Options granted.........................    465,176     2.69 -   7.38          4.33
  Options exercised.......................   (224,513)    0.20 -   4.19          0.21
  Options canceled/expired................    (78,092)    0.20 -  10.50          6.35
                                            ---------    --------------         -----
Outstanding at December 31, 1998..........  1,168,481     0.20 -  10.00          1.81
  Options granted.........................    490,282     4.31 -   7.75          4.75
  Options exercised.......................   (156,576)    0.20 -   4.19          0.23
  Options cancelled/expired...............    (19,577)    0.20 -   4.19          2.06
                                            ---------    --------------         -----
Outstanding at June 30, 1999
  (unaudited).............................  1,482,610    $0.20 - $10.00         $2.95
                                            =========    ==============         =====


                                  OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                -------------------------------------------------------   ------------------------------------
                                    WEIGHTED-AVERAGE
                     NUMBER            REMAINING                               NUMBER
                 OUTSTANDING AT     CONTRACTUAL LIFE   WEIGHTED-AVERAGE    EXERCISABLE AT     WEIGHTED-AVERAGE
 PRICE RANGE    DECEMBER 31, 1998       (YEARS)         EXERCISE PRICE    DECEMBER 31, 1998    EXERCISE PRICE
--------------  -----------------   ----------------   ----------------   -----------------   ----------------
         $0.20        718,713             8.0               $0.20              220,169             $0.20
 2.69 -   3.13         24,000             9.7                3.03                1,394              3.06
 4.19 -   6.25        402,157             9.2                4.27              124,391              4.25
 6.56 -   9.75         21,611             9.2                7.44                4,426              7.53
         10.00          2,000             8.9               10.00                  500             10.00
--------------      ---------             ---               -----              -------             -----
$0.20 - $10.00      1,168,481             8.5               $1.81              350,880             $1.76
==============      =========             ===               =====              =======             =====


     The options outstanding as of June 30, 1999 had a weighted-average remaining contractual life of 8.5 years. At June 30, 1999, options to purchase 392,481 shares were exercisable.

     At inception, the Company sold 590,260 shares of restricted Common Stock with a deemed fair value of $1.6264 per share to the Company's Chief Executive Officer at a price of $0.2033 per share. Under the terms of the restricted stock purchase agreement, the shares vest ratably over a 48-month term and are subject to repurchase by the Company at the issuance price if the CEO ceases to be employed by the Company. Under the terms of an amendment to the restricted stock purchase agreement, in the event that the Chief Executive Officer terminates employment with the Company other than for cause, in addition to all other shares that have vested pursuant to the original agreement, 50% of the unvested shares as of the date of departure shall become vested as of that date.

                                 AUTOCYTE, INC.

  SFAS 123

     The Company has adopted the disclosure-only provisions of SFAS 123. In accordance with SFAS 123, the fair value of each option grant was determined by using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                            PERIOD FROM
                                    YEAR ENDED           NOVEMBER 22, 1996     SIX MONTHS
                                   DECEMBER 31,         (INCEPTION) THROUGH      ENDED
                              ----------------------       DECEMBER 31,         JUNE 30,
                                1998         1997              1996               1999
                              ---------    ---------    -------------------    ----------
Risk-free interest rate.....    5.29%        6.20%          5.92%                4.76%
Expected dividend yield.....    0.00%        0.00%          0.00%                0.00%
Expected lives..............  48 months    48 months      48 months            48 months
Expected volatility.........    0.75         0.71            0.60                 0.75
Weighted-average fair value
  of grants.................    $2.46        $5.63          $1.45                $2.80

     Had compensation cost for the Company's stock options been determined based on the fair value at the date of grant consistent with the provisions of SFAS 123, the Company's pro forma net loss and net loss per share would have been:

                                                                 PERIOD FROM
                                                              NOVEMBER 22, 1996    SIX MONTHS
                                 YEAR ENDED DECEMBER 31,     (INCEPTION) THROUGH      ENDED
                                --------------------------      DECEMBER 31,        JUNE 30,
                                   1998           1997              1996              1999
                                -----------   ------------   -------------------   -----------
Net loss:
  As reported.................  $(9,090,072)  $(10,984,873)       $(922,989)       $(8,506,837)
  Pro forma...................  $(9,517,798)  $(10,987,980)       $(929,276)       $(8,754,971)
Net loss per common share
  (basic & diluted):
  As reported.................  $     (0.72)  $      (1.59)       $   (0.22)       $     (0.65)
  Pro forma...................  $     (0.75)  $      (1.59)       $   (0.22)       $     (0.67)

  COMMON STOCK RESERVED FOR FUTURE ISSUANCE

     At December 31, 1998 and June 30, 1999, respectively, the Company has reserved authorized shares of Common Stock for future issuance as follows:

                                                      DECEMBER 31,    JUNE 30,
                                                          1998          1999
                                                      ------------    ---------
Outstanding stock options...........................   1,168,481      1,482,610
Possible future issuance under equity incentive
  plans.............................................     177,536        606,831
                                                       ---------      ---------
          Total shares reserved.....................   1,346,017      2,089,441
                                                       =========      =========

  DEFERRED COMPENSATION

     The Company recorded deferred compensation of $1,664,694 during 1997 and $1,821,750 during the period from November 22, 1996 (inception) through December 31, 1996 for the difference between the exercise price and the deemed fair value of the Company's common stock option and restricted stock grants. The amount is being amortized over the vesting period of the individual options, generally 48 months. Amortization of deferred compensation totaled $862,764 during 1998, $705,357 during 1997, $37,807 during

                                 AUTOCYTE, INC.

the period from November 22, 1996 (inception) through December 31, 1996, and $431,382 during each of the six month periods ended June 30, 1999 and 1998.

14. RELATED PARTY TRANSACTIONS

     The Company has entered into certain ongoing arrangements with Laboratory Corporation of America Holdings, Inc. ("LabCorp"), a public company partially owned by Roche, for selling its products to LabCorp. Roche is a shareholder of the Company and the Company's Chief Executive Officer is a Director of LabCorp. Sales to LabCorp amounted to $634,884 during 1998, $33,354 during 1997, and $8,368 and $248,450 during the six months ended June 30, 1999 and 1998, respectively. There were no sales to LabCorp during the period from November 22, 1996 (inception) through December 31, 1996.

     The Company has a continuing arrangement with LabCorp for leasing a portion of LabCorp's facility in Elon College, North Carolina. Total rent paid to LabCorp amounted to $61,995 during 1998, $111,375 during 1997, $11,600 during the period from November 22, 1996 (inception) through December 31, 1996, and $6,307 and $55,688 during the six months ended June 30, 1999 and 1998, respectively. Additionally, the Company owed approximately $184,000, $249,000 and $348,000 at June 30, 1999, December 31, 1998 and December 31, 1997,
respectively, to Roche or its affiliates for services provided.

15. RETIREMENT PLAN

     The Company has a qualified 401(k) Retirement Plan (the "Plan"). Substantially all full-time employees are eligible to participate and participants may contribute from 1% to 15% of their compensation to the Plan. The Company matches 50% of each participant's contribution up to 6% of the employee's compensation, and may make additional matching contributions at the discretion of management, not to exceed 15% of the employee's compensation. Total expense for the plan was $128,541 during 1998, $82,198 during 1997, $5,572 during the period from November 22, 1996 (inception) through December 31, 1996, and $55,213 and $63,294 during the six months ended June 30, 1999 and 1998, respectively.

16. PRO FORMA COMBINED RESULTS OF OPERATIONS

     The pro forma combined results of operations as if AutoCyte had acquired the predecessor entity on January 1, 1996 and had been in operation for the entire year as a combined entity would have been as follows:

                                      PERIOD FROM         PERIOD FROM
                                    JANUARY 1, 1996    NOVEMBER 22, 1996
                                        THROUGH             THROUGH             YEAR ENDED
                                   NOVEMBER 21, 1996   DECEMBER 31, 1996    DECEMBER 31, 1996
                                     (PREDECESSOR)        (AUTOCYTE)       (PRO FORMA COMBINED)
                                   -----------------   -----------------   --------------------
Sales............................    $  1,747,209          $ 129,189           $  1,876,398
Cost of goods sold...............       2,796,802            112,022              2,908,824
                                     ------------          ---------           ------------
Gross profit (loss)..............      (1,049,593)            17,167             (1,032,426)
Operating expenses:
Research and development.........       3,907,682            457,918              4,365,600
Selling, general and
  administrative.................      11,965,813            524,669             12,490,482
                                     ------------          ---------           ------------
                                       15,873,495            982,587             16,856,082
                                     ------------          ---------           ------------
Operating loss...................     (16,923,088)          (965,420)           (17,888,508)
Interest income..................              --             42,431                 42,431
                                     ------------          ---------           ------------
Net loss.........................    $(16,923,088)         $(922,989)          $(17,846,077)
                                     ============          =========           ============

                                 AUTOCYTE, INC.

     Net loss per share is not disclosed for 1996 since RIAS operated as a wholly owned subsidiary of Roche Holding Ltd. prior to the formation of AutoCyte on November 22, 1996.

17. SUBSEQUENT EVENTS (UNAUDITED)

     On March 25, 1999, AutoCyte entered into a purchase and sale agreement to acquire the intellectual property estate of Neuromedical Systems, Inc. ("NSI"), a developer of interactive, neural net technology for the computer screening of conventional Pap smears. Under the terms of the agreement, AutoCyte agreed to acquire the entire patent estate (including the right to pursue any claims relating to the patent estate), trademarks, regulatory applications, clinical daa and all other intellectual and intangible property rights relating to the business of NSI, which, concurrent with the execution of the agreement, filed a voluntary Chapter 11 petition in the U.S. Bankruptcy Court for the District of Delaware. The bankruptcy court approved this agreement and the transaction was closed on May 17, 1999.

     The purchase price consisted of:

  Cash consideration and transaction costs..............  $ 4,201,340
  Common stock..........................................    9,450,000
                                                          -----------
                                                          $13,651,340
                                                          ===========

     The purchase price was allocated as follows:

  Patents...............................................  $ 9,390,000
  In-process research and development...................    2,922,000
  Core technology.......................................    1,339,340
                                                          -----------
                                                          $13,651,340
                                                          ===========

     The Company charged to expense at the date of acquisition $2,922,000 relating to the portion of the purchase price allocated to those in-process research and development projects where technological feasibility had not yet been established.


     On June 4, 1999, AutoCyte entered into an agreement to merge with NeoPath, Inc. ("NeoPath") in a transaction expected to be accounted for as a pooling of interests. Under the terms of the agreement, each outstanding share of NeoPath common stock will be exchanged for 0.7903 shares of AutoCyte common stock. Based on a total of approximately 17,440,000 shares of NeoPath common stock outstanding on June 30, 1999, AutoCyte would issue approximately 13,783,000 shares of AutoCyte common stock. This transaction is expected to be completed in the second half of 1999.

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors
AutoCyte, Inc.

     We have audited the accompanying balance sheets of the Cytology and Pathology Automation Business of Roche Image Analysis Systems, Inc. (the "Business") as of December 31, 1995 and November 21, 1996, and the related statements of operations and cash flows for the years ended December 31, 1994 and 1995 and for the period from January 1, 1996 to November 21, 1996. These financial statements are the responsibility of the Business's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Cytology and Pathology Automation Business of Roche Image Analysis Systems, Inc. at December 31, 1995 and November 21, 1996, and the results of its operations and its cash flows for the years ended December 31, 1994 and 1995 and for the period from January 1, 1996 to November 21, 1996 in conformity with generally accepted accounting principles.

                                          /s/  ERNST & YOUNG LLP

Raleigh, North Carolina
June 13, 1997

                   CYTOLOGY AND PATHOLOGY AUTOMATION BUSINESS

                     OF ROCHE IMAGE ANALYSIS SYSTEMS, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,    NOVEMBER 21,
                                                                  1995            1996
                                                              ------------    ------------
                           ASSETS
Current assets:
  Cash......................................................  $     9,530      $   10,028
  Accounts receivable, net..................................      744,288         712,325
  Inventory.................................................    3,508,756       1,782,732
  Other current assets......................................       34,575          49,273
                                                              -----------      ----------
          Total current assets..............................    4,297,149       2,554,358
Property and equipment, net of accumulated depreciation of
  $4,448,000 and $5,732,000 at December 31, 1995 and
  November 21, 1996, respectively...........................    6,416,967       1,451,840
                                                              -----------      ----------
          Total assets......................................  $10,714,116      $4,006,198
                                                              ===========      ==========

              LIABILITIES AND BUSINESS EQUITY
Current liabilities:
  Accounts payable..........................................  $   411,647      $    2,010
  Accrued expenses..........................................      300,231       1,004,188
                                                              -----------      ----------
          Total current liabilities.........................      711,878       1,006,198
          Business equity...................................   10,002,238       3,000,000
                                                              -----------      ----------
          Total liabilities and business equity.............  $10,714,116      $4,006,198
                                                              ===========      ==========

                            See accompanying notes.

                   CYTOLOGY AND PATHOLOGY AUTOMATION BUSINESS

                     OF ROCHE IMAGE ANALYSIS SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                    PERIOD FROM
                                                   YEAR ENDED DECEMBER 31,       JANUARY 1, 1996 TO
                                                 ----------------------------       NOVEMBER 21,
                                                     1994            1995               1996
                                                 ------------    ------------    ------------------
Net sales to LabCorp and its predecessor.......  $    844,593    $    598,174       $    297,047
Net sales to third parties.....................     2,551,717       2,797,656          1,450,162
                                                 ------------    ------------       ------------
                                                    3,396,310       3,395,830          1,747,209
Cost of goods sold.............................     2,599,859       2,413,886          2,796,802
                                                 ------------    ------------       ------------
  Gross profit (loss)..........................       796,451         981,944         (1,049,593)
Operating expenses:
Research and development.......................     3,604,898       5,073,764          3,907,682
Selling, general and administrative............     8,479,057       7,895,394         11,965,813
                                                 ------------    ------------       ------------
                                                   12,083,955      12,969,158         15,873,495
                                                 ------------    ------------       ------------
  Net loss.....................................  $(11,287,504)   $(11,987,214)      $(16,923,088)
                                                 ============    ============       ============

                            See accompanying notes.

                   CYTOLOGY AND PATHOLOGY AUTOMATION BUSINESS

                     OF ROCHE IMAGE ANALYSIS SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                    PERIOD FROM
                                                   YEAR ENDED DECEMBER 31,       JANUARY 1, 1996 TO
                                                 ----------------------------       NOVEMBER 21,
                                                     1994            1995               1996
                                                 ------------    ------------    ------------------
Cash flows from operating activities:
  Net loss.....................................  $(11,287,504)   $(11,987,214)      $(16,923,088)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation..............................     1,915,481       2,242,320          1,359,527
     Asset impairment write-down...............     1,980,596         506,241          5,256,680
  Changes in operating assets and liabilities:
     Accounts receivable.......................     1,916,368         105,938             31,963
     Inventory.................................      (162,485)     (1,208,216)           403,810
     Other current assets......................       105,086         (15,150)           (14,698)
     Accounts payable..........................      (477,270)        157,953                417
     Accrued expenses..........................       384,384      (1,024,112)           293,903
                                                 ------------    ------------       ------------
       Net cash used in operating activities...    (5,625,344)    (11,222,240)        (9,591,486)
Cash flows from investing activities:
  Purchases of property and equipment..........    (1,702,032)     (1,800,295)          (328,866)
                                                 ------------    ------------       ------------
     Net cash used in investing activities.....    (1,702,032)     (1,800,295)          (328,866)
Cash flows from financing activities:
  Advances from Roche..........................     7,329,932      13,023,796          9,920,850
                                                 ------------    ------------       ------------
       Net cash provided by financing
          activities...........................     7,329,932      13,023,796          9,920,850
                                                 ------------    ------------       ------------
Net increase in cash and cash equivalents......         2,556           1,261                498
Cash and cash equivalents at beginning of
  period.......................................         5,713           8,269              9,530
                                                 ------------    ------------       ------------
Cash and cash equivalents at end of period.....  $      8,269    $      9,530       $     10,028
                                                 ============    ============       ============

                            See accompanying notes.

                 CYTOLOGY AND PATHOLOGY AUTOMATION BUSINESS OF

                       ROCHE IMAGE ANALYSIS SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               NOVEMBER 21, 1996

1. DESCRIPTION OF THE BUSINESS

     The Cytology and Pathology Automation Business (the "Business") of Roche Image Analysis Systems, Inc. ("RIAS") was engaged in the manufacturing and marketing of automated pathology workstations, and in the development and marketing of an integrated sample preparation and automated image analysis system to support cytologists in cervical cancer screening. The Business represents the predecessor entity of AutoCyte, Inc. ("AutoCyte"), a company formed in October 1996 to acquire the Business including its two principal product candidates, the AutoCyte PREP ("PREP") sample preparation system and the AutoCyte SCREEN ("SCREEN") automated image analysis system. In addition to this Business, RIAS, a wholly-owned subsidiary of Roche Holding Ltd ("Roche"), was also engaged in the sale of human leukocyte antigen ("HLA") kits used for paternity testing. The HLA business was not acquired by AutoCyte and is thus not included in these predecessor entity financial statements.

     On November 22, 1996, RIAS entered into a Contribution Agreement with AutoCyte and Roche whereby AutoCyte acquired the net assets and liabilities of the Business for 3,689,129 shares of AutoCyte common stock.

2. SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The accompanying financial statements have been prepared as if the Business had existed as a separate, stand-alone entity during the periods presented and include the historical assets, liabilities, revenues and expenses that are directly related to the Business's operations. However, these financial statements are not necessarily indicative of the financial position and results of operations which would have occurred had the Business been an independent company.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  CONCENTRATIONS OF CREDIT RISK

     The Business's principal financial instrument subject to potential concentration of credit risk is unsecured accounts receivable. The Business provides an allowance for doubtful accounts equal to the estimated losses to be incurred in the collection of accounts receivable.

  REVENUE RECOGNITION

     Revenue from product sales is recognized when products are shipped.

  CASH AND CASH EQUIVALENTS

     The Business considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  PRODUCT WARRANTY

     The Business's products generally carry a one year warranty against defects. The Business provides for estimated warranty costs in the period the related sales are made.

                 CYTOLOGY AND PATHOLOGY AUTOMATION BUSINESS OF

                       ROCHE IMAGE ANALYSIS SYSTEMS, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  IMPAIRMENT OF LONG-LIVED ASSETS

     The Business adopted the Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of" ("SFAS 21") in the first quarter of 1996. During 1996, the Business decided to focus on its newer generation PREP and SCREEN systems. Accordingly, the Business evaluated the ongoing value of the older model systems and other equipment included in property and equipment. Based on this evaluation, the Business determined that assets with a carrying amount of approximately $5.4 million were impaired and wrote them down by $3.9 million to their estimated fair value. Fair value was based on the estimated price at which the assets could be sold. Additionally, the Business performed similar evaluations of fair values in 1995 and 1994 and wrote-down certain demonstration equipment and other equipment by approximately $500,000 and approximately $2 million, respectively.

  INCOME TAXES

     The results of the Business's operations were included in the consolidated income tax returns of its parent company. No provision for income taxes has been included in these financial statements since the Business's significant operating losses would have precluded recording any deferred tax assets if the Business was a stand-alone taxpayer.

  BUSINESS EQUITY

     Because the Business operated as part of a wholly-owned subsidiary of Roche, its equity accounts have been combined and presented as "Business Equity" which includes net amounts advanced to the Business by Roche (Note 7).

  INVENTORY

     Inventory is stated at the lower of cost or net realizable value. Cost is determined using the average cost method. Consideration is given to deterioration, obsolescence and other factors in evaluating net realizable value.

  PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives (three to five years) of the individual assets. Depreciation expense amounted to $1,915,481, $2,242,320 and $1,359,527 during 1994, 1995 and the period from January 1, 1996 to November 21, 1996, respectively.

     Included in property and equipment is demonstration equipment, which consists of units being used for demonstration purposes by salespeople; being evaluated by clinics, laboratories, hospitals, doctors offices or universities; or being used in clinical trials. As this equipment will likely not be sold within the next year, the amounts are recorded as a component of property and equipment rather than inventory, and are being depreciated over their estimated useful life of four years.

  RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are charged to operations as incurred.

  ADVERTISING EXPENSE

     The cost of advertising is expensed as incurred. Advertising expense amounted to $302,444, $478,662 and $405,572 during 1994, 1995 and the period from January 1, 1996 to November 21, 1996, respectively.

                 CYTOLOGY AND PATHOLOGY AUTOMATION BUSINESS OF

                       ROCHE IMAGE ANALYSIS SYSTEMS, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3. SALES AND ACCOUNTS RECEIVABLE

     The Business operates in a single industry and is engaged in the development and sale of cytology and pathology automation systems for use in clinical laboratory testing. Revenues from significant customers, those representing 10% or more of total revenues for the respective periods, are summarized as follows:

                                                        YEARS ENDED        PERIOD FROM
                                                        DECEMBER 31,    JANUARY 1, 1996 TO
                                                        ------------       NOVEMBER 21,
                                                        1994    1995           1996
                                                        ----    ----    ------------------
Customer 1............................................  24.9%   17.6%          17.0%
Customer 2............................................  19.5      --             --
Customer 3............................................    --      --           13.7

     The Business sells its products to international customers, however, these sales accounted for less than 10% of total sales during all periods presented.

4. INVENTORY

     Inventory consists of the following:

                                                     DECEMBER 31,    NOVEMBER 21,
                                                         1995            1996
                                                     ------------    ------------
Raw materials......................................   $1,119,173      $  802,580
Finished goods.....................................    2,389,583         980,152
                                                      ----------      ----------
                                                      $3,508,756      $1,782,732
                                                      ==========      ==========

     During 1996, the Business decided to focus on PREP and SCREEN systems. As a result, certain inventory items were written down by approximately $1.4 million to their estimated net realizable values.

5. LEASES

     The Business leases its office and manufacturing facilities and certain equipment under operating leases. Rent expense amounted to $391,684, $480,725 and $421,812 during 1994, 1995 and during the period from January 1, 1996 to November 21, 1996, respectively.

6. CORPORATE ALLOCATIONS

     Roche provided substantial services to the Business, including, but not limited to, general administration, treasury, tax, financial reporting, payroll administration, insurance, human resources and legal functions. Roche has traditionally charged the Business for certain of these services through corporate allocations which were generally based on a percent of sales. The amount of corporate allocations was dependent upon the total amount of anticipated allocable costs incurred by Roche, less amounts charged as a specific cost or expense rather than by allocation. The amounts allocated are not necessarily indicative of amounts that would have been incurred by the Business had it operated on a stand-alone basis. Management believes that the method of expense allocation is reasonable.

                 CYTOLOGY AND PATHOLOGY AUTOMATION BUSINESS OF

                       ROCHE IMAGE ANALYSIS SYSTEMS, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7. BUSINESS EQUITY

     A summary of the Business equity account activity is as follows:

                                              ADVANCES      ACCUMULATED
                                             FROM ROCHE       DEFICIT          TOTAL
                                             -----------    ------------    -----------
Balance at December 31, 1993...............  $22,044,244    $ (9,121,016)   $12,923,228
  Advances from Roche......................    7,329,932              --      7,329,932
  Net loss for year........................           --     (11,287,504)   (11,287,504)
                                             -----------    ------------    -----------
Balance at December 31, 1994...............   29,374,176     (20,408,520)     8,965,656
  Advances from Roche......................   13,023,796              --     13,023,796
  Net loss for year........................           --     (11,987,214)   (11,987,214)
                                             -----------    ------------    -----------
Balance at December 31, 1995...............   42,397,972     (32,395,734)    10,002,238
  Advances from Roche......................    9,920,850              --      9,920,850
  Net loss for period......................           --     (16,923,088)   (16,923,088)
                                             -----------    ------------    -----------
Balance at November 21, 1996...............  $52,318,822    $(49,318,822)   $ 3,000,000
                                             ===========    ============    ===========

8. RELATED PARTY TRANSACTIONS

     The Business entered into certain product sale arrangements with Laboratory Corporation of America Holdings or its predecessor ("LabCorp"), a public company partially owned by Roche. Sales to LabCorp amounted to $844,593, $598,174 and $297,047 during 1994, 1995 and during the period from January 1, 1996 to November 21, 1996, respectively.

     Additionally, the Business rented its office facility from LabCorp. Rent paid to LabCorp amounted to $96,000, $102,500 and $100,000 during 1994, 1995 and during the period from January 1, 1996 to November 21, 1996, respectively.

                              AUTOCYTE AND NEOPATH


          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements and explanatory notes are presented to show the impact on the historical financial position and results of operations of AutoCyte assuming the proposed business combination of AutoCyte and NeoPath, which is expected to be accounted for using the pooling of interests method of accounting, had occurred. Both AutoCyte and NeoPath have a calendar year end.


     In the proposed NeoPath business combination, each outstanding share of NeoPath common stock will be exchanged for 0.7903 shares of AutoCyte common stock. Based on a total of approximately 17,440,000 shares of NeoPath common stock outstanding on June 30, 1999, AutoCyte would issue approximately 13,783,000 shares of AutoCyte common stock. AutoCyte will pay cash in lieu of fractional shares. AutoCyte also will convert any remaining unexercised NeoPath stock options into AutoCyte stock options at the exchange ratio.


     The unaudited pro forma combined condensed balance sheet reflects the combined historical balance sheets of AutoCyte and NeoPath at June 30, 1999. The unaudited pro forma combined condensed statements of operations for the years ended December 31, 1998, 1997 and 1996 and for the six months ended June 30, 1999 and 1998 reflect the combined historical operating results of AutoCyte and NeoPath for such periods. The historical operating results of AutoCyte for the year ended December 31, 1996 reflect the operations of its predecessor from January 1, 1996 through November 21, 1996 and the operations of AutoCyte from November 22, 1996 (inception) through December 31, 1996.


     The unaudited pro forma combined condensed results presented do not reflect any incremental direct costs, potential cost savings or revenue enhancements which may result from the consolidation of certain operations of AutoCyte and NeoPath. Therefore, the unaudited pro forma combined condensed statements of operations may not be indicative of the results of future operations. No assurances can be given with respect to the ultimate level of cost savings and/or revenue enhancements that may be realized following consummation of the proposed transaction.



     The unaudited pro forma combined condensed financial data are not necessarily indicative of the results that would have been obtained had the business combination occurred prior to the dates presented. The unaudited pro forma combined condensed financial data should be read in conjunction with the related historical financial statements and notes thereto of AutoCyte appearing in this prospectus and those of NeoPath appearing in its annual report on Form 10-K and other reports filed with the SEC.

                              AUTOCYTE AND NEOPATH


              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 JUNE 30, 1999

                                             HISTORICAL
                                    ----------------------------     PRO FORMA     AUTOCYTE AND NEOPATH
                                      AUTOCYTE        NEOPATH       ADJUSTMENTS         PRO FORMA
                                    ------------   -------------   -------------   --------------------
                                                ASSETS
Current assets:
  Cash, cash equivalents and
     securities
     available-for-sale...........  $ 11,817,123   $   9,910,646   $          --      $  21,727,769
  Accounts receivable.............       980,642       3,017,766              --          3,998,408
  Inventory.......................     3,229,746       8,912,247              --         12,141,993
  Other current assets............       409,011         421,677              --            830,688
                                    ------------   -------------   -------------      -------------
          Total current assets....    16,436,522      22,262,336              --         38,698,858
  Customer use assets.............       858,917      15,087,925              --         15,946,842
  Property and equipment..........     1,742,712       2,543,302              --          4,286,014
  Deposits and other assets.......            --         802,769              --            802,769
  Intangible assets...............    13,348,886              --              --         13,348,886
                                    ------------   -------------   -------------      -------------
          Total assets............  $ 32,387,037   $  40,696,332   $          --      $  73,083,369
                                    ============   =============   =============      =============

                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................  $  1,853,503   $   1,494,461   $   2,600,000(1)    $   5,947,964
  Accrued expenses................       655,517       2,480,458              --          3,135,975
  Deferred revenue................       415,693         265,217              --            680,910
  Current portion of long-term
     debt.........................       284,557       2,534,170              --          2,818,727
                                    ------------   -------------   -------------      -------------
          Total current
            liabilities...........     3,209,270       6,774,306       2,600,000         12,583,576
Long-term debt, less current
  portion.........................       833,300              --              --            833,300
Other long-term liabilities.......        87,240          31,255              --            118,495
Stockholders' equity:
Common stock......................       142,864     156,329,799    (156,191,969)(2)        280,694
Additional paid-in capital........    59,068,268              --     156,191,969(2)     215,260,237
Deferred compensation.............    (1,449,134)             --              --         (1,449,134)
Accumulated deficit...............   (29,504,771)   (122,439,028)     (2,600,000)(1)   (154,543,799)
                                    ------------   -------------   -------------      -------------
          Total stockholders'
            equity................    28,257,227      33,890,771      (2,600,000)        59,547,998
                                    ------------   -------------   -------------      -------------
          Total liabilities and
            stockholders'
            equity................  $ 32,387,037   $  40,696,332   $          --      $  73,083,369
                                    ============   =============   =============      =============

---------------
(1) To accrue additional non-recurring direct transaction costs (as currently estimated by management), which are anticipated to be incurred in connection with the NeoPath transaction.


(2) To reflect that each outstanding share of NeoPath common stock will be exchanged for 0.7903 shares of AutoCyte common stock. Based on a total of approximately 17,440,000 shares of NeoPath common stock outstanding on June 30, 1999. AutoCyte would issue approximately 13,783,000 shares of AutoCyte common stock in the merger. AutoCyte will pay cash in lieu of fractional shares.

                              AUTOCYTE AND NEOPATH


         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1999


                                             HISTORICAL
                                      -------------------------     PRO FORMA      AUTOCYTE AND NEOPATH
                                       AUTOCYTE       NEOPATH     ADJUSTMENTS(1)        PRO FORMA
                                      -----------   -----------   --------------   --------------------
Sales...............................  $ 2,349,410   $ 4,965,287   $          --        $  7,314,697
Cost of sales.......................    1,811,473     2,752,375              --           4,563,848
                                      -----------   -----------   -------------        ------------
Gross profit........................      537,937     2,212,912              --           2,750,849
Operating Expenses
  Research and development..........    2,285,589     4,780,220              --           7,065,809
  Selling, general, and
     administrative.................    3,628,373     5,694,641              --           9,323,014
  Nonrecurring expenses.............    3,481,235       495,644              --           3,976,879
                                      -----------   -----------   -------------        ------------
                                        9,395,197    10,970,505              --          20,365,702
                                      -----------   -----------   -------------        ------------
  Operating loss....................   (8,857,260)   (8,757,593)             --         (17,614,853)
  Interest income...................      412,096       300,961              --             713,057
  Interest expense..................      (61,673)     (160,888)             --            (222,561)
                                      -----------   -----------   -------------        ------------
  Net loss..........................  $(8,506,837)  $(8,617,520)  $          --        $(17,124,357)
                                      ===========   ===========   =============        ============
Net loss per common share (basic and
  diluted)..........................  $     (0.65)                                     $      (0.65)
                                      ===========                                      ============
Weighted-average common shares
  outstanding.......................   13,163,406                                        26,443,734
                                      ===========                                      ============


---------------
(1) Additional non-recurring direct transaction costs of approximately $2,600,000 (as currently estimated by management), are anticipated to be incurred in connection with the NeoPath transaction. Such costs will be expensed as incurred, and have not been reflected in the unaudited pro forma combined condensed statement of operations.


                              AUTOCYTE AND NEOPATH


         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1998


                                             HISTORICAL
                                     --------------------------     PRO FORMA     AUTOCYTE AND NEOPATH
                                      AUTOCYTE       NEOPATH       ADJUSTMENTS         PRO FORMA
                                     -----------   ------------   -------------   --------------------
Sales..............................  $ 2,279,518   $  7,871,156   $          --       $ 10,150,674
Cost of sales......................    1,481,306      4,412,600              --          5,893,906
                                     -----------   ------------   -------------       ------------
Gross profit.......................      798,212      3,458,556              --          4,256,768
Operating Expenses
  Research and development.........    2,273,333      5,957,243              --          8,230,576
  Selling, general, and
     administrative................    3,841,632      9,835,832              --         13,677,464
                                     -----------   ------------   -------------       ------------
                                       6,114,965     15,793,075              --         21,908,040
                                     -----------   ------------   -------------       ------------
  Operating loss...................   (5,316,753)   (12,334,519)             --        (17,651,272)
  Interest income..................      721,672        633,076              --          1,354,748
  Interest expense.................       (7,831)       (24,567)             --            (32,398)
                                     -----------   ------------   -------------       ------------
  Net loss.........................  $(4,602,912)  $(11,726,010)  $          --       $(16,328,922)
                                     ===========   ============   =============       ============
Net loss per common share (basic
  and diluted).....................  $     (0.36)                                     $      (0.68)
                                     ===========                                      ============
Weighted-average common shares
  outstanding......................   12,637,903                                        24,051,628
                                     ===========                                      ============

                              AUTOCYTE AND NEOPATH


         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998


                                             HISTORICAL
                                     ---------------------------     PRO FORMA     AUTOCYTE AND NEOPATH
                                       AUTOCYTE       NEOPATH       ADJUSTMENTS         PRO FORMA
                                     ------------   ------------   -------------   --------------------
Sales..............................  $  4,769,686   $ 12,078,936   $          --       $ 16,848,622
Cost of sales......................     2,982,198      6,711,314              --          9,693,512
                                     ------------   ------------   -------------       ------------
Gross profit.......................     1,787,488      5,367,622              --          7,155,110
Operating Expenses
  Research and development.........     4,700,003     11,269,363              --         15,969,366
  Selling, general, and
     administrative................     7,457,968     17,950,151              --         25,408,119
  Write-off of intangible assets...            --      3,084,289              --          3,084,289
                                     ------------   ------------   -------------       ------------
                                       12,157,971     32,303,803              --         44,461,774
                                     ------------   ------------   -------------       ------------
  Operating loss...................   (10,370,483)   (26,936,181)             --        (37,306,664)
  Interest income..................     1,301,078      1,008,638              --          2,309,716
  Interest expense.................       (20,667)      (253,038)             --           (273,705)
                                     ------------   ------------   -------------       ------------
  Net loss.........................  $ (9,090,072)  $(26,180,581)  $          --       $(35,270,653)
                                     ============   ============   =============       ============
Net loss per common share (basic
  and diluted).....................  $      (0.72)                                     $      (1.46)
                                     ============                                      ============
Weighted-average common shares
  outstanding......................    12,664,223                                        24,098,206
                                     ============                                      ============



         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997


                                             HISTORICAL
                                     ---------------------------     PRO FORMA     AUTOCYTE AND NEOPATH
                                       AUTOCYTE       NEOPATH       ADJUSTMENTS         PRO FORMA
                                     ------------   ------------   -------------   --------------------
Sales..............................  $  2,667,837   $ 10,824,380   $          --       $ 13,492,217
Cost of sales......................     1,952,691      4,774,920              --          6,727,611
                                     ------------   ------------   -------------       ------------
Gross profit.......................       715,146      6,049,460              --          6,764,606
Operating Expenses
  Research and development.........     4,461,881     14,248,669              --         18,710,550
  Selling, general, and
     administrative................     6,532,551     17,745,936              --         24,278,487
                                     ------------   ------------   -------------       ------------
                                       10,994,432     31,994,605              --         42,989,037
                                     ------------   ------------   -------------       ------------
  Operating loss...................   (10,279,286)   (25,945,145)             --        (36,224,431)
  Interest income..................       772,563      2,399,117              --          3,171,680
  Interest expense.................    (1,478,150)       (50,884)             --         (1,529,034)
                                     ------------   ------------   -------------       ------------
  Net loss.........................  $(10,984,873)  $(23,596,912)  $          --       $(34,581,785)
                                     ============   ============   =============       ============
Net loss per common share (basic
  and diluted).....................  $      (1.59)                                     $      (1.91)
                                     ============                                      ============
Weighted-average common shares
  outstanding......................     6,903,290                                        18,123,422
                                     ============                                      ============

                              AUTOCYTE AND NEOPATH


         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996


                                             HISTORICAL
                                     ---------------------------     PRO FORMA     AUTOCYTE AND NEOPATH
                                     AUTOCYTE(1)      NEOPATH       ADJUSTMENTS         PRO FORMA
                                     ------------   ------------   -------------   --------------------
Sales..............................  $  1,876,398   $  3,061,849   $          --       $  4,938,247
Cost of sales......................     2,908,824      1,904,559              --          4,813,383
                                     ------------   ------------   -------------       ------------
Gross profit.......................    (1,032,426)     1,157,290              --            124,864
Operating Expenses
  Research and development.........     4,365,600     11,202,375              --         15,567,975
  Selling, general, and
     administrative................    12,490,482     11,295,228              --         23,785,710
                                     ------------   ------------   -------------       ------------
                                       16,856,082     22,497,603              --         39,353,685
                                     ------------   ------------   -------------       ------------
Operating loss.....................   (17,888,508)   (21,340,313)             --        (39,228,821)
Interest income....................        42,431      3,741,843              --          3,784,274
Interest expense...................            --        (56,813)             --            (56,813)
                                     ------------   ------------   -------------       ------------
Net loss(2)........................  $(17,846,077)  $(17,655,283)  $          --       $(35,501,360)
                                     ============   ============   =============       ============

---------------
(1) Reflects the operations of AutoCyte's predecessor from January 1, 1996 through November 21, 1996 and the operations of AutoCyte from November 22, 1996 (inception) through December 31, 1996.

(2) Net loss per share is not disclosed since AutoCyte's predecessor operated as a wholly owned subsidiary of Roche Holding Ltd. prior to the formation of Autocyte in November 1996.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the expenses of issuance and distribution of the common stock registered hereunder on Form S-1, all of which are to be borne by the registrant, other than underwriting discounts and commissions:

SEC registration fee........................................    $  2,240
Nasdaq filing fee...........................................    $ 17,500
Printing and engraving expenses.............................    $ 10,000
Accounting fees and expenses................................    $ 30,000
Legal fees and expenses.....................................    $ 60,000
Miscellaneous expenses......................................    $ 10,260
     Total..................................................    $130,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law grants the Registrant the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding if (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the Registrant where the person involved is adjudged to be liable to the Registrant to the amendment except to the extent approved by a court.

     Article NINTH of the Registrant's Restated Certificate of Incorporation provides that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not permitted under the Delaware General Corporation Law as in effect when such liability is determined.

     Article TENTH of the Registrant's Restated Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was, or has agreed to become a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article TENTH is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article TENTH further permits the board of directors to authorize the grant of indemnification rights to other employees and agents of the Registrant and such rights may be equivalent to, or greater or less than, those set forth in Article TENTH.

     Article V, Section 1 of the Registrant's Amended and Restated By-laws provides that the Registrant shall, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, and the certificate of incorporation, indemnify each person whom it may indemnify pursuant thereto.

     Article V, Section 2 of the Registrant's By-Laws provides that the Registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the General Corporation Law of the State of Delaware.

     The Registrant's Restated Certificate of Incorporation provides that directors of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, whether or not an individual continues to be a director at the time such liability is asserted, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derives an improper personal benefit.

     The Registrant has entered into agreements with all of its directors and all of its executive officers affirming the Registrant's obligation to indemnify them to the fullest extent permitted by law and providing various other protections.

     The Registrant carries directors' and Officers' insurance covering its directors and officers against certain liabilities they may incur when acting in their capacity as directors or officers of the Registrant.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since 1996, the Registrant has sold and issued the following unregistered securities:

          On November 22, 1996, the Registrant sold an aggregate of 3,689,129 shares of Common Stock to Roche Image Analysis Systems in exchange for substantially all of the assets of Roche Image Analysis Systems used in connection with the cytology and pathology automation business. Simultaneously therewith, the Registrant also sold: (i) an aggregate of 834,813 shares of Series A Preferred Stock at an aggregate price of $1,710,000 to certain purchasers affiliated with the Registrant; (ii) an aggregate of 43,938 shares of Series A Preferred Stock at an aggregate price of $90,000 to certain purchasers affiliated with Roche Image Analysis Systems or its affiliates; (iii) an aggregate of 1,952,779 shares of Series A Preferred Stock at an aggregate price of $4,000,000 to Ampersand Specialty Materials and Chemicals III Limited Partnership and Laboratory Partners I Limited Partnership (collectively, with their companion funds, the "Ampersand Funds"); and (iv) an aggregate of 1,952,779 shares of Series A Preferred Stock at an aggregate price of $4,000,000 to Sprout Capital VII, L.P., DLJ First ESC L.L.C., DLJ Capital Corporation and the Sprout CEO Fund, L.P. (the "Sprout Funds").

          The transaction on November 22, 1996 also included the issuance and sale of 590,261 shares of Common Stock at an aggregate price of $120,000 to Dr. Powell.

          On December 19, 1996, the Registrant sold an aggregate of 48,819 shares of Series A Preferred Stock at an aggregate price of $100,000 to Dr. Powell.

          On May 19, 1997, the Registrant sold an aggregate of 48,819 shares of Series A Preferred Stock at an aggregate price of $100,000 to certain purchasers affiliated with the Registrant.

          On June 27, 1997, the Registrant issued warrants to purchase an aggregate of 207,294 shares of Common Stock at an exercise price of $1.00 per share to certain principal stockholders as a commitment fee in connection with the establishment of a credit agreement.


     No underwriter was engaged in connection with the foregoing issuance of securities. The above described issuances of Common Stock, Series A Preferred Stock, options to purchase Common Stock and warrants to purchase Common Stock were made in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the "Act"), as transactions not involving any public offering and Rule 701 promulgated thereunder. We have reason to believe that all of the foregoing purchasers were familiar with or had access to information concerning our operations and financial conditions, and all of those individuals were acquiring the shares for investment and not with a view to the distribution thereof. At the time of issuance, all of the foregoing shares of common stock and Series A Preferred Stock were deemed to be restricted securities for purposes of the Act and the certificates representing such securities bore legends to that effect.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits


 2.1    Agreement and Plan of Merger dated June 4, 1999 among
        AutoCyte, Trilogy Acquisition Corp. and NeoPath, Inc. Filed as Exhibit 2.1 to the Company's Current Report on Form 8-K
        (File No. 333-30227) filed on June 23, 1999 and incorporated herein by reference.
 3.1 Restated Certificate of Incorporation of the Company. Filed as Exhibit 3.5 to the Company's Registration Statement on
        Form S-1 (File No. 333-30227) and incorporated herein by reference.
 3.2    Amended and Restated By-laws of the Company. Filed as
        Exhibit 3.7 to the Company's Registration Statement on Form
        S-1 (File No. 333-30227) and incorporated herein by reference.
 4.1 Specimen of Common Stock Certificate. Filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 (File
        No. 333-30227) and incorporated herein by reference.
 5.1* Opinion of Palmer & Dodge LLP as to the legality of the securities registered hereunder.
10.1    Amended and Restated 1996 Equity Incentive Plan, as amended
        (including forms of incentive stock option certificate and nonstatutory stock option certificate). Filed herewith.
10.2 1997 Director Stock Option Plan (including form of director nonstatutory stock option certificate). Filed as Exhibit
        10.2 to the Company's Registration Statement on Form S-1
        (File No. 333-30227) and incorporated herein by reference.
10.3 Lease Agreement dated as of March 10, 1993 by and between Carolina Hosiery Mills, Inc. and Roche Biomedical
        Laboratories, Inc. ("RBL"), the predecessor of the Company's predecessor (including notices of renewal thereof dated
        December 27, 1995 and March 24, 1997). Filed as Exhibit 10.3 to the Company's Registration Statement on Form S-1 (File
        No. 333-30227) and incorporated herein by reference.
10.4 Lease Agreement dated as of April 25, 1995 by and between RBL, the predecessor of the Company's predecessor, and Roche
        Image Analysis Systems, the Company's predecessor (including notices of renewal thereof dated January 10, 1996 and March
        18, 1997). Filed as Exhibit 10.4 to the Company's
        Registration Statement on Form S-1 (File No. 333-30227) and incorporated herein by reference.
10.5+   Original equipment manufacturer Supply Agreement dated
        January 13, 1995 between Tecan AG and Roche Image Analysis
        Systems, the Company's predecessor. Filed as Exhibit 10.6 to the Company's Registration Statement on Form S-1 (File No.
        333-30227) and incorporated herein by reference.
10.6+   Amendment to the Original Equipment Manufacturer Supply
        Agreement dated October 14, 1996 between Tecan AG and Roche
        Image Analysis Systems, the Company's predecessor. Filed as
        Exhibit 10.7 to the Company's Registration Statement on Form
        S-1 (File No. 333-30227) and incorporated herein by reference.
10.7    Agreement dated July 26, 1993 by and between Technical
        Precision Plastics, Inc. and Roche Image Analysis Systems, the Company's predecessor. Filed as Exhibit 10.8 to the Company's Registration Statement on Form S-1 (File No.
        333-30227) and incorporated herein by reference.
10.8 Registration Rights Agreement dated as of November 22, 1996 by and among the Company and the individuals and entities listed on Exhibit A thereto (including amendment thereof dated June 26, 1997). Filed as Exhibit 10.9 to the Company's
        Registration Statement on Form S-1 (File No. 333-30227) and incorporated herein by reference.
10.9 Contribution Agreement dated as of November 22, 1996 by and among HLR Holdings Inc., Roche Image Analysis Systems and the Company. Filed as Exhibit 10.10 to the Company's
        Registration Statement on Form S-1 (File No. 333-30227) and incorporated herein by reference.

   10.10   Form of Indemnification Agreement between the Company and its directors and Executive Officers. Filed as
           Exhibit 10.11 to the Company's Registration Statement on Form S-1 (File No. 333-30227) and incorporated herein by reference.
   10.11   Lease Agreement dated as of July 28, 1997 by and between Carolina Hosiery Mills, Inc. and the Company.
           Filed as Exhibit 10.12 to the Company's Registration Statement on Form S-1 (File No. 333-30227) and
           incorporated herein by reference.
   10.12   Renewal dated January 6, 1998 of Lease Agreement dated as of April 25, 1995 by and between RBL, the predecessor of the Company's predecessor, and Roche Image Analysis Systems, the Company's predecessor.
           Filed as Exhibit 10.12 to the Company's Form 10-K for the year ended December 31, 1997 (File No. 0-22885)
           and incorporated herein by reference.
   10.13   Lease Agreement dated July 8, 1998 by and between Laboratory Corporation of America Holdings and
           AutoCyte, Inc. Filed as Exhibit 10.1 to the Company's Form 10-Q for the quarter ended September 30, 1998
           (File No. 0-22885) and incorporated herein by reference.
   10.14   Lease Agreement dated June 12, 1998 by and between Carolina Hosiery Mills, Inc. and AutoCyte, Inc. Filed
           as Exhibit 10.1 to the Company's Form 10-Q for the quarter ended June 30, 1998 (File No. 0-22885) and incorporated herein by reference.
   10.15+  Supply Agreement dated June 1, 1998 by and between Technical Precision Plastics, Inc. and AutoCyte, Inc.
           Filed as Exhibit 10.2 to the Company's Form 10-Q for the quarter ended June 30, 1998 (File No. 0-22885)
           and incorporated herein by reference.
   10.16+  Supply Agreement dated March 5, 1998 by and between Tecan AG and AutoCyte, Inc. Filed as Exhibit 10.3 to the Company's Form 10-Q for the quarter ended June 30, 1998 (File No. 0-22885) and incorporated herein by reference.
   10.17   Master Loan and Security Agreement dated December 21, 1998 by and between Oxford Venture Finance, LLC and
           AutoCyte, Inc. Filed as Exhibit 10.17 to the Company's Form 10-K for the year ended December 31, 1998
           (File No. 0-22885) and incorporated herein by reference.
   10.18   Amendment dated March 2, 1999 to Lease Agreement dated July 28, 1997 between Carolina Hosiery Mills, Inc.
           and AutoCyte, Inc. Filed as Exhibit 10.1 to the Company's Form 10-Q for the quarter ended March 31, 1999
           (File No. 0-22885) and incorporated herein by reference.
   10.19   Asset Purchase Agreement by and between AutoCyte, Inc. and Neuromedical Systems, Inc. dated as of March
           25, 1999. Filed as Exhibit 10.2 to the Company's Form 10-Q for the quarter ended March 31, 1999 (File No.
           0-22885) and incorporated herein by reference.
   10.20+  OEM Supply Agreement dated as of June 26, 1999 by and between Tecan AG and AutoCyte. Filed herewith.
   10.21   Intellectual Property Purchase Agreement dated as of April 24, 1999 by and between NeoPath, Inc. and
           AutoCyte. Filed herewith.
   23.1    Consent of Ernst & Young LLP, independent auditors to the Company. Filed herewith.
   23.2*   Consent of Palmer & Dodge LLP (contained in Opinion of Palmer & Dodge LLP, filed as Exhibit 5.1 hereto).
   24.1*   Power of Attorney (included in signature page of the Registrant's Registration Statement on Form S-1 filed on July 1, 1999 (File No. 333-82121)).
   24.2*   Certified resolutions of the Registrant authorizing power of attorney.
   27.1    Financial Data Schedule. Filed herewith. (For SEC use only)


---------------
* Previously filed.

+ Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Omitted information is identified with asterisks in the appropriate places in the agreement.

     Exhibits 10.1 and 10.2 are management contracts and compensatory plans.

     (b)  Financial Statement Schedules

     All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under "Item
14 -- Indemnification of directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

          (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             i. To include any prospectus required by section 10(a)3 of the Securities Act of 1933;

             ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (5) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to its Registration Statement (File No. 333-82121) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, State of North Carolina, on August 12, 1999.


                                          AUTOCYTE, INC.

                                          By:  /s/ *JAMES B. POWELL, M.D.
                                            ------------------------------------
                                            James B. Powell, M.D.
                                            President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to its Registration Statement (File No. 333-82121) has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                       TITLE                     DATE
                     ---------                                       -----                     ----

            /s/ *JAMES B. POWELL, M.D.                 President, Chief Executive         August 12, 1999
---------------------------------------------------      Officer and Director (Principal
               James B. Powell, M.D.                     Executive Officer)

               /s/ WILLIAM O. GREEN                    Chief Financial Officer, and Vice  August 12, 1999
---------------------------------------------------      President, Finance (Principal
                 William O. Green                        Financial Officer and Principal
                                                         Accounting Officer)

              /s/ *RICHARD A. CHARPIE                  Director                           August 12, 1999
---------------------------------------------------
                Richard A. Charpie

               /s/ *ROBERT E. CURRY                    Director                           August 12, 1999
---------------------------------------------------
                  Robert E. Curry

             /s/ *THOMAS P. MAC MAHON                  Director                           August 12, 1999
---------------------------------------------------
                Thomas P. Mac Mahon

              /s/ *SUSAN E. WHITEHEAD                  Director                           August 12, 1999
---------------------------------------------------
                Susan E. Whitehead

             *By: /s/ WILLIAM O. GREEN
   ---------------------------------------------
                 William O. Green
                 Attorney-in-Fact

                                 EXHIBIT INDEX



EXHIBIT
  NO.                        EXHIBIT DESCRIPTION
-------                      -------------------
     2.1  Agreement and Plan of Merger dated June 4, 1999 among
          AutoCyte, Trilogy Acquisition Corp. and NeoPath, Inc. Filed
          as Exhibit 2.1 to the Company's Current Report on Form 8-K
          (File No. 333-30227) filed on June 23, 1999 and incorporated herein by reference.

     3.1 Restated Certificate of Incorporation of the Company. Filed as Exhibit 3.5 to the Company's Registration Statement on
          Form S-1 (File No. 333-30227) and incorporated herein by reference.

     3.2  Amended and Restated By-laws of the Company. Filed as
          Exhibit 3.7 to the Company's Registration Statement on Form
          S-1 (File No. 333-30227) and incorporated herein by reference.

     4.1 Specimen of Common Stock Certificate. Filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 (File
          No. 333-30227) and incorporated herein by reference.

     5.1* Opinion of Palmer & Dodge LLP as to the legality of the securities registered hereunder.

    10.1  Amended and Restated 1996 Equity Incentive Plan, as amended
          (including forms of incentive stock option certificate and nonstatutory stock option certificate). Filed herewith.

    10.2 1997 Director Stock Option Plan (including form of director nonstatutory stock option certificate). Filed as Exhibit
          10.2 to the Company's Registration Statement on Form S-1
          (File No. 333-30227) and incorporated herein by reference.

    10.3 Lease Agreement dated as of March 10, 1993 by and between Carolina Hosiery Mills, Inc. and Roche Biomedical
          Laboratories, Inc. ("RBL"), the predecessor of the Company's predecessor (including notices of renewal thereof dated
          December 27, 1995 and March 24, 1997). Filed as Exhibit 10.3 to the Company's Registration Statement on Form S-1 (File
          No. 333-30227) and incorporated herein by reference.

    10.4 Lease Agreement dated as of April 25, 1995 by and between RBL, the predecessor of the Company's predecessor, and Roche
          Image Analysis Systems, the Company's predecessor (including notices of renewal thereof dated January 10, 1996 and March
          18, 1997). Filed as Exhibit 10.4 to the Company's
          Registration Statement on Form S-1 (File No. 333-30227) and incorporated herein by reference.

    10.5+ Original equipment manufacturer Supply Agreement dated
          January 13, 1995 between Tecan AG and Roche Image Analysis
          Systems, the Company's predecessor. Filed as Exhibit 10.6 to the Company's Registration Statement on Form S-1 (File No.
          333-30227) and incorporated herein by reference.

    10.6+ Amendment to the Original Equipment Manufacturer Supply
          Agreement dated October 14, 1996 between Tecan AG and Roche
          Image Analysis Systems, the Company's predecessor. Filed as
          Exhibit 10.7 to the Company's Registration Statement on Form
          S-1 (File No. 333-30227) and incorporated herein by reference.

    10.7  Agreement dated July 26, 1993 by and between Technical
          Precision Plastics, Inc. and Roche Image Analysis Systems, the Company's predecessor. Filed as Exhibit 10.8 to the Company's Registration Statement on Form S-1 (File No.
          333-30227) and incorporated herein by reference.

    10.8 Registration Rights Agreement dated as of November 22, 1996 by and among the Company and the individuals and entities listed on Exhibit A thereto (including amendment thereof dated June 26, 1997). Filed as Exhibit 10.9 to the Company's
          Registration Statement on Form S-1 (File No. 333-30227) and incorporated herein by reference.

    10.9 Contribution Agreement dated as of November 22, 1996 by and among HLR Holdings Inc., Roche Image Analysis Systems and the Company. Filed as Exhibit 10.10 to the Company's
          Registration Statement on Form S-1 (File No. 333-30227) and incorporated herein by reference.

    10.10 Form of Indemnification Agreement between the Company and its directors and Executive Officers. Filed as Exhibit 10.11 to the Company's Registration Statement on Form S-1 (File
          No. 333-30227) and incorporated herein by reference.

EXHIBIT
  NO.                        EXHIBIT DESCRIPTION
-------                      -------------------
    10.11  Lease Agreement dated as of July 28, 1997 by and between
           Carolina Hosiery Mills, Inc. and the Company. Filed as
           Exhibit 10.12 to the Company's Registration Statement on
           Form S-1 (File No. 333-30227) and incorporated herein by
           reference.

    10.12  Renewal dated January 6, 1998 of Lease Agreement dated as of
           April 25, 1995 by and between RBL, the predecessor of the Company's predecessor, and Roche Image Analysis Systems, the
           Company's predecessor. Filed as Exhibit 10.12 to the Company's Form 10-K for the year ended December 31, 1997
           (File No. 0-22885) and incorporated herein by reference.

    10.13  Lease Agreement dated July 8, 1998 by and between Laboratory
           Corporation of America Holdings and AutoCyte, Inc. Filed as
           Exhibit 10.1 to the Company's Form 10-Q for the quarter ended September 30, 1998 (File No. 0-22885) and incorporated herein by reference.

    10.14  Lease Agreement dated June 12, 1998 by and between Carolina
           Hosiery Mills, Inc. and AutoCyte, Inc. Filed as Exhibit 10.1 to the Company's Form 10-Q for the quarter ended June 30, 1998 (File No. 0-22885) and incorporated herein by reference.

    10.15+ Supply Agreement dated June 1, 1998 by and between Technical
           Precision Plastics, Inc. and AutoCyte, Inc. Filed as Exhibit
           10.2 to the Company's Form 10-Q for the quarter ended June
           30, 1998 (File No. 0-22885) and incorporated herein by reference.

    10.16+ Supply Agreement dated March 5, 1998 by and between Tecan AG and AutoCyte, Inc. Filed as Exhibit 10.3 to the Company's
           Form 10-Q for the quarter ended June 30, 1998 (File No.
           0-22885) and incorporated herein by reference.

    10.17 Master Loan and Security Agreement dated December 21, 1998 by and between Oxford Venture Finance, LLC and AutoCyte,
           Inc. Filed as Exhibit 10.17 to the Company's Form 10-K for the year ended December 31, 1998 (File No. 0-22885) and incorporated herein by reference.

    10.18  Amendment dated March 2, 1999 to Lease Agreement dated July
           28, 1997 between Carolina Hosiery Mills, Inc. and AutoCyte,
           Inc. Filed as Exhibit 10.1 to the Company's Form 10-Q for the quarter ended March 31, 1999 (File No. 0-22885) and incorporated herein by reference.

    10.19  Asset Purchase Agreement by and between AutoCyte, Inc. and
           Neuromedical Systems, Inc. dated as of March 25, 1999. Filed as Exhibit 10.2 to the Company's Form 10-Q for the quarter ended March 31, 1999 (File No. 0-22885) and incorporated herein by reference.

    10.20+ OEM Supply Agreement dated as of June 26, 1999 by and between Tecan AG and AutoCyte. Filed herewith.

    10.21  Intellectual Property Purchase Agreement dated as of April
           24, 1999 by and between NeoPath, Inc. and AutoCyte. Filed herewith.

    23.1   Consent of Ernst & Young LLP, independent auditors to the
           Company. Filed herewith.

    23.2*  Consent of Palmer & Dodge LLP (contained in Opinion of
           Palmer & Dodge LLP, filed as Exhibit 5.1 hereto).

    24.1* Power of Attorney (included in signature page of the Registrant's Registration Statement on Form S-1 filed on
           July 1, 1999 (File No. 333-82121)).

    24.2* Certified resolutions of the Registrant authorizing power of attorney.

    27.1   Financial Data Schedule. Filed herewith. (For SEC use only)


---------------

* Previously filed.



+ Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Omitted information is identified with asterisks in the appropriate places in the agreement.



     Exhibits 10.1 and 10.2 are management contracts and compensatory plans.